UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )
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CSS INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to: Justin W. Chairman, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5000
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CSS INDUSTRIES, INC.
450 Plymouth Road, Suite 300
Plymouth Meeting, Pennsylvania 19462
_________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
The 2016 Annual Meeting of Stockholders of CSS Industries, Inc. (“CSS”) will be held at the Sheraton Valley Forge Hotel, 480 North Gulph Road, King of Prussia, Pennsylvania 19406, on Tuesday, August 2, 2016, at 9:30 a.m. local time.
At our Annual Meeting, we will ask you to:

1.	Elect a board of six directors;

2.	Approve an amendment to our 2013 Equity Compensation Plan;

3.	Ratify the selection of KPMG LLP as the independent registered public accounting firm for CSS and its subsidiaries for the fiscal year ending March 31, 2017;

4.	Approve, on an advisory basis, the compensation paid to our named executive officers for the fiscal year ended March 31, 2016; and

5.	Transact any other business that may properly be presented at the Annual Meeting.
If you were a stockholder of record at the close of business on June 6, 2016, you may vote at the Annual Meeting.
In selecting the highly qualified director nominees that we are proposing for election in the attached proxy statement, our Board has focused on selecting experienced, independent Board candidates who will work together constructively with a focus on operational excellence, financial strength and stockholder value. Our Board is pleased to nominate for election as directors the six (6) persons named in Proposal 1 in the attached proxy statement and on the enclosed WHITE proxy card. We believe our director nominees have the integrity, knowledge, breadth of relevant and diverse experience and commitment necessary to navigate our company through the complex and dynamic business environment in which we operate and to deliver value to our stockholders.
Your VOTE is important to the future of CSS and it is important that your shares be represented. Therefore, even if you presently plan to attend the 2016 Annual Meeting of Stockholders, please vote your shares by promptly completing, signing and returning the enclosed WHITE proxy card using the enclosed envelope. The enclosed envelope requires no postage if mailed within the United States. If you wish to vote by telephone or internet, please follow the instructions on your WHITE proxy card. Most of our stockholders holder their shares in “street name” through brokers, banks and other nominees and are required to vote their shares through those other entities by following the instructions on the WHITE voting instruction form, of VIF, that they will receive from such entity. If you do attend the 2016 Annual Meeting of Stockholders and wish to vote in person, you may withdraw your proxy at that time.
We have received notice from one of our stockholders, Robert Longnecker, who indicates that he beneficially owns 3,879 shares of our common stock, expressing his intention to nominate two (2) nominees, including himself and Michael Lee, for election as directors at the 2016 Annual Meeting in opposition to the highly-qualified and experienced director candidates our Board has nominated. We do not endorse the election of either of Mr. Longnecker’s nominees as director. You may receive proxy solicitation materials from Mr. Longnecker or other persons or entities affiliated with Mr. Longnecker, including an opposition proxy statement or proxy card. Please be advised that we are not responsible for the accuracy of any information provided by or relating to Mr. Longnecker or Mr. Lee contained in any proxy solicitation materials filed or disseminated by Mr. Longnecker or any other statements that they may otherwise make.

Our Board strongly urges you NOT to sign or return any proxy card or voting instruction form that Mr. Longnecker may send to you, even as a protest vote against Mr. Longnecker or Mr. Lee. Even a “WITHHOLD” vote with respect to Mr. Longnecker’s nominees on his proxy card will cancel any previously submitted WHITE proxy card. If you have already signed a proxy card sent to you by Mr. Longnecker, however, you have the right to change your vote by using the enclosed WHITE proxy card. Only the latest dated proxy card you vote will be counted.
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF OUR DIRECTOR NOMINEES NAMED ON THE ENCLOSED WHITE PROXY CARD.
Please read the attached proxy statement, as it contains important information you need to know to vote at the 2016 Annual Meeting of Stockholders.
If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor: MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500 or by email to proxy@mackenziepartners.com.

By order of the board of directors,
MICHAEL A. SANTIVASCI
Secretary
Plymouth Meeting, Pennsylvania
June 22, 2016

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by submitting your proxy over the Internet, by telephone or by mail.

If you have questions, require assistance with voting your WHITE proxy card or need additional copies of the proxy materials, please contact:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
TOLL-FREE (800) 322-2885
or
proxy@mackenziepartners.com

CSS INDUSTRIES, INC.
_________________________________________
PROXY STATEMENT
2016 Annual Meeting of Stockholders

CSS INDUSTRIES, INC.
450 Plymouth Road, Suite 300
Plymouth Meeting, Pennsylvania 19462
 _________________________________________
PROXY STATEMENT
2016 Annual Meeting of Stockholders
 _________________________________________
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
WHY DID I RECEIVE THIS PROXY STATEMENT?
You received this proxy statement because the board of directors (the “Board”) of CSS Industries, Inc. (“CSS”, “we”, “us”, “our”) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders (the “Meeting”) to be held at the Sheraton Valley Forge Hotel, 480 North Gulph Road, King of Prussia, Pennsylvania 19406 on Tuesday, August 2, 2016 at 9:30 a.m. local time. This proxy statement provides information regarding the matters to be presented at the Meeting. You may vote on these matters by proxy or in person. You may vote by proxy by submitting your proxy in one of three ways: (i) over the Internet by following the instructions on the enclosed WHITE proxy card, (ii) by telephone by following the instructions on the enclosed WHITE proxy card, and (iii) by mail by completing, signing and returning the enclosed WHITE proxy card. You may vote in person by attending the Meeting and casting your vote. Beginning on or about June 22, 2016 , we are sending this Proxy Statement and the accompanying form of proxy to stockholders of record at the close of business on June 6, 2016.
WILL THERE BY A PROXY CONTEST FOR THE ELECTION OF DIRECTORS AT THE MEETING?
We have received a notice (the “Notice”) from one of our stockholders, Robert Longnecker, who indicates that he beneficially owns 3,879 shares of CSS common stock, expressing his intention to nominate two (2) nominees, including himself and Michael Lee, for election as directors at the Meeting in opposition to the highly-qualified and experienced director candidates our Board has nominated. Our Board does not endorse the election of either of Mr. Longnecker’s nominees as director. You may receive proxy solicitation materials from Mr. Longnecker or other persons or entities affiliated with Mr. Longnecker (such as Jovetree Capital LLC or Ides Capital Management LP), including an opposition proxy statement or proxy card. Please be advised that we are not responsible for the accuracy of any information provided by or relating to Mr. Longnecker or Mr. Lee contained in any proxy solicitation materials filed or disseminated by Mr. Longnecker or any other statements that they may otherwise make.
In selecting the director nominees that we are proposing for election in this proxy statement, our Board has focused on selecting experienced, independent Board candidates who will work together constructively with a focus on operational excellence, financial strength and stockholder value. Our Board is pleased to nominate for election as directors the six (6) persons named in Proposal 1 in this proxy statement and on the enclosed WHITE proxy card. We believe our six director nominees have the integrity, knowledge, breadth of relevant and diverse experience and commitment necessary to navigate our company through the complex and dynamic business environment in which we operate and to deliver superior value to our stockholders.
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF OUR DIRECTOR NOMINEES NAMED ON THE ENCLOSED WHITE PROXY CARD. OUR BOARD ALSO RECOMMENDS A VOTE “FOR” PROPOSALS 2, 3 AND 4.
Your VOTE is important to the future of CSS and it is important that your shares be represented. Therefore, even if you presently plan to attend the Meeting, please vote your shares by promptly completing, signing and returning the enclosed WHITE proxy card using the enclosed envelope. The enclosed envelope requires no postage if mailed within the United States. If you wish to vote by telephone or internet instead of using the WHITE proxy card, please follow the instructions on your WHITE proxy card. If you do attend the Meeting and wish to vote in person, you may withdraw your proxy at that time.

WHAT DO I DO IF I RECEIVE A PROXY CARD FROM ROBERT LONGNECKER?
Our Board strongly urges you not to sign or return any proxy card or voting instruction form that you may receive from Robert Longnecker or any person other than CSS, even as a protest vote against Mr. Longnecker or Michael Lee. Even if you “withhold” your vote with respect to Mr. Longnecker’s nominees on their proxy card, you will cancel any proxy previously given to CSS.
If you previously signed a proxy card sent to you by Mr. Longnecker, you can change or revoke that proxy and vote for our Board’s nominees by (i) visiting the website noted on the WHITE proxy card to submit your vote on the Internet, (ii) using the telephone number on the WHITE proxy card to submit your vote telephonically, (iii) signing, dating and returning the WHITE proxy card in the enclosed envelope to vote by mail, or (iv) attending the Meeting to vote in person. Only your latest-dated proxy or vote will be counted at the Meeting.
If you need assistance changing or revoking your vote, please call CSS’s proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885.

WHO CAN VOTE?
Stockholders of record at the close of business on June 6, 2016 may vote at the Meeting. On the record date, 9,073,345 shares of CSS common stock, par value $0.10 per share, were outstanding. Each share of common stock is entitled to one vote on any matter that is properly presented at the Meeting.
HOW DO I VOTE MY SHARES?
In addition to voting in person at the Meeting, you may vote by mail, Internet or telephone.
Vote by Internet. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Follow the instructions on the WHITE proxy card you receive with this proxy statement. You will be prompted to enter your Control Number, located on your WHITE proxy card, and then follow the directions to vote your shares.
Vote by Telephone. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Follow the instructions on the WHITE proxy card you receive with this proxy statement. You will be prompted to enter your Control Number, located on your WHITE proxy card, and then follow the directions given.
If you vote by Internet or telephone, you do not need to return your WHITE proxy card.
Voting by Mail. To vote by mail, please sign, date and return to CSS as soon as possible the enclosed WHITE proxy card. An envelope with postage paid, if mailed in the United States, is provided for this purpose. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies. If you vote by Internet or by telephone as described above, you need not also mail a proxy to CSS.
If you need assistance voting your shares or changing your vote, please call CSS’s proxy solicitor, MacKenzie Partners Inc., toll free at (800) 322-2885.
Voting at the Meeting. You may vote by ballot in person at the Meeting. If you want to vote by ballot, and you hold your shares in street name (that is, through a bank or broker), you must obtain a legal proxy from that organization and bring it to the Meeting. Even if you plan to attend the Meeting, you are encouraged to submit a WHITE proxy card or vote by Internet or telephone to ensure that your vote is received and counted. If you vote in person at the Meeting, you will revoke any prior proxy you may have submitted.
Instructions for “Street Name” Stockholders
If you own your CSS common stock in the name of a brokerage firm, bank, bank nominee or other nominee holder, you are considered the beneficial owner of shares held in “street name” and only such entity can vote your CSS common stock and only upon receipt of your voting instructions. Thus, in order for your CSS common stock to be voted at the Meeting, provide such entity with your voting instructions for your CSS common stock by following the instructions on the WHITE voting instruction form provided by your brokerage firm, bank, bank nominee or other nominee holder. If your brokerage firm, bank, bank nominee or other nominee holder permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.
HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?
Our Board unanimously recommends that you vote as follows:

•“FOR” each of the following six (6) nominees for election to the Board to each serve until our next annual meeting and until their respective successors shall have been duly elected and qualified:
Scott A. Beaumont
Robert E. Chappell
Elam M. Hitchner, III
Rebecca C. Matthias
Christopher J. Munyan
William Rulon-Miller
•“FOR” approval of the amendment to our 2013 Equity Compensation Plan;

•“FOR” ratification of the selection of KPMG LLP as the independent registered public accounting firm for CSS and its subsidiaries for the fiscal year ending March 31, 2017; and

•“FOR” approval, on an advisory basis, of the compensation paid to CSS’s named executive officers for the fiscal year ended March 31, 2016.

HOW WILL THE VOTES BE COUNTED?
In order to have an effective vote on any matter at the Meeting, there must be a quorum. A quorum exists when the holders of a majority of the shares entitled to vote are present in person or represented by proxy. Based on the number of shares of CSS common stock outstanding on the record date, the holders of 4,536,673 shares of CSS common stock are required to be present in person or represented by proxy in order to have a quorum at the Meeting. Each share of CSS common stock entitles the holder thereof to one vote on the election of each of the nominees for director and one vote on each other matter that may properly come before the Meeting.
Directors will be elected by a plurality of the votes cast at the Meeting. This means that the six nominees receiving the most votes will be elected as directors. The affirmative vote of the holders of a majority of the shares present at the Meeting (either in person or represented by proxy) and cast on the proposal will be required to approve the amendment to our 2013 Equity Compensation Plan (the “2013 Stock Plan”). The affirmative vote of the holders of a majority of the shares present at the Meeting (either in person or represented by proxy) and entitled to vote will be required: to ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending March 31, 2017; to approve, on an advisory basis, the compensation paid to our named executive officers for the fiscal year ended March 31, 2016; and to approve any other matter to be voted on at the Meeting.
Abstentions may not be specified for the election of directors. An abstention on any other matters to be voted on at the Meeting is considered a vote cast and will have the same effect as a vote against, while a “broker non-vote” will not be counted on such matters. A “broker non-vote” occurs when a nominee (such as a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.
WHAT IF OTHER MATTERS ARE VOTED ON AT THE MEETING?
With respect to any other matter that properly comes before the Meeting, the proxy holders will vote the proxies in their discretion in accordance with their best judgment and in the manner they believe to be in the best interest of CSS. For example, if you do not give instructions on your WHITE proxy card or by

Internet or telephone, and a nominee for Director listed on the WHITE proxy card withdraws before the election (which is not now anticipated), your shares will be voted by the proxy holders for any substitute nominee as may be nominated by the Board of Directors. The proxy holders are Scott A. Beaumont, Robert E. Chappell and Rebecca C. Matthias.
On the date we filed this proxy statement with the Securities and Exchange Commission, the Board did not know of any other matters to be brought before the Meeting other than those described in this proxy statement.
HOW WILL MY SHARES BE VOTED IF I MARK “ABSTAIN” ON ANY PROPOSAL ON MY PROXY CARD?
We will count a properly executed WHITE proxy card marked “Abstain” as present for purposes of determining whether a quorum is present, but the shares represented by that WHITE proxy card will not be voted at the Meeting for the proposals so marked.
HOW DO I REVOKE MY PROXY?
You may revoke your proxy at any time before the vote is taken at the Meeting. You may revoke your proxy by submitting a proxy bearing a date later than the date of the proxy that you wish to revoke. You may submit your later-dated proxy over the Internet, by telephone or by mail, in each case by following the instructions on the enclosed WHITE proxy card. Your shares will be voted as instructed by you in your latest-dated proxy that is timely submitted. You also may revoke your proxy by submitting a written notice of revocation to the Secretary of CSS at our mailing address shown on the Notice of Annual Meeting of Stockholders that accompanies this proxy statement. You also may revoke your proxy by attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself constitute revocation of a proxy if you do not submit a written revocation, submit a later-dated proxy or vote in person.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE WHITE PROXY CARD OR VOTING INSTRUCTION FORM?
If you hold your shares in more than one account, you will receive a WHITE proxy card or voting instruction form for each account. To ensure that all of your shares are voted, please vote using each WHITE proxy card or voting instruction form you receive or, if you vote by Internet or telephone, you will need to enter each of your Control Numbers. Remember, you may vote by telephone, Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.
As previously noted, Robert Longnecker has provided us with the Notice indicating that he intends to nominate an opposition slate of two (2) nominees for election as directors at the Meeting in opposition to the six (6) highly-qualified and experienced director candidates our Board has nominated. As a result, you may receive proxy cards from both CSS and Mr. Longnecker. To ensure that stockholders have CSS’s latest proxy information and materials to vote, the Board may conduct multiple mailings prior to the date of the Meeting, each of which will include a WHITE proxy card. The Board encourages you to vote each WHITE proxy card you receive.
THE BOARD STRONGLY URGES YOU TO REVOKE ANY PROXY CARD YOU MAY HAVE RETURNED WHICH YOU RECEIVED FROM MR. LONGNECKER. Even a “WITHHOLD” vote with respect to Mr. Longnecker’s nominees on their proxy card will cancel any previously submitted WHITE proxy card.
THE BOARD OF DIRECTORS STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION FORM THAT YOU MAY RECEIVE FROM MR. LONGNECKER, EVEN AS A PROTEST VOTE AGAINST MR. LONGNECKER OR HIS NOMINEES.

WHO WILL SOLICIT PROXIES ON BEHALF OF THE BOARD?
Proxies may be solicited on behalf of the Board, without additional compensation, by CSS’s directors, officers and regular employees. Such persons are listed in Annex A to this proxy statement.

Additionally, the Board has retained MacKenzie Partners, Inc., a proxy solicitation firm, who may solicit proxies on the Board’s behalf.
The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, electronic mail, and personal solicitation by our directors, officers or other regular employees (who will receive no additional compensation for such solicitation activities). You may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.

WHO WILL PAY THE COSTS OF THIS PROXY SOLICITATION?
The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the WHITE proxy card and any additional soliciting materials furnished to stockholders, will be borne by CSS. Copies of solicitation material will be furnished to banks, brokerage houses, dealers, banks, voting trustees, their respective nominees and other agents holding shares in their names, which are beneficially owned by others, so that they may forward this solicitation material, together with our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, to beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners.
Due to the possibility of a proxy contest, we have engaged MacKenzie Partners Inc. to solicit proxies from stockholders in connection with the Meeting. MacKenzie Partners Inc. expects that approximately 25 of its employees will assist in the solicitation of proxies. We will pay MacKenzie Partners, Inc. an estimated fee of $25,000 plus costs and expenses if the election is uncontested, with an additional fee being payable if there is a proxy contest. In addition, MacKenzie Partners, Inc. and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.
CSS estimates that its additional expenses beyond those normally associated with soliciting proxies for the Meeting as a result of the potential proxy contest (excluding salaries and wages of our regular employees and officers) will be $84,000 in the aggregate if the election is not contested, of which approximately $74,000 has been spent to date. Such additional solicitation costs are expected to include the fees incurred to retain MacKenzie Partners, Inc. as CSS’s proxy solicitor, as discussed above, fees of outside counsel to advise CSS in connection with a possible contested solicitation of proxies, increased mailing costs, such as the costs of additional mailings of solicitation materials to stockholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners, as described above, and the costs of retaining an independent inspector of election.

WHO CAN ANSWER MY QUESTIONS?
Your vote at this year’s meeting is especially important, no matter how many or how few shares you own. Please sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope promptly or vote by Internet or telephone. If you have questions or require assistance in the voting of your shares, please call MacKenzie Partners, Inc., the firm assisting us in the solicitation of proxies:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
TOLL-FREE (800) 322-2885
or
proxy@mackenziepartners.com

HOW CAN I OBTAIN ADDITIONAL COPIES OF THESE MATERIALS OR COPIES OF OTHER DOCUMENTS?
Complete copies of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2016 are also available on our website at http:/ /www.cssindustries.com. You may also contact MacKenzie Partners, Inc. for additional copies.
Robert Longnecker or persons or entities associated with him may send you solicitation materials in an effort to solicit your vote to elect up to two (2) of their nominees to our Board. THE BOARD OF DIRECTORS STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION CARD THAT YOU MAY RECEIVE FROM MR. LONGNECKER, EVEN AS A PROTEST VOTE AGAINST MR. LONGNECKER OR HIS NOMINEES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 2, 2016:

The Notice of the CSS Industries, Inc. Annual Meeting of Stockholders to be held on August 2, 2016, the Proxy Statement for the Meeting and the CSS Industries, Inc. Annual Report for the fiscal year ended March 31, 2016 are available on the Internet at http://www.viewproxy.com/CSSIndustries/2016.

BACKGROUND OF THE PROXY CONTEST
The following is a chronology of the material contacts and events in our relationship with Robert Longnecker leading up to the filing of this proxy statement:
Over late 2015 and early 2016, Mr. Longnecker attempted to contact Vincent A. Paccapaniccia, our Executive Vice President - Finance and Chief Financial Officer, and Christopher J. Munyan, our President and Chief Executive Officer, to discuss the Company.
On April 5, 2016, Mr. Longnecker contacted Michael Santivasci, the Secretary of CSS, requesting to be put in contact with Rebecca Matthias, the Chair of our Board.
On April 6, 2016, our Vice President - Legal and Licensing and General Counsel, William G. Kiesling, contacted Mr. Longnecker to discuss why Mr. Longnecker wished to be put in contact with Ms. Matthias. Mr. Longnecker indicated that the primary topic of conversation would be his concerns regarding the Company’s disclosure practices.
On April 7, 2016, Mr. Longnecker sent a letter to Mr. Kiesling reiterating their April 6, 2016 discussion.
On April 11, 2016, Mr. Longnecker, writing on behalf of Jovetree Capital Management, sent a letter to our Board in which he reiterated his concerns regarding a lack of disclosure at CSS. On the same day, Mr. Kiesling contacted Longnecker to further discuss Longnecker’s concerns. In his letter, Mr. Longnecker indicated that Jovetree Capital Management had been a CSS stockholder since 2014, and expressed concern regarding a “lack of disclosure” at CSS. He identified what he characterized as “customary supplemental shareholder communication methods followed by the vast majority of US public companies,” including “quarterly earnings calls, investor days, presentations at conferences and designating a person at the company, usually the CFO, to act as an investor relations liaison to shareholders,” and criticized CSS for, in his view, not offering these options. Mr. Longnecker described his conversations with Messrs. Santivasci and Kiesling in which they discussed these concerns and made his requests to speak with Ms. Matthias. Mr. Longnecker claims in his letter to have discussed his concerns with other stockholders, and requests a better understanding of the Company’s Regulation FD policy. He goes on to discuss his view that greater disclosure regarding the Company’s cash position, specific elements of revenue growth, recent acquisitions and long-term goals may improve the Company’s valuation among investors.
On April 14, 2016, we scheduled a call for April 18, 2016 among Messrs. Longnecker, Kiesling and Paccapaniccia to further discuss Mr. Longnecker’s concerns, and on April 18, 2016, that call occurred.
On April 22, 2016, CSS received a notice from Mr. Longnecker expressing his intention to nominate two (2) alternative candidates, Mr. Longnecker and Michael Lee, to stand for election to the Board at the Meeting. This notice is referred to in this proxy statement as the “Notice.” Mr. Longnecker did not provide any reasons in his Notice as to why a change in our Board was appropriate, including, but not limited, to how the addition to the Board of either of the nominees he proposed would be a catalyst for enhancing stockholder value.
On May 2, 2016, we sent Mr. Longnecker director and officer questionnaires, and asked that he and Mr. Lee complete them so that our Nominating and Governance Committee could utilize in assessing their candidacies. On May 5, 2016, Mr. Longnecker requested that we provide electronic copies of the questionnaires, which we did on that day.
On May 13, 2016, Mr. Longnecker and Mr. Lee submitted completed director and officer questionnaires.
On May 16, 2016, we indicated to Mr. Longnecker that Ms. Matthias and Robert E. Chappell, members of our Nominating and Governance Committee, were available to speak with Mr. Longnecker and Mr. Lee to discuss their qualifications to serve on the Board. Telephone conferences were later set for May 19, 2016.
On May 18, 2016, we received a presentation from Mr. Longnecker, addressed to the Nominating and Governance Committee, setting forth various thoughts regarding the Company. The presentation thanked the Nominating and Governance Committee for speaking with Messrs. Longnecker and Lee, recognized the

Company for “maintaining comparatively stable operating cash flow” in spite of recent revenue declines and commended management and our Board for delivering cash flow in a challenging environment. Mr. Longnecker reiterated his concerns regarding the Company’s disclosure practices, particularly regarding the Company’s acquisitions and capital allocation, and shareholders’ access to management. The presentation raised questions regarding CSS’s core businesses and acquisition strategy, and then went on to offer a “retrospective” on Berkshire Hathaway’s historical performance. The presentation concluded by outlining the approach the Messrs. Longnecker and Lee would take if elected, including by strengthening alignment between the owners and operators of the business, enhancing disclosure practices and cultivating a culture of excellence and discipline.
On May 19, 2016, Ms. Matthias and Mr. Chappell interviewed Mr. Longnecker and Mr. Lee.
On May 25, 2016, the Nominating and Governance Committee met to consider, among other things, the candidacies of Mr. Longnecker and Mr. Lee.
On May 31, 2016, the Nominating and Governance Committee met again and concluded that, based mainly on the fact that it did not believe that their skills, qualifications and experience demonstrated that they would be additive to the substantial and broad skills, qualifications and experience of the current members of the Board, it would not recommend to the Board that either Mr. Longnecker or Mr. Lee be nominated by the Company as a director.
Later that day, we filed a preliminary proxy statement with the Securities and Exchange Commission.
On June 6, 2016, Mr. Longnecker, again writing on behalf of Jovetree Capital Management, sent a letter to our Board in which he repeated his concerns regarding CSS and its disclosure practices. Mr. Longnecker reiterated his belief that CSS shareholders lack access to management and claimed that the Company’s disclosure practices have depressed the Company’s stock price. Mr. Longnecker also criticized the May 19 interview process and the Nominating and Governance Committee’s decision not to recommend the nomination of Mr. Longnecker or Mr. Lee as a director. He criticized the Company’s stock price performance, the composition of the Company’s Board and the acquisition program. He closed by making requests that the Company refresh the Board with new directors, improve reporting transparency and investor access, provide insight into the Company’s acquisitions, in particular comparing them to stock buybacks, revise management incentive plans and assess various strategic activities.
Also on June 6, 2016, we received a comment letter from the Staff of the Securities and Exchange Commission on our preliminary proxy statement.
One June 7, 2016 we filed a revised preliminary proxy statement with the Securities and Exchange Commission, and responded to the Staff’s comments.
THE BOARD OF DIRECTORS STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION FORM THAT YOU MAY RECEIVE FROM ROBERT LONGNECKER, EVEN AS A PROTEST VOTE AGAINST MR. LONGNECKER OR HIS NOMINEES. DOING SO WILL INVALIDATE ANY PRIOR VOTE YOU SUBMITTED ON THE WHITE PROXY CARD IN SUPPORT OF CSS’S DIRECTOR NOMINEES.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board currently has six directors. Upon the recommendation of our Board’s Nominating and Governance Committee, our Board has nominated for election as directors the individuals listed below, all of whom are presently members of our Board. Directors who are elected will hold office until our 2017 Annual Meeting of Stockholders and until the election and qualification of their respective successors. Ages are stated as of the date of the Meeting.

Our Board believes all of the nominees possess the experience, qualifications, attributes and skills to provide significant value to CSS. Below we provide biographical information about the nominees for election to our Board, including, in the “qualifications” section below each nominee’s name, information about each nominee’s specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve on our Board. We have also provided a chart that summarizes this information for the full Board.

Scott A. Beaumont, age 63, served as Chief Executive Officer, Lilly Pulitzer Group of Oxford Industries, Inc., an international apparel design, sourcing and marketing company, from December 2010 to March 2016. From 1993 to December 2010, he was Chairman and Chief Executive Officer of Sugartown Worldwide, Inc. (“Sugartown”), a designer, marketer and distributor of apparel, accessories and home fashions under the Lilly Pulitzer® trademark. In December 2010, Oxford Industries, Inc. acquired Sugartown, of which Mr. Beaumont was a co-founder. Mr. Beaumont has served as one of our directors since 2005.
Qualifications: In addition to his extensive consumer products industry knowledge in the areas of product design, brand development, marketing, sales, distribution and international sourcing, Mr. Beaumont has proven leadership skills in formulating corporate strategy, building high performance teams, and cultivating organic growth.  During Mr. Beaumont's time as co-founder and Chief Executive Officer of Lilly Pulitzer®, the company grew profitably from start up to over $200 million in net sales, all through organic growth. He also has significant e-commerce experience, having overseen the development and implementation of a successful e-commerce platform for Lilly Pulitzer®, and advanced knowledge of accounting and finance, qualifying as an audit committee financial expert.
Robert E. Chappell, age 71, served as Chairman of The Penn Mutual Life Insurance Company (“Penn Mutual”), a mutual life insurance company providing life insurance and annuity products, from 1996 until 2013, and he currently serves on Penn Mutual’s Board of Trustees. He served as Penn Mutual’s Chief Executive Officer from April 1995 until February 2011 and as its President from January 2008 to March 2010. Prior to joining Penn Mutual, Mr. Chappell served as Chairman of Provident National Bank, a commercial bank, and executive vice president of its parent company, PNC Bank Corp. He previously served as a director of the Federal Reserve Bank of Philadelphia. Mr. Chappell currently serves on the board of directors of Quaker Chemical Corporation, a producer and marketer of formulated chemical specialty products and provider of chemical management services. He has served as one of our directors since September 2012.
Qualifications: From his distinguished career in executive leadership roles in the insurance, financial services and commercial banking industries and his extensive experience serving on boards of public and private companies, including his service as Chair of the Governance Committee of Quaker Chemical Corporation, Mr. Chappell brings to our Board highly advanced knowledge, experience and skills in corporate governance, accounting and finance, financial reporting, risk assessment, organizational development, global organizations, strategic planning and corporate development.
Elam M. Hitchner, III, age 69, is a retired former partner of the law firm Pepper Hamilton LLP (“Pepper Hamilton”). He was a partner of Pepper Hamilton from May 1992 to June 1999, and returned to the firm in January 2001 as a partner and subsequently as “of counsel” through 2004. From 2005 until December 2015, he provided consulting services to Pepper Hamilton, which provides legal services to CSS. Mr. Hitchner is no longer associated with Pepper Hamilton. When he was associated with Pepper Hamilton, Mr. Hitchner did not participate in the firm’s provision of legal services to CSS. (See Board Independence for further information.) From July 1999 through December 2000, Mr. Hitchner was a general partner of venture capital firms Meridian Venture Partners and Meridian Venture Partners II. From 1994 to 2011, Mr. Hitchner served as a director of Destination Maternity Corporation (“Destination

Maternity”), a designer and retailer of maternity apparel, and from 2004 to 2012, he was a director of eResearch Technology, Inc. (“eResearch Technology”), a provider of services and customizable medical devices to biopharmaceutical and healthcare organizations. In addition to previously serving on the Audit and Nominating and Governance Committees of Destination Maternity (where he chaired both committees) and eResearch Technology, he previously served as Non-executive Chairman of the Board of Destination Maternity and as Lead Independent Director of eResearch Technology, in addition to serving on its Compensation Committee. Mr. Hitchner has been a member of our Board since May 2013.
Qualifications: From his extensive experience with Pepper Hamilton as a corporate transactional lawyer with an emphasis on mergers and acquisitions, including public companies, private equity and venture capital, Mr. Hitchner possesses expertise in complex business transactions, including mergers and acquisitions and financings. His contributions to our Board are broadened by his prior experience as a general partner of two venture capital firms. In addition to bringing valuable perspective and insight from his prior service as a director on other public company boards, Mr. Hitchner brings substantial board leadership experience from serving other public companies as Non-Executive Chairman of the Board, as Independent Lead Director and as Chairman of an Audit Committee, and a Nominating and Governance Committee.
Rebecca C. Matthias, age 63, has served as non-executive Chair of our Board since July 2015 and has served as one of our directors since 2003.  Ms. Matthias founded Destination Maternity in 1982 and took the company public in 1993.  She served as President of Destination Maternity from inception until 2010 and as a director from inception until February 2011.  She also served as its Chief Operating Officer from 1993 until 2007, and as its Chief Creative Officer from 2007 until 2010.  Since September 2010, Ms. Matthias has served as a director of Penn Series Funds, Inc. (“Penn Series Funds”), a diversified management investment company with total assets of approximately $8 billion across multiple investment portfolios, where Ms. Matthias serves as Audit Committee Chair and lead director.  From 2004 to 2006, Ms. Matthias served as a director of then-public company Russell Corporation, an athletic and sporting goods company, where Ms. Matthias served on the Management Development and Compensation Committee.  Ms. Matthias serves as a director of the privately held “honeygrow” restaurant chain, and she is an emeritus member of the Industry Advisory Board of The Jay H. Baker Retailing Center, an interdisciplinary industry research center at the Wharton School of the University of Pennsylvania.  In 1992, Ms. Matthias was chosen as “Regional Entrepreneur of the Year” by Inc. Magazine and Merrill Lynch Corporation, and in September 2003, Ms. Matthias was recognized as a top woman entrepreneur by the United States Small Business Administration.
Qualifications. Under the leadership of Ms. Matthias, Destination Maternity grew from a home-based start-up business to the leading designer and retailer of maternity apparel in the United States and the only nationwide chain of maternity apparel specialty stores. From her experience driving Destination Maternity’s growth from conception to public company with a nationwide presence and annual net sales of more $500 million, Ms. Matthias possesses exceptional consumer products industry knowledge, particularly in the areas of product design, development and marketing, international sourcing, and sales and distribution through both specialty and mass market retailer channels. In addition to her extensive consumer products industry experience, Ms. Matthias brings valuable corporate governance and other perspective and insight from her service on the boards of other companies, both public and private.
Christopher J. Munyan, age 51, has been our President and Chief Executive Officer since July 2006. He served as our Executive Vice President and Chief Operating Officer from October 2005 until June 2006. From 1999 until 2005, Mr. Munyan served as President of our Berwick Offray LLC (“Berwick Offray”) business. From 1993 to 1999, Mr. Munyan served Berwick Offray in various capacities, including Senior Vice President - Finance and Administration. Mr. Munyan has served as one of our directors since 2006. Prior to joining Berwick Offray in 1993, Mr. Munyan worked in public accounting, finance and consulting, including positions with automobile distributer Subaru of America, Inc. and public accounting firm Coopers and Lybrand.
Qualifications: In addition to bringing intimate knowledge of the Company’s operations, the talents and capabilities of the Company’s management team, and a sophisticated understanding of the expectations of the Company’s customers, Mr. Munyan brings to our Board extensive managerial, accounting, financial and leadership skills. He also brings significant and valuable insight from his experience overseeing the identification of suitable acquisition candidates, the negotiation of acquisition agreements, and the integration of acquired businesses into the Company’s existing operations.
William Rulon-Miller, age 68, Mr. Rulon-Miller served as either Director or Co-Director of the Investment Banking Group for Janney Montgomery Scott, a financial services firm, from 1982 to 2009, and he served on its board of directors from 2005 to 2009. He served as a Managing Director of Cross Atlantic Capital Partners, a venture capital firm, from 2009 until 2012. He served as President of Knowles Science Teaching Foundation, a non-profit organization, from March 2012 to February 2016, and he currently serves on its board of trustees. Mr. Rulon-Miller previously served on the board of directors of public companies Metrologic Instruments, Inc., a designer and manufacturer of optical imaging equipment, Intelligent Electronics, Inc., an information technology products and services company, The JPM Company, a manufacturer of cable assemblies and wire harnesses, and Destination Maternity. He has been a member of our Board since March 2016.
Qualifications: With over 35 years of experience as an investment banker and venture capitalist, Mr. Rulon-Miller has been involved in numerous mergers and acquisitions transactions ranging in size from $10 million to $500 million, and he has actively participated in multiple private and public transactions, raising over $15 billion for client companies cumulatively during his career. With such experience, Mr. Rulon-Miller brings to our Board seasoned expertise in the areas of mergers and acquisitions, including target identification, valuation analysis and deal structuring, and an advanced knowledge and understanding of capital markets. He also brings valuable insight from his significant leadership roles with Janney Montgomery Scott, Cross Atlantic Capital Partners, and Knowles Science Teaching Foundation, and his experience serving on the boards of private and public companies, including public companies with significant domestic manufacturing operations.

Summary of Director Qualifications and Experience	Scott A. Beaumont	Robert E. Chappell	Elam M. Hitchner, III	Rebecca C. Matthias	Christopher J. Munyan	William Rulon-Miller
Business Ethics experience is important as we place great significance in our ethics when dealing with customers, suppliers and the community in general	√	√	√	√	√	√
Executive Leadership experience is important as we believe that directors who have backgrounds involving leadership experience are able to inculcate and enhance those qualities in others	√	√	√	√	√	√
Business Operations experience gives our directors a practical understanding of the challenges and opportunities that our company faces	√	√		√	√	√
Consumer Products Industry experience is important in understanding and reviewing our business and strategy	√		√	√	√
Corporate Governance experience supports our goal of constantly refining and enhancing the strength and breadth of our governance functions	√	√	√	√	√	√
Corporate Strategy experience is important for long-range planning to enhance stockholder value	√	√	√	√	√	√
Finance/Capital Allocation experience is important in evaluating our capital structure, leverage policies and financial statements	√	√	√	√	√	√
Financial Expertise/Literacy assists our directors in understanding and overseeing our financial reporting and internal controls	√	√	√	√	√	√
Investor Relations experience is helpful in aiding our goal of enhancing our investor relations		√	√	√		√
Marketing/Sales experience is helpful to us as we seek to identify, develop and expand new and existing markets for our products	√			√	√
Mergers and Acquisitions experience is valuable to us as we consider potential acquisition targets for our expansion strategy		√	√	√	√	√
Risk Management experience is critical to our Board’s role in overseeing the risks facing our Company	√	√	√	√	√	√
Talent Management experience is valuable in helping us attract, motivate and retain strong candidates for positions at the Company	√	√	√	√	√	√

Our Board believes that all of the above-listed nominees will be able to serve as directors. However, if this should not be the case, the proxies may be voted for one or more substitute nominees, to be designated by the Board, or the Board may reduce the number of directors, in each case, after considering the recommendation of its Nominating and Governance Committee.
The accompanying WHITE proxy card will not be voted for more than six candidates or for anyone other than the Board’s nominees or designated substitutes. Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect the Board’s nominees to the Board, unless, by marking the appropriate space on the WHITE proxy card, the stockholder instructs that he, she or it withholds authority from the proxy holder to vote.
As earlier noted, Robert Longnecker, who indicates that he owns 3,879 shares of CSS’s common stock, has notified us of his intention to nominate two (2) director candidates, himself and Michael Lee, for election at the Meeting in opposition to the six (6) highly-qualified and very experienced director candidates nominated by our Board. Our Board does not endorse the election of any of Mr. Longnecker’s nominees as director. You may receive proxy solicitation materials from Mr. Longnecker or other persons or entities affiliated with the Mr.Longnecker, including an opposition proxy statement or proxy card. Please be advised that we are not responsible for the accuracy of any information provided by or relating to Mr. Longnecker or his other nominee, Michael Lee, contained in any proxy solicitation materials filed or disseminated by Mr. Longnecker or any other statements that they may otherwise make.
We urge you to disregard any proxy card or voting instruction form that you may receive from Mr. Longnecker and to sign and return only the WHITE proxy card that you receive from CSS. Even a “withhold” vote with respect to Mr. Longnecker’s nominees on his proxy card will cancel any proxy previously given to CSS. If you previously signed a proxy card sent to you by Mr. Longnecker, you can revoke that proxy and vote for the Board’s’ nominees as described above. Only your latest dated proxy or vote will count.
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF OUR DIRECTOR NOMINEES NAMED ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY OR ON BEHALF OF ROBERT LONGNECKER.

PROPOSAL 2 - APPROVAL OF AMENDMENT TO THE 2013 EQUITY COMPENSATION PLAN
Our 2013 Equity Compensation Plan (the “2013 Stock Plan”) was approved by our Board on May 21, 2013 and by our stockholders on July 30, 2013. On May 25, 2016, our Board adopted, subject to stockholder approval at the Meeting, an amendment to the 2013 Stock Plan, in the form of an amendment and restatement of the 2013 Stock Plan, that would (i) permit our non-employee directors to participate in the 2013 Stock Plan; (ii) require a minimum one year time-based vesting period for grants of stock options and stock appreciation rights under the 2013 Stock Plan; (iii) eliminate automatic full vesting on a change of control, unless the Human Resources Committee determined otherwise, with respect to grants made on and after the effective date of the Amendment; and (iv) in response to a change made by the Financial Accounting Standards Board (“FASB”) relating to share-based payment transactions, provide additional flexibility with respect to the number of shares that may be withheld to satisfy our withholding obligations under the 2013 Stock Plan with respect to grants issued under the 2013 Stock Plan, (collectively, the “Amendment”). In addition, the proposed Amendment would make other non-substantive changes to reflect the addition of the non-employee directors to the 2013 Stock Plan and certain other clarifying changes. Our Board has directed that the Amendment be submitted to our stockholders for their approval at the Meeting in order to meet the NYSE corporate governance listing standards. We are not requesting additional shares under the 2013 Stock Plan. If the proposed Amendment is not approved at the Meeting, the 2013 Stock Plan will continue in accordance with its terms as in effect immediately prior to the approval of the Amendment by the Board.
Amendment to Add Non-Employee Directors to the 2013 Stock Plan
Our non-employee directors previously received option awards under our 2011 Stock Option Plan for Non-Employee Directors, which expired by its terms on December 31, 2015. Instead of adopting a new option plan for non-employee directors, the Board has decided to amend the 2013 Stock Plan to permit non-employee directors to participate in the 2013 Stock Plan. The proposed Amendment also provides that the maximum number of shares that may be granted under the 2013 Stock Plan to each non-employee director during a calendar year, when combined with any cash fees earned by such non-employee director during the calendar year, will not exceed $500,000 in total value (calculating the value of such grants based on the grant date fair value of such grants for financial reporting purposes); provided, that the foregoing limit does not apply to the non-executive chair of the Board so long as such non-executive chair does not participate in the decision to make his or her grants.
Our Board believes that by including non-employee directors as eligible participants in the 2013 Stock Plan this will further our compensation structure and strategy under a single equity compensation plan. We also believe that the inclusion of non-employee directors in the 2013 Stock Plan will promote our interests by providing incentives to our non-employee directors, as well as to our designated officers and employees, and those of our subsidiaries, to encourage them to contribute materially to our growth and to align their economic interests with those of our stockholders.
Amendment to Add One Year Minimum Vesting Period for Stock Options and Stock Appreciation Rights
There is currently no minimum vesting period for grants under the 2013 Stock Plan. Subject to certain exceptions, the proposed Amendment would require a minimum of one year of continued employment or service following the date of grant for stock options and stock appreciation rights granted under the 2013 Stock Plan to become vested; provided that up to five percent (5%) of the shares available for grant under the 2013 Stock Plan may be granted as stock options or stock appreciation rights with no minimum vesting period.
Amendment to Default Consequence on Future Grants on Account of a Change of Control
Currently, the 2013 Stock Plan provides that if a change of control occurs, all outstanding grants at the time of the change of control will become fully vested and exercisable, unless the Human Resources Committee determines otherwise in connection with the change of control. The Proposed Amendment would eliminate automatic acceleration of vesting on a change of control with respect to grants made on and after the effective date of the Amendment and provide the Human Resources Committee with the discretion to determine whether to accelerate vesting of outstanding equity grants.

Amendment to Tax Withholding Amount
The 2013 Stock Plan currently provides that our tax withholding obligation with respect to a grant paid in shares of our common stock may be satisfied by having shares withheld up to an amount that does not exceed the grantee’s minimum applicable withholding tax rate. In a recently issued Accounting Standards Update relating to share-based payment transactions, the FASB now permits share withholding up to the maximum statutory tax rate. The proposed Amendment would permit the Company to withhold an amount above the minimum applicable statutory tax rate.
The material terms of the 2013 Stock Plan are summarized below. A copy of the 2013 Stock Plan, as amended and restated to incorporate the Amendment, is attached to this proxy statement as Annex B. This summary of the 2013 Stock Plan is not intended to be a complete description of the 2013 Stock Plan, and is qualified in its entirety by the actual text of the 2013 Stock Plan to which reference is made.
OUR BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE 2013 EQUITY COMPENSATION PLAN.
Summary of the 2013 Stock Plan
General.    The 2013 Stock Plan provides that grants may be made in any of the following forms:
•Incentive stock options
•Nonqualified stock options
•Stock units
•Restricted stock grants
•Stock appreciation rights (“SARs”)
•Stock bonus awards
•Dividend equivalents
Subject to adjustment in certain circumstances as described below, the aggregate number of shares of common stock that may be granted or transferred under the 2013 Stock Plan is the sum of (i) 1,100,000 shares, (ii) the number of shares subject to outstanding options granted under the 2004 Equity Compensation Plan, as amended (the “2004 Stock Plan”) and outstanding on May 31, 2013, to the extent that such options terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, and (iii) the number of shares subject to stock bonus awards granted under the 2004 Stock Plan and outstanding on May 31, 2013, to the extent that such stock bonus awards are forfeited, terminated or otherwise not paid in full (the “Plan Limit”); provided that the Plan Limit shall not include (x) for purposes of clause (ii), shares subject to such outstanding options to the extent that (A) such shares are withheld or surrendered for payment of taxes or the exercise price of any such outstanding option and (B) shares of common stock are surrendered in payment of the exercise price of any such outstanding option; and (y) for purposes of clause (iii), shares subject to such outstanding stock bonus awards to the extent that such shares are withheld or surrendered for payment of taxes. As of March 31, 2016, there were outstanding under the 2004 Stock Plan and the 2013 Stock Plan (i) options to purchase an aggregate of 508,675 shares of common stock and (ii) stock unit awards representing an aggregate of 188,810 shares of our common stock.  As of March 31, 2016, the number of shares that may be granted or transferred under the 2013 Stock Plan with respect to future grants is 788,715 shares. As of March 31, 2016, the shares available under the 2013 Stock Plan was equal to 7.5% of fully diluted shares outstanding. Shares issued under the 2013 Stock Plan may be issued directly by us or purchased on the open market and then transferred to grantees by us.
The maximum aggregate number of shares of common stock that may be granted pursuant to all grants to any individual under the 2013 Stock Plan during any calendar year is 300,000 shares, subject to adjustment in certain circumstances as described below. The maximum aggregate number of shares of our common stock that may be granted pursuant to stock options and SAR grants to any individual under the 2013 Stock Plan during any calendar year is 300,000 shares, subject to adjustment in certain circumstances as described below. The maximum aggregate number of shares of our common stock that may be granted pursuant to stock units, restricted stock grants, and stock bonus awards that are intended to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”) to any individual during any calendar year is 300,000 shares, subject to adjustment in certain circumstances as described below. If the proposed Amendment is approved, the maximum aggregate number of shares of our common stock that may be granted to each non-employee director during any calendar year, taken together with any cash fees earned by such non-employee director during the calendar year, will not exceed $500,000 in total value (calculating the value of any such grants based on the grant date fair value of such grants for financial reporting purposes) to such non-employee director; provided that this limit does not apply for grants made to the non-executive chair of the Board so long as such non-executive chair does not participate in the decision to make his or her grants. These individual share limits apply regardless of whether grants are to be paid in shares or cash.
If and to the extent options and SARs granted under the 2013 Stock Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock units, restricted stock grants, stock bonus awards, or dividend equivalents (to the extent that such dividend equivalents are payable in shares) granted under the 2013 Stock Plan are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants will become available again for issuance under the 2013 Stock Plan. However, shares of our common stock surrendered in payment of the exercise price of an option and shares withheld or surrendered for payment of taxes with respect to all grants, will not be available for re-issuance under the 2013 Stock Plan. Additionally, if SARs are exercised, the full number of shares subject to the SARs will be considered issued under the 2013 Stock Plan, without regard to the number of shares issued upon settlement of the SARs and without regard to any cash settlement of the SARs. To the extent that other grants are to be paid in cash, and not in shares of our common stock, such grants will not count against the share limits set forth above.
If approved by the stockholders, the Amendment will become effective on August 2, 2016.
Administration.    The 2013 Stock Plan is administered and interpreted by the Human Resources Committee, but the Board may appoint another committee to administer the 2013 Stock Plan (the “Committee”). If the proposed Amendment is approved, the Board will approve and administer all grants to non-employee directors. To the extent the Board administers the 2013 Stock Plan and with respect to grants to non-employee directors, references herein to the “Committee” will be deemed to refer to the Board.
The Committee has the sole authority to (i) determine the individuals to whom grants will be made under the 2013 Stock Plan, (ii) determine the type, size, and terms of the grants, (iii) determine the time when grants will be made and the duration of any exercise, vesting, or restriction period relating to the grants, including the criteria for exercisability, vesting, and lapse of any restriction period and the acceleration of exercisability, vesting, and lapse of a restriction period, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below and (v) deal with any other matters arising under the 2013 Stock Plan. The Committee, which is the Human Resources Committee, presently consists of Elam M. Hitchner, III, Scott A. Beaumont and Rebecca C. Matthias, each of whom is a non-employee director of CSS.
Eligibility for Participation.    All of our employees and the employees of our subsidiaries, including employees who are officers or employees who are members of our Board are eligible to receive grants under the 2013 Stock Plan. If the proposed Amendment is approved, our non-employee directors will also be eligible to receive grants under the 2013 Stock Plan. As of May 20, 2016, approximately 1,200 employees are eligible for grants under the 2013 Stock Plan, and, if the proposed Amendment is approved, five (5) non-employee directors would be eligible for grants under the 2013 Stock Plan. None of our consultants are eligible for grants under the 2013 Stock Plan.
Types of Awards.
Stock Options
The Committee may grant options intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. The Committee may grant NQSOs to anyone eligible to participate in the 2013 Stock Plan, however, the Committee may grant ISOs only to our employees, or the employees of our subsidiaries. The aggregate number of shares of common stock that may be issued under the Plan as ISOs is 1,100,000 shares, and all shares issued under the Plan as ISOs shall count against the Plan Limit.
The Committee will determine the terms and conditions of options, including when they become vested and exercisable. If the proposed Amendment is approved, options will be subject to vesting over an employment or service period of not less than one year from the date of grant, unless the Committee determines in the grant agreement or otherwise to provide for accelerated vesting in the event of death, disability or a change of control. Notwithstanding the immediately preceding sentence, up to five percent (5%) of the shares of common stock subject to the Plan Limit may be granted pursuant to options with no minimum vesting schedule.
The Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the 2013 Stock Plan will be equal to or greater than the last reported sale price of the underlying shares of our common stock on the trading day immediately prior to the date of grant (or if there were no trades on that date the immediately preceding date upon which a sale was reported). However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per share of an ISO granted to such person must be not less than 110% of the last reported sale price of a share of our common stock on the trading day immediately prior to the date of grant.
The Committee will determine the term of each option, which will not exceed ten years from the date of grant; however, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock, the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of shares of our common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.
The 2013 Stock Plan includes provisions relating to termination of options following termination of a grantee’s employment or service, which in some cases are subject to modification by the Committee, as described below. Generally, if we terminate a grantee’s employment or service for any reason other than death or termination for cause, the grantee’s options will terminate 90 days following the date on which the grantee ceases to be employed by, or providing service to, us. If a grantee ceases to be employed by, or providing service to, us on account of the grantee’s death or the grantee retires from such employment or service with the consent of the Committee, the grantee’s options will terminate 180 days following the date on which the grantee ceases to be employed by, or providing service to, us. If a grantee ceases to be employed by, or providing service to, us on account of termination for cause or the grantee’s voluntary termination (other than by reason of retirement approved by the Committee), the grantee’s options will terminate immediately. In each case described above, the Committee may specify a different termination date, but in any event no later than the expiration of the option term.
A grantee may exercise an option by delivering a notice of exercise to us. The grantee will pay the exercise price: (i) in cash, (ii) subject to any restrictions imposed by the Committee, by delivering shares of our common stock already owned by the grantee and having a fair market value on the date of exercise at least equal to the exercise price or by attestation to ownership of shares of our common stock having a fair market value on the date of exercise at least equal to the exercise price, (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board, (iv) by net exercise, which is the surrender of shares for which the option is exercisable in exchange for a distribution of shares of our common stock equal to the amount by which the fair market value of the shares subject to the exercised options exceeds the applicable exercise price, (v) any combination of clauses (i), (ii), (iii), or (iv), or (vi) by such other method as the Committee may approve, to the extent permitted by applicable law.
Stock Units
The Committee may grant stock units, which provide the grantee with the right to receive shares of our common stock or an amount based on the value of a share of our common stock at a future date. The Committee will determine the number of units that will be granted and the terms and conditions applicable to the stock units, including the vesting conditions for the stock units and the circumstances, if any, under which a grantee may retain stock units after termination of employment or service. Stock units may be paid at the end of a specified period or deferred to a date authorized by the Committee in accordance with the deferral requirements set forth in Section 409A of the Code. If a stock unit becomes distributable, it will be paid to the grantee in cash, in shares of our common stock, or in a combination of cash and shares of our common stock, as determined by the Committee.
Restricted Stock Grants
The Committee may provide shares of our common stock under a restricted stock grant for consideration or no consideration, and subject to such restrictions, if any, as determined by the Committee. The Committee may establish conditions under which restrictions will lapse over a period of time or according to such other criteria (including restrictions based upon the achievement of specific performance goals) as the Committee deems appropriate. The period of time that a restricted stock grant remains subject to restrictions, including restrictions on transferability, is referred to below as the “restriction period.”
The Committee will determine to what extent, and under what conditions, the grantee will have the right to vote shares subject to a restricted stock grant or receive dividends or other distributions paid on such shares during the restriction period, provided that dividends with respect to restricted stock grants that are subject to performance conditions will vest and be paid only if the underlying restricted stock grant vests and is paid, as determined by the Committee. The grantee cannot sell or otherwise dispose of the shares of common stock during the restriction period, except as described below under “Transferability of Grants.” Subject to this exception and such other exceptions as the Committee deems appropriate, if a grantee’s employment or service terminates during the restriction period, or if other specified conditions are not met, the restricted stock grant terminates with respect to all shares covered by the grant as to which the restrictions have not lapsed. All restrictions imposed under the restricted stock grant will lapse upon the expiration of the applicable restriction period. The Committee may determine as to any or all restricted stock grants that the restrictions will lapse without regard to the restriction period.
SARs
The Committee may grant SARs in connection with, or independently of, any option granted under the 2013 Stock Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount for the SAR. The base amount will be equal to, or greater than, the last reported sale price of a share of our common stock on the trading day immediately prior to the date of grant of the SAR. Payment will be made in cash, shares of our common stock or a combination of the two in such proportion as the Committee determines.
The Committee will determine the terms and conditions of SARs, including when they become vested and exercisable. If the proposed Amendment is approved, SARs will be subject to vesting over an employment or service period of not less than one year from the date of grant, unless the Committee determines in the grant agreement or otherwise to provide for accelerated vesting in the event of death, disability or a change of control. Notwithstanding the immediately preceding sentence, up to five percent (5%) of the shares of common stock subject to the Plan Limit may be granted pursuant to SARs with no minimum vesting schedule.
SARs may only be exercised while the grantee is employed by, or providing service to, us and our subsidiaries or within the same specified period of time after termination of employment or service as provided for with respect to stock options.
Stock Bonus Awards
The Committee may grant shares of our common stock as a bonus, or may grant other awards in lieu of our obligations or the obligations of our subsidiaries to pay cash or deliver other property under the 2013 Stock Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

Dividend Equivalents
The Committee may grant dividend equivalents with respect to stock units and stock bonus awards under such terms and conditions as determined by the Committee. Dividend equivalents with respect to awards that are subject to performance conditions will vest and be paid only if the underlying awards vest and are paid, as determined by the Committee. Dividend equivalents may be paid to grantees currently or may be deferred, consistent with Section 409A of the Code. Dividend equivalents may be accrued as a cash obligation or may be converted into stock units, as determined by the Committee. Dividend equivalents will not accrue interest, unless decided otherwise by the Committee. Dividend equivalents may be paid in cash or shares of our common stock, or a combination of the two, as determined by the Committee.
Qualified Performance-Based Compensation.
Under the 2013 Stock Plan, the Committee may structure stock units, restricted stock grants, and stock bonus awards as “qualified performance-based compensation,” thereby preserving the deductibility of the compensation expense relating to these awards under Section 162(m) of the Code.
The 2013 Stock Plan provides that when stock units, restricted stock grants and stock bonus awards intended to constitute “qualified performance-based compensation” are granted, the Committee will establish in writing (a) the objective performance goals that must be met, (b) the period during which performance will be measured, (c) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (d) any other conditions that the Committee deems appropriate and consistent with the 2013 Stock Plan and Section 162(m) of the Code. The Committee will establish the performance goals in writing either before the beginning of the performance period or soon after the beginning of such period. The performance goals established by the Committee for this purpose will be intended to satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee will not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Committee may reduce the amount of compensation that is payable upon achievement of the designated performance goals. The Committee will certify in writing that the performance goals were satisfied prior to the payment of any award. The Committee will determine the amount, if any, to be paid pursuant to each grant based on the achievement of the performance goals and the satisfaction of any other terms of the grant. If and to the extent that the Committee does not certify that the performance goals have been met, the grants for the performance period will be forfeited or will not be made, as applicable.
The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following objective measures: the price of our common stock, earnings per share, income before taxes and extraordinary items, net income, operating income, revenues, earnings before income tax, EBITDA (earnings before interest, taxes, depreciation and amortization), after-tax or pre-tax profits, operational cash flow, return on capital employed or return on invested capital, after-tax or pre-tax return on stockholders’ equity, decreasing or increasing the level of all, or a portion of, our assets and/or liabilities, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The business criteria may relate to the grantee’s business unit or the performance of CSS and its parents and subsidiaries as a whole, or any combination of the foregoing, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. The Committee may provide, at the time the performance goals are established, that adjustments will be made to the applicable performance goals to take into account, in any objective manner specified by the Committee, the impact of one or more of the following: (i) gain or loss from all or certain claims and/or litigation and insurance recoveries, (ii) the impairment of tangible or intangible assets, (iii) stock-based compensation expense, (iv) extraordinary, unusual or infrequently occurring events reported in our public filings, (v) restructuring activities reported in our public filings, (vi) investments, dispositions or acquisitions, (vii) gain or loss from the disposal of certain assets, (viii) gain or loss from the early extinguishment, redemption, or repurchase of debt, or (ix) changes in accounting principles that become effective during the performance period.

Deferrals.    The 2013 Stock Plan provides that the Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of our common stock that would otherwise be due to the grantee in connection with any grant under the 2013 Stock Plan. The Committee will establish the rules and procedures applicable to any such deferrals and may provide for interest or other earnings to be paid on such deferrals.
Adjustment Provisions.    If there is any change in the number or kind of shares of our common stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding shares of our common stock as a class without our receipt of consideration, or if the value of outstanding shares of our common stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, the maximum number of shares of our common stock available for issuance under the 2013 Stock Plan, the maximum number of shares of our common stock for which any individual may receive grants in any year as described above, the kind and number of shares covered by outstanding grants, the kind and number of shares issued and to be issued under the 2013 Stock Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of our common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the 2013 Stock Plan and such outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change of control, the provisions applicable to a change of control, described below, will apply.
Change of Control.   Except as noted below, in the event of a change of control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding stock options and SARs not previously exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).
In the alternative, in the event of a change of control, the Committee may take any of the following actions with respect to any or all outstanding awards:

•	Determine that outstanding stock options and SARs will accelerate and become fully exercisable, in whole or in part;

•	Determine that the restrictions and conditions on outstanding stock units, restricted stock grants, stock bonus awards and dividend equivalents will lapse, in whole or in part.

•
Require that grantees surrender their stock options and SARs in exchange for payment by us, in cash or shares of our common stock as determined by the Committee, in an amount equal to the amount, if any, by which the then fair market value of the shares subject to the grantee’s unexercised options and SARs exceeds the exercise price of the stock options or the base amount of the SARs, as applicable;

•	After giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Committee deems appropriate; or

•
Determine that the grantees will receive a payment in settlement of outstanding stock units, restricted stock grants, stock bonus awards or dividend equivalents, if permitted under Section 409A of the Code.

Notwithstanding the foregoing, if the per share fair market value of our common stock does not exceed the exercise price or base amount, as applicable, the Company will not be required to make any payment to the grantee upon surrender of the option or SAR.

In addition to the foregoing, with respect to grants made prior to the effective date of the Amendment, unless the Committee determines otherwise, effective upon a change of control:

•	We will provide each grantee with outstanding grants not less than ten days’ advance written notice of such change of control;

•	All outstanding stock options and SARs will automatically accelerate and become fully exercisable; and

•	The restrictions and conditions on all outstanding stock units, restricted stock grants, stock bonus awards and dividend equivalents will immediately lapse.
For purposes of the 2013 Stock Plan, a change of control will generally be deemed to have occurred if one of the following events occurs:

•
Any person (other than persons who are stockholders on the effective date of the 2013 Stock Plan) becomes the beneficial owner of securities representing more than 50% of the voting power of our securities, provided that a change of control will not be deemed to occur as a result of a change in ownership due to the death of a stockholder or as a result of a transaction in which we become a subsidiary of another corporation and in which our stockholders, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

•
Consummation of (i) a merger or consolidation as a result of which our stockholders immediately before the transaction do not own more than 50% of the voting power of the voting securities of the surviving company; (ii) a sale or other disposition of all or substantially all of our assets; or (iii) our liquidation or dissolution.

Transferability of Grants.    Generally, only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution. However, a grantee may transfer a grant other than an ISO pursuant to a domestic relations order. The Committee may also provide, in a grant agreement, that a grantee may transfer NQSOs or SARs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.
Company Policies.    All grants under the 2013 Stock Plan are subject to any applicable clawback or recoupment policies, share trading policies, and any other policies implemented by our Board, as in effect from time to time.
Participants Outside of the United States.    If any individual who receives a grant under the 2013 Stock Plan is subject to taxation in a country other than the United States, the Committee may make the grant on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable country, and otherwise may take specified actions as may be necessary or appropriate to comply with such laws.
No Repricing of Stock Options.    Without prior stockholder approval, other than in connection with adjustments described above under “Adjustment Provisions”, the Committee will not (i) implement any cancellation/regrant program pursuant to which outstanding options or SARs under the 2013 Stock Plan are cancelled and new options or SARs are granted in replacement with a lower exercise price per share, (ii) cancel outstanding options or SARs under the 2013 Stock Plan with exercise or base prices per share in excess of the then current fair market value per share of our common stock for consideration payable in cash, equity securities or in the form of any other award under the 2013 Stock Plan, except in connection with a change in control, or (iii) otherwise directly reduce the exercise price for outstanding options and SARs under the 2013 Stock Plan.
Amendment and Termination of the 2013 Stock Plan.    Our Board may amend or terminate the 2013 Stock Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. The 2013 Stock Plan will terminate on July 29, 2023 (i.e., the day immediately preceding the tenth anniversary of the effective date of the 2013 Stock Plan), unless the 2013 Stock Plan is terminated earlier by our Board or is extended by our Board with stockholder consent. If the proposed Amendment is not approved at the Meeting, the 2013 Stock Plan will continue in accordance with its terms as in effect immediately prior to the approval of the Amendment by the Board.
Stockholder Approval for Qualified Performance-Based Compensation.    If stock units, restricted stock grants, or stock bonus awards are to be granted as qualified performance-based compensation under Section 162(m) of the Code, the qualified performance-based compensation provisions of the 2013 Stock Plan must be re-approved by our stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which our stockholders previously approved such provisions.
Awards Granted to Employees and Directors
Awards under the 2013 Stock Plan are discretionary, so it is currently not possible to predict the number of shares of common stock that will be granted, or who will receive grants, after the Meeting under the 2013 Stock Plan. The following table and accompanying notes show amounts that were awarded to our named executive officers, all executive officers as a group and all non-executive employees as a group in 2015 under the 2013 Stock Plan. Since non-employee directors were not eligible to participate in the 2013 Stock Plan, no grants were made to our non-employee directors in 2015 under the 2013 Stock Plan. See Director Compensation - Fiscal 2016 for information concerning stock option grants to our non-employee directors under the 2011 Stock Option Plan for Non-Employee Directors prior to its expiration.

NEW PLAN BENEFITS

Name and Position	Dollar Value	Number of Shares
Christopher J. Munyan, President and CEO	533,691	58,100
Vincent A. Paccapaniccia, EVP and CFO	220,840	24,000
William J. Kiesling, VP - Legal and Licensing	140,230	15,300
Carey Edwards, EVP - Sales	176,672	19,200
Christian A. Sorensen, EVP - Operations	140,230	15,300
Executive Group	1,369,383	143,900
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	637,998	48,300
The last reported sale price of a share of our common stock on June 13, 2016, was $26.37 per share.
Federal Income Tax Consequences of the 2013 Stock Plan
The federal income tax consequences of grants under the 2013 Stock Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the 2013 Stock Plan. This discussion is intended for the information of stockholders considering how to vote at the Meeting and not as tax guidance to grantees, as the tax consequences may vary depending on the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.
From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our common stock or payment of cash under the 2013 Stock Plan. Future appreciation on shares of our common stock held after the ordinary income recognition event will be taxable as capital gain when the shares of our common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

•
If shares of our common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment, service or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under Section 83(b) of the Code.

•
If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

•
A grant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1,000,000 in any year. Qualified performance-based compensation is excluded from the $1,000,000 deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the 2013 Stock Plan will be qualified performance-based compensation. Stock units, restricted stock grants and stock bonus awards granted under the 2013 Stock Plan may be designated as qualified performance-based compensation if the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.
We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state, or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may determine that a grantee may satisfy such withholding obligation with respect to grants paid in shares of our common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities, or, if the proposed Amendment is approved, such other amount as the Committee may approve. The Committee may, in its discretion, permit a grantee to use previously acquired shares of our common stock to satisfy any federal, state, or local tax withholding obligations with respect to grants paid in shares of our common stock.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER OUR EQUITY COMPENSATION PLANS
The following table provides information as of March 31, 2016 about our 2013 Equity Compensation Plan (“2013 Stock Plan”), 2004 Equity Compensation Plan (“2004 Stock Plan”), and 2011 Stock Option Plan for Non-Employee Directors (“2011 Stock Plan”), which are our only equity compensation plans under which stock options and other equity grants were outstanding as of such date. Each of the plans mentioned above was approved previously by the stockholders of CSS.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options(1)	Weighted- average exercise price of outstanding options(2)	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders	697,485	$25.34	788,715
Equity compensation plans not approved by security holders	—	—	—
Total	697,485	$25.34	788,715
_____________________

(1)	Includes 188,810 restricted stock units (“RSUs”) that are subject to service-based and/or performance-based vesting conditions.

(2)	The RSUs described in Note 1 above were disregarded in calculating the weighted average exercise price of outstanding options.

(3)	The amount shown in this column is net of the RSUs described in note 1 above.

As of March 31, 2016, there were 508,675 stock options outstanding with a weighted average exercise price of $25.34 and a weighted average remaining term of 4.5 years. Additionally, as of such date, there were 188,810 RSUs outstanding. As of March 31, 2016, there were 788,715 shares remaining available for future issuance under the 2013 Stock Plan. No further grants may be made under the 2004 Stock Plan or 2011 Stock Plan.
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, THEIR FEES AND
THEIR ATTENDANCE AT THE ANNUAL MEETING
The Audit Committee of our Board engaged KPMG as our independent registered public accountants to audit our financial statements for our fiscal year ended March 31, 2016. We expect representatives of KPMG to attend the Meeting. These representatives will be given an opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions from our stockholders.
The audit fees billed by KPMG for each of our fiscal years ended March 31, 2016 and 2015, and fees billed by KPMG for other services in each of those fiscal years, were as follows:

Type of Fee	2016	2015
Audit Fees	$908,500	$800,000
Audit-Related Fees	1,650	1,650
Tax Fees	129,061	93,386
All Other Fees	—	—
Total	$1,039,211	$895,036
Audit Fees
We paid audit fees for the audit of our annual consolidated financial statements, the audit of our internal control over financial reporting, and the reviews of our consolidated financial statements included in our Quarterly Reports on Form 10-Q.

Audited-Related Fees

Audit-related fees for fiscal 2016 and 2015 related to a subscription to an accounting research tool.
Tax Fees
Tax fees for fiscal 2016 and 2015 related to tax compliance services, including assistance with tax return preparation, and tax consulting.
We paid no fees in fiscal 2016 or 2015 for products and services provided by KPMG other than the services referred to above.

PROPOSAL 3 — RATIFICATION OF THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
At the Meeting, our stockholders will vote on a proposal to ratify the selection by the Audit Committee of KPMG as our independent registered public accounting firm for the fiscal year ending March 31, 2017. Although the submission to our stockholders of the selection of KPMG is not required by law or our bylaws, the Audit Committee believes it is appropriate to submit this matter to our stockholders to enable our stockholders to express their views with regard to the Audit Committee’s selection.
The vote on this matter is advisory. Our Audit Committee retains the sole authority to select and replace our independent registered public accounting firm at any time. If our stockholders do not ratify the selection of KPMG, the Audit Committee may reconsider whether or not to retain KPMG, but still may retain KPMG. Even if our stockholders ratify the selection of KPMG, our Audit Committee retains the authority to select another firm to serve as our independent registered public accounting firm, if it believes that it would be in the best interests of our stockholders to do so.
Our Board recommends a vote “for” ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending March 31, 2017.

AUDIT COMMITTEE REPORT
Management is responsible for the preparation of our consolidated financial statements, maintaining effective internal control over financial reporting, compliance with laws and regulations and ethical business conduct. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with applicable auditing standards and for expressing an opinion on whether those financial statements present fairly in all material respects our financial position, results of operations and cash flows, in conformity with United States generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit (in accordance with applicable auditing standards) of, and expressing an opinion on the effectiveness of, our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has reviewed and discussed with management our audited consolidated financial statements, and management has represented to the Audit Committee that these financial statements were prepared in accordance with United States generally accepted accounting principles. The Audit Committee has also discussed the audited consolidated financial statements with the independent registered public accounting firm, and the Audit Committee has discussed with that firm the matters required to be discussed under Auditing Standard No. 16 of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent registered public accounting firm that firm’s independence.
The Audit Committee has met with our internal audit staff and our independent registered public accounting firm, with and without management present, and discussed the results of their examinations, their evaluations of our internal controls, and the quality of our financial reporting. The Audit Committee has considered the results of management’s assessment of, and the results of the independent registered public accounting firm’s audit of, the effectiveness of our internal control over financial reporting, and the Audit Committee has held discussions with management and the independent registered public accounting firm concerning such results.
Based upon the Audit Committee’s review of the audited consolidated financial statements and the results of its discussions with management, internal audit staff and the independent registered public accounting firm described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016 filed with the SEC.
AUDIT COMMITTEE
Robert E. Chappell, Chairman
Scott A. Beaumont
Elam M. Hitchner, III
William Rulon-Miller

OUR EXECUTIVE OFFICERS
Our executive officers are elected or designated annually by the Board to serve until their successors are elected and qualified or until their earlier resignation or removal. Our current executive officers are listed below. Ages are stated as of the date of the Meeting.
Carey Edwards, age 45, has been our Executive Vice President – Sales since July 2015. Mr. Edwards has been associated with CSS since January 2007 when he commenced employment with us as Vice President – Sales and Marketing of our Berwick Offray LLC business. Since that time, Mr. Edwards has assumed progressively increasing sales leadership responsibilities across our product lines and businesses. In his current role, Mr. Edwards is the lead sales executive for retailer distribution channels across all CSS product lines and businesses.
Cara Farley, age 48, has been our Senior Vice President – Marketing and Product Development since September 2015. From June 2010 to August 2015, Ms. Farley served as Vice President – Product Development of the EK Success Brands group of Wilton Brands, LLC. EK Success Brands is a creative consumer products group in the scrapbooking market. In her position with EK Success Brands, Ms. Farley managed all aspects of new product introductions, including strategic planning, concept development, market research planning and consumer marketing program execution across various proprietary and licensed brands, as well as private label programs.
William G. Kiesling, age 53, has been our Vice President – Legal and Licensing and General Counsel since July 2015. From August 2006 to July 2015 he served as our Vice President – Legal and Human Resources and General Counsel. He served as our Vice President and General Counsel from August 2005 until August 2006. From February 1995 to July 2005, Mr. Kiesling served in various legal capacities, including Vice President and Associate General Counsel, with ARAMARK Corporation, a provider of food, hospitality and facility management services and uniform and work apparel.
Christopher J. Munyan is our President and Chief Executive Officer and a member of our board of directors. His biographical information appears under Proposal 1 - Election of Directors.
Vincent A. Paccapaniccia, age 58, has been our Executive Vice President – Finance and Chief Financial Officer since July 2015. From March 2010 to July 2015, he served as our Vice President – Finance and Chief Financial Officer. He served as Chief Financial Officer of ICT Group, Inc. (“ICT”), a provider of customer management and business process outsourcing solutions, from August 1998 until February 2010. He also served as ICT’s Executive Vice President, Finance and Administration from January 2003 until February 2010. From July 1998 until January 2003, Mr. Paccapaniccia served as ICT’s Senior Vice President, Finance. He served as ICT’s Vice President of Finance from January 1996 to July 1998.
Christian A. Sorensen, age 46, has been our Executive Vice President – Operations since July 2015. From July 2013 to July 2015, he served as our Vice President – Operations. From 2008 until July 2013, he served as a Vice President of CSS, with responsibility over the majority of our manufacturing, distribution and importing activities since December 2011. From 1996 to 2008, Mr. Sorensen served CSS and its subsidiaries in various operational and financial capacities.

OWNERSHIP OF CSS COMMON STOCK
The following table lists all persons who we know to have beneficially owned at least five percent of our common stock as of June 13, 2016, unless otherwise noted. The table also shows, as of that date, the beneficial ownership of our common stock by each of our current directors, each of the executive officers listed in the Summary Compensation Table and all directors and executive officers as a group.

Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)
T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc.	1,366,200	(3)	15.1%
Royce & Associates, LLC	1,335,700	(4)	14.7%
Dimensional Fund Advisors LP.	789,875	(5)	8.7%
BlackRock, Inc.	562,159	(6)	6.2%
Scott A. Beaumont	23,500	(7)	*
Robert E. Chappell	10,000	(8)	*
Carey Edwards	15,813	(9)	*
Jack Farber	342,267	(10)	3.8%
Elam M. Hitchner, III	4,000	(11)	*
William G. Kiesling	50,851	(12)	*
Rebecca C. Matthias	56,721	(13)	*
Christopher J. Munyan	126,549	(14)	1.4%
Vincent A. Paccapaniccia	64,325	(15)	*
William Rulon-Miller	1,000		*
Christian A. Sorensen	35,645	(16)	*
All directors and executive officers of CSS as a group (eleven (11) persons, including the individuals named above, other than Mr. Farber)	388,404	(17)	4.2%
________________________

*	denotes that ownership is less than 1 percent of the class.

(1)
“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which a person listed has or shares voting power or investment power. In addition, shares issuable upon the exercise of outstanding stock options exercisable at June 13, 2016 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purpose of computing the beneficial ownership percentage of any other person. Unless otherwise indicated, each person has the sole power to vote, and sole investment power over, the shares listed as beneficially owned by such person.

(2)	This percentage is calculated based upon a total of 9,074,345 shares of CSS common stock outstanding at June 13, 2016.

(3)
This information is as of December 31, 2015 and is derived from Schedule 13G filed with the SEC on February 11, 2016 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Fund”). Price Associates and Price Fund are located at 100 E. Pratt Street, Baltimore, MD 21202. Price Associates is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and Price Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Price Associates has advised us that the shares shown in the table are owned by various individual and institutional investors including Price Fund (which owns 1,007,760 of the shares shown in the table, representing 11.1% of the shares outstanding), which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates and Price Fund have disclosed that they collectively possess sole voting power over 1,007,760 of the shares shown in the table. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of the shares shown in the table; however, Price Associates expressly disclaims that it is the beneficial owner of such shares.

(4)
This information is as of December 31, 2015 and is derived from Schedule 13G filed with the SEC on January 7, 2016. Royce & Associates, LLC (“Royce”) is located at 745 Fifth Avenue, New York, NY 10151. Royce has disclosed that it is an investment adviser registered under the Investment Advisers Act. Royce has disclosed that 840,000 of the shares shown in the table, representing 9.3% of the shares outstanding, are owned by Royce Special Equity Fund, an investment company registered under the Investment Company Act and managed by Royce.

(5)
This information is as of December 31, 2015 and is derived from Schedule 13G filed with the SEC on February 9, 2016. Dimensional Fund Advisors LP (“Dimensional”) is located at Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional has disclosed that it is an investment adviser registered under the Investment Advisers Act, and that it furnishes investment advice to four investment companies registered under the Investment Company Act and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts being referred to collectively as the “Funds”). Dimensional has disclosed that all of the shares shown in the table are owned by the Funds, and that Dimensional possesses sole voting power over 785,081 of the shares shown in the table. Dimensional expressly disclaims that it is the beneficial owner of such shares shown in the table.

(6)
This information is as of December 31, 2015 and is derived from Schedule 13G filed with the SEC on January 26, 2016 by BlackRock, Inc. (“BlackRock”). BlackRock is located at 55 East 52nd Street, New York, NY 10022. BlackRock has disclosed that it possesses sole voting power over 542,487 of the shares shown in the table. BlackRock also has disclosed that it is a parent holding company and that the shares shown in the table are held by six subsidiaries of BlackRock.

(7)	The shares shown in the table include options to purchase 10,000 shares of common stock.

(8)	The shares shown in the table include options to purchase 6,000 shares of common stock.

(9)	The shares shown in the table include options to purchase 8,250 shares of common stock.

(10)
Mr. Farber retired as Chairman of our Board on July 28, 2015. The shares shown in the table include: 50,746 shares held by a revocable trust for the benefit of Mr. Farber for which Mr. Farber is trustee and holds the power of revocation; 291,521 shares held by a revocable trust for the benefit of Vivian Farber, Mr. Farber’s spouse, as to which Vivian Farber is trustee and holds the power of revocation. Mr. Farber disclaims beneficial ownership of all shares owned by trusts for the benefit of his family members.

(11)	The shares shown in the table include options to purchase 3,000 shares of common stock.

(12)	The shares shown in the table include options to purchase 15,575 shares of common stock.

(13)	The shares shown in the table include 26,000 shares owned jointly by Ms. Matthias and her spouse and options to purchase 10,000 shares of common stock.

(14)	The shares shown in the table include options to purchase 46,275 shares of common stock.

(15)	The shares shown in the table include options to purchase 22,250 shares of common stock.

(16)	The shares shown in the table include options to purchase 10,975 shares of common stock.

(17)	The shares shown in the table include options to purchase a total of 132,325 shares of common stock.

CORPORATE GOVERNANCE
Board Meetings; Director Attendance at Annual Meeting of Stockholders
The Board held eleven meetings during our past fiscal year. The Board does not have a formal policy concerning attendance by members of the Board at our Annual Meeting of Stockholders but encourages all directors to attend. All of our current Board members who were members of the Board at the time attended our 2015 Annual Meeting of Stockholders.
Board Committees; Committee Membership; Committee Meetings
CSS has an Audit Committee, a Human Resources Committee, a Nominating and Governance Committee, and an Executive Committee. The Human Resources Committee performs the functions typically performed by a compensation committee. The following table shows the current committee membership and the number of meetings that each committee held during the fiscal year ended March 31, 2016.

Committee	Committee Members – *denotes Committee Chairman	Number of Meetings in Fiscal 2016
Audit	Robert E. Chappell*, Scott A. Beaumont, Elam M. Hitchner, III(1) and William Rulon-Miller	4
Human Resources	Elam M. Hitchner, III*(1), Scott A. Beaumont and Rebecca C. Matthias	4
Nominating and Governance	Rebecca C. Matthias*, Scott A. Beaumont and Robert E. Chappell	3
Executive	Rebecca C. Matthias*, Scott A. Beaumont and Robert E. Chappell	—

(1)
Mr. Hitchner was not a member of the Audit Committee or Human Resources Committee from July 20, 2015 to January 5, 2016. He rejoined these Committees on January 6, 2016, after having resigned from his position with the Pepper Hamilton law firm effective December 31, 2015.

Committee Charters; Corporate Governance Principles; and Other Corporate Governance Documents
The Audit Committee, Human Resources Committee, and Nominating and Governance Committee each operate under a written charter adopted by the Board. Each of these charters and each of the documents listed below is available in print to any stockholder who requests it:

•	CSS Corporate Governance Principles (including categorical standards for the determination of director independence)

•	CSS Code of Ethics and Internal Disclosure Procedures

•	CSS Code of Business Conduct and Ethics for our Directors
In addition, you may access the charters and documents listed above on our website at www.cssindustries.com/corporate-governance. This and all other references to our website in this proxy statement are intended to be inactive textual references only.
Audit Committee
The Audit Committee oversees the integrity of our financial statements, has sole authority to retain, compensate, terminate, oversee and evaluate the independent auditors, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent auditors, subject to the pre-approval policy described below. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in our filings with the SEC; oversees our compliance with legal and regulatory requirements; oversees the organizational structure of, and the activities and qualifications of the persons performing, our internal audit function; and meets separately with the independent auditors and our own internal auditors as often as deemed necessary or appropriate by the Audit Committee. The Audit Committee also oversees our internal control over financial reporting and periodically discusses with management our risks relating to financial reporting, pending and threatened litigation and legal compliance matters, and the steps that management has taken to assess, monitor and address such risks.
The annual audit services engagement terms are subject to specific pre-approval of the Audit Committee. The Audit Committee has adopted a pre-approval policy relating to non-audit services that may be performed by our independent auditors. Such services can be pre-approved by the Audit Committee. Additionally, any member of the Audit Committee can pre-approve such services for fees not exceeding $50,000 in a fiscal year, and any two members of the Audit Committee can pre-approve such services for fees not exceeding $100,000 in a fiscal year. Any approval by one or two members is reported to the Audit Committee, for informational purposes, at its next regular meeting following such approval.
In addition, the Audit Committee may pre-approve, on an annual basis, non-audit services that are described in sufficient detail so that the Audit Committee knows precisely what services it is being asked to pre-approve and can make a well-reasoned assessment of the impact of those services on our outside auditor’s independence.
Our Board has determined that Messrs. Beaumont, Chappell and Rulon-Miller each meet the criteria of an “audit committee financial expert” as that term is defined in SEC regulations. Each Audit Committee member is also independent as determined in accordance with applicable SEC and NYSE rules.
You may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Audit Committee, c/o CSS Industries, Inc., 450 Plymouth Road, Suite 300, Plymouth Meeting, PA 19462. You can report your concerns to the Audit Committee anonymously or confidentially.
Human Resources Committee
The Human Resources Committee has responsibility and authority to review, modify and approve our corporate goals and objectives relevant to compensation of the chief executive officer and other CSS executive officers; review, modify and approve the structure of our executive compensation; evaluate the compensation (and performance relative to compensation) of the chief executive officer; determine the amounts and individual elements of total compensation for the chief executive officer; evaluate (in conjunction with the chief executive officer) and approve the compensation (and performance relative to compensation) of all other CSS executive officers and those employees of CSS and its subsidiaries having an annual base salary in excess of a threshold amount determined by the Committee (presently $250,000) and approve the individual elements of total compensation for such employees.
In addition, the Human Resources Committee has responsibility and authority to evaluate our compensation policies for officers and senior management; evaluate and make recommendations to the Board with respect to the terms and administration of our annual and long-term incentive compensation plans and equity-based plans; evaluate and approve significant changes to our employee benefit programs; approve revisions to the Company’s executive salary range structure and salary increase guidelines; make grants under and administer the 2013 Stock Plan; and administer grants previously made under the 2004 Stock Plan.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for identifying qualified individuals for Board membership and recommending individuals for nomination to the Board and its committees. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board as to changes in Board structure, the range of qualifications that should be represented on the Board and eligibility criteria for individual Board membership. The Nominating and Governance Committee is also responsible for developing and recommending corporate governance principles to the Board and overseeing the evaluation of the Board and its Committees.
Executive Committee
The Executive Committee may exercise all the authority of the Board in our business and affairs, to the extent permitted by law, at a time when action of the entire Board is not feasible.

Procedures and Processes with Regard to Executive Compensation
The Human Resources Committee makes executive compensation determinations at meetings held periodically over the course of a fiscal year. Near the beginning of a fiscal year, the Human Resources Committee evaluates the prior-year performance of the CSS executive officers, including the chief executive officer; determines annual base salaries for the new fiscal year for the chief executive officer and other executive officers; determines the extent to which the prior year’s awards under our management incentive program (“MIP”) have been earned and the extent to which there will be payouts under the discretionary component of our bonus program; determines the type and amount of available awards under our MIP for the new fiscal year and sets performance goals for such awards; and determines the form and amount of long-term incentive awards.
In advance of meetings of the Human Resources Committee, members of CSS executive management provide the Human Resources Committee with written materials containing compensation-related information and recommendations, including recommendations as to the amount and form of compensation for executive officers other than the chief executive officer. These materials are prepared by or under the direction of Messrs. Munyan and Kiesling. In connection with the preparation of such materials, Messrs. Munyan and Kiesling confer with representatives of Frederic W. Cook & Co., Inc. (“F.W. Cook”), in its capacity as an independent compensation adviser to the Human Resources Committee, and portions of such materials are prepared by, or reflect the advice and input of F.W. Cook, acting in such capacity. The Human Resources Committee determines the matters as to which F.W. Cook prepares materials or provides its advice and input to our executive management in connection with the preparation of such materials.
On an annual basis, and otherwise as deemed appropriate by Mr. Munyan or as requested by the Human Resources Committee, Mr. Munyan provides the Human Resources Committee with his evaluation of the performance of our named executives, including Mr. Munyan’s own self-evaluation. Certain of our executive officers participate in meetings of the Human Resource Committee. Executive officers do not participate, and are not present, during portions of meetings in which the Human Resources Committee considers their individual performance and approves their compensation.
Procedures and Processes with Regard to Director Compensation
Under our bylaws, our Board has authority and responsibility for fixing the nature and amount of all compensation paid to the members of our Board. Our Board reviews and sets the amount of fees paid to non-employee directors on an annual basis. Any changes that the Board approves with respect to fees paid to non-employee directors become effective on the date of the Board’s annual organizational meeting, which is held immediately following the Annual Meeting of Stockholders of CSS. During fiscal 2016, our Board determined to adjust annual fees paid to non-employee directors for service on our Board. In making this determination, our Board considered the results of a director compensation competitiveness analysis prepared by F.W. Cook at the request of the Board, as well as management’s recommendations based on F.W. Cook’s analysis. See Director Compensation – Fiscal 2016 for further information concerning the form and amount of director compensation provided by CSS.
Use of Compensation Consultants

The Human Resources Committee directly engaged F.W. Cook, an independent compensation consulting firm, to assist the Human Resources Committee in making executive compensatory determinations for our fiscal year ended March 31, 2016. In connection therewith, F.W, Cook prepared and presented to the Human Resources Committee an executive compensation trends report, a peer group share usage analysis, and a fair value transfer analysis. Additionally, the Human Resources Committee consulted with F.W. Cook concerning: the setting of annual base salaries for our named executives for fiscal 2016, the structure of our bonus program for fiscal 2016, including target and threshold performance criteria and award levels under the performance component of our fiscal 2016 bonus program; and the nature, structure and amount of long-term incentives granted in fiscal 2016.

The Human Resources Committee has determined that F.W. Cook is independent with respect to CSS and that there are no known conflicts of interest in connection with F.W. Cook’s role as the Human Resources Committee’s independent compensation adviser. In making such determination, the Human Resources Committee considered:

•
That F.W. Cook provides no services to CSS or its management other than the services performed for the Human Resources Committee in F.W. Cook’s capacity as an independent adviser to the Human Resources Committee.

•	That the fees and expenses paid to F.W. Cook by CSS during 2015 were less than 1% of F.W. Cook’s total consulting income during such period.

•	F.W. Cook’s policies and procedures designed to prevent conflicts of interest, and its affirmation as to its compliance with such policy.

•	F.W. Cook’s policy restricting its employees from trading in the securities of F.W. Cook’s clients, and its affirmation as to its compliance with such policy.

•	The absence, following inquiry, of any identified business or personal relationships between employees of F.W. Cook, on the one hand, and our executive officers, on the other hand.
At the request of the Board, F.W. Cook was engaged during fiscal 2016 to review our non-employee director compensation and to provide the Board with a director compensation competitiveness analysis. The Board considered F.W. Cook’s analysis as well as management’s recommendations based on such analysis in adjusting our non-employee director compensation during fiscal 2016.
Human Resources Committee Interlocks and Insider Participation
As indicated above, the Human Resources Committee performs the functions typically performed by a compensation committee. Ms. Matthias was a member of the Human Resources Committee throughout fiscal 2016, and Messrs. Hitchner, Beaumont and Chappel and Mr. James H. Bromley, who retired from our Board effective July 28, 2015, served as members thereof for parts of fiscal 2016. Mr. Chappell was a member of the Human Resources Committee from July 20, 2015 to January 5, 2016. Mr. Hitchner was not a member of the Human Resources Committee during that period. He rejoined the committee on January 6, 2016, after having resigned from his position with the Pepper Hamilton law firm effective December 31, 2015. Mr. Bromley previously served as an executive officer of CSS. He ceased to be a CSS executive officer in December 1997. No member of the Human Resources Committee served as an officer or employee of CSS or any of its subsidiaries during the fiscal year ended March 31, 2016 or had any relationship requiring disclosure under SEC regulations.
Board Independence
The Board has affirmatively determined that each of Messrs. Beaumont, Chappell, Hitchner and Rulon-Miller and Ms. Matthias has no material relationship with CSS (either directly or as a partner, stockholder or officer of an organization that has a relationship with CSS) and is an independent director within the meaning of the New York Stock Exchange (“NYSE”) rules.
Mr. Hitchner no longer is associated with the Pepper Hamilton law firm, having ceased his association with such firm effective December 31, 2015. In determining that Mr. Hitchner was independent during the period prior to his resignation from Pepper Hamilton, the Board took into account that: (i) in his then-position as Special Counsel and Director of Corporate Training with Pepper Hamilton, Mr. Hitchner's responsibilities related solely to training; (ii) Mr. Hitchner did not participate in the provision of legal services to CSS or any other Pepper Hamilton client; (iii) Mr. Hitchner did not previously participate in Pepper Hamilton's provision of legal services to CSS; (iv) Mr. Hitchner was a salaried employee of Pepper Hamilton, and his compensation was not affected by the level of Pepper Hamilton's fee income from CSS or any other Pepper Hamilton client; and (v) for CSS' fiscal years ended March 31, 2015 and 2016, Pepper Hamilton's revenues from CSS represented less than 0.25% of Pepper Hamilton's gross revenues for the same period.

The Board has determined that each of the members of the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee is independent within the meaning of the NYSE rules. To assist the Board in making determinations of independence, the Board has adopted the following categorical standards:
(i) A director will not be independent if: (1)(A) the director is a current partner or employee of CSS’ internal or external auditor, or (B) an immediate family member of the director is either (x) a current partner of such a firm or (y) a current employee of such a firm and personally works on CSS’ audit, or (C) within the preceding three years the director or an immediate family member of the director was a partner or employee of CSS’ present or former external auditor and personally worked on CSS’ audit within that time; or (2) currently, or within the preceding three years: (A) the director is or was employed by CSS; (B) an immediate family member of the director is or was employed by CSS as an executive officer; (C) the director, or an immediate family member of the director is or was employed as an executive officer of another entity, as to which any of CSS’ executive officers at the same time served on the compensation committee of such other entity; (D) the director, or an immediate family member of the director received, during any 12 month period, more than $120,000 in direct compensation from CSS, other than director related fees; or (E) the director is or was an executive officer or otherwise employed by an entity, or an immediate family member of the director is or was employed by an entity, that made payments to, or received payments from, CSS for property or services in an amount which in any of CSS’ fiscal years exceeded the greater of $1 million, or 2% of the other entity’s gross revenues.
(ii) Service by a CSS director as an executive officer of a charitable organization as to which the charitable contributions made by CSS and the Farber Foundation to such charitable organization are less than the greater of 2% of that organization’s total annual charitable receipts or $1 million per annum, shall not be considered a material relationship that would impair a director’s independence.
All non-employee directors satisfied these categorical standards, which are set forth in our Corporate Governance Principles, which can be accessed on our website at www.cssindustries.com/corporate-governance.
Executive Sessions of Non-Management Directors
Ms. Matthias, in her capacity as non-executive Chair of the Board, presides at the regularly scheduled executive sessions of our non-management directors, each of whom is an independent director. Each session has been scheduled to be held immediately following each regularly scheduled meeting of the Board.

Board Leadership Structure

Although our bylaws do not prohibit our chief executive officer from serving as Chair of our Board, these two positions are not held by the same individual. Our Board believes that this leadership structure is appropriate based on the experience and capabilities of our Board Chair, Ms. Matthias, who is an independent director, and our chief executive officer, Mr. Munyan. Our Board also believes that this structure is appropriate because it allows our chief executive officer to focus primarily on leading the business while the Board Chair focuses on Board functions and responsibilities.

Board’s Role in Risk Oversight
Management is responsible for risk management, including identifying risks, assessing threats posed by those risks, determining how those risks should be addressed, and monitoring the status of those risks and the status of any actions that management has determined to implement to address those risks. The Board’s role in risk management is to oversee these activities. The Board administers its oversight responsibilities with regard to risk management by considering management presentations and reports, engaging in discussions with management, questioning management, and constructively challenging management’s assessments and conclusions. The Board also directs management to consider, assess and report to the Board on matters that the Board views as potential risks, if management has not already identified or assessed those potential risks.

The Board administers its risk oversight responsibilities at both the full Board level and at the Committee level. Generally, the full Board oversees risk management with respect to strategic and operational matters and as to risks that may significantly affect our business, results of operations or financial condition (which sometimes may involve risks primarily overseen at the Committee level). In this regard, there can be some overlap among matters overseen by the full Board and by Committees of the Board. The Audit Committee has primary oversight responsibility for risks that may impact the effectiveness of our internal controls over financial reporting, risks associated with pending and threatened litigation and those associated with our compliance with laws, rules and regulations applicable to our business. The Audit Committee oversees the activities of the Company’s internal audit function and receives regular reports on internal audit’s work as a means of evaluating the effectiveness of the Company’s internal controls, management’s procedures to identify and address business risks, and management’s responses to those risks. The Human Resources Committee has primary responsibility for overseeing risks associated with our compensation and benefits policies and practices.
Management identifies operational and strategic risks through, among other methods, regular and frequent communication with the personnel (such as the operations, sales and marketing staff) of our business units.  Our chief executive officer routinely discusses operational and strategic risks with the appropriate employees at each of our businesses.  In addition, our chief financial officer, general counsel and vice president of operations frequently participate in meetings with the staff at each of our businesses in order to understand operational and strategic risks.
As risks are identified, management assesses, or oversees the assessment of, such risks. Following assessment, management determines how those risks will be addressed and monitors the status of those risks and of any actions that management has determined to take to address those risks. These activities form the basis for management’s reports to the Board and/or Committees of the Board on risks that may affect the business.
Communications with the Board
Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Ms. Matthias c/o CSS Industries, Inc. at 450 Plymouth Road, Suite 300, Plymouth Meeting, PA 19462. Ms. Matthias will forward these communications to specified individual directors, or, if applicable, to all the members of the Board as she deems appropriate.
Consideration of Director Candidates
The Nominating and Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest personal and professional ethics, integrity and values and relevant experience. They are also expected to be committed to the long-term interests of our stockholders, and to have an inquisitive and objective perspective, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. In this regard, our Corporate Governance Principles provide that directors should not serve on more than four other public company boards (two other public company boards if the director serves as chief executive officer of another entity, or in an equivalent position). The charter of the Nominating and Governance Committee provides that in evaluating nominees, the Nominating and Governance Committee will consider the attributes mentioned above, and such other factors as it deems appropriate, which may include judgment, skill, experience with businesses and other organizations comparable to CSS, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and its committees.
We do not have a formal policy with regard to the consideration of diversity in identifying nominees to stand for election to our Board. Our Board selects nominees after considering the recommendations of the Nominating and Governance Committee. In developing its recommendations, the Nominating and Governance Committee may consider, among other factors mentioned above, the interplay of the candidate’s experience with the experience of other Board members. In considering this factor, the Nominating and Governance Committee may take into account the extent to which a candidate’s experience broadens the range of experience already represented on the Board. The Nominating and

Governance Committee believes that the interplay of a candidate’s experience with the experience of other Board members is one of multiple factors that may be appropriate for consideration in formulating its recommendations. Likewise, in considering the nominees recommended by the Nominating and Governance Committee, our Board may consider the interplay of a candidate’s experience with the experience of other Board members, among other factors.
Under our bylaws, no director is eligible to be nominated for election to the Board or otherwise continue service as a director past the date of the Annual Meeting of Stockholders occurring in the calendar year in which such Director reaches or has reached his or her 75th birthday.
Stockholders can recommend candidates for nomination by writing to Ms. Matthias, c/o CSS Industries, Inc., 450 Plymouth Road, Suite 300, Plymouth Meeting, PA 19462. To submit a candidate for consideration in connection with our 2017 Annual Meeting of Stockholders, a stockholder must submit the following information by February 22, 2017: (1) the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the SEC; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to serve as a director; and (4) proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned. The Nominating and Governance Committee may seek additional information regarding the candidate. In considering any candidate proposed by a stockholder, the Nominating and Governance Committee will reach a conclusion based on the criteria described above, and it will evaluate candidates recommended by stockholders in the same manner in which it evaluates candidates recommended by others. After full consideration, the Nominating and Governance Committee will notify the stockholder proponent of the Nominating and Governance Committee’s determination.
A non-management director recommended Mr. Rulon-Miller as a nominee to stand for election as a director.
Code of Ethics and Internal Disclosure Procedures (Employees) and Code of Business Conduct and Ethics (Board of Directors)
We have a Code of Ethics and Internal Disclosure Procedures (“Employee Code”) applicable to all employees, including officers, and it contains specific provisions relating to our chief executive officer and our senior financial employees. Among other things, the Employee Code is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in reports and documents required to be filed by us with the SEC and in other public communications we make; and to promote compliance with applicable governmental laws, rules and regulations. The Employee Code provides for the prompt internal reporting of violations and contains provisions regarding accountability for adherence to its provisions. The Board also has adopted a Code of Business Conduct and Ethics (“Director Code”) applicable to the Board. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Employee Code and our Director Code by making disclosures concerning such matters available on the corporate governance page of our website, www.cssindustries.com/corporate-governance.

RELATED PARTY TRANSACTIONS
We do not have a formal policy on related party transactions. However, our Employee Code and our Director Code reflect our general policy that conflicts of interest are to be avoided by directors, officers and employees of CSS and its subsidiaries. These codes are intended to ensure that transactions that may involve conflicts of interest are identified, reviewed and approved. Our Director Code states that directors should avoid conflicts of interest, including those arising indirectly from activities of immediate family members, and report to the Chairman of the Nominating and Governance Committee any situation that may involve a conflict of interest.
Under our Employee Code, our employees, including our executive officers, must observe honest and ethical behavior and avoid conflicts of interest, including those arising from activities of family members. We encourage dialog between employees and their supervisors to bolster awareness of situations that may pose ethical questions, including conflicts of interest. We expect employees to report suspected violations of the Employee Code to our legal department for investigation. Under our Employee Code, our chief executive officer, chief financial officer, controller and those performing similar functions must disclose to our general counsel any material transaction or relationship that reasonably may be expected to violate the Employee Code, including actual or apparent conflicts of interest.
If a material transaction that may pose a conflict of interest is brought to the attention of the Chairman of the Nominating and Governance Committee or our general counsel, as contemplated by our codes of conduct, those individuals generally would be expected to present such transaction to our Board for review, approval or ratification. Our Board has not adopted any particular standards applicable to its consideration of such matters.
On an annual basis, our employees, including our executive officers, are required to certify in writing that they are in compliance with the Employee Code, or, if not in compliance, to identify instances of non-compliance. Additionally, our executive officers and directors, on an annual basis, are required to report to us, in response to director and officer questionnaires, any related party transactions that may give rise to a disclosure obligation in our proxy statement under Item 404(a) of SEC Regulation S-K. Since the beginning of our 2016 fiscal year, we have not had any transactions required to be reported under Item 404(a) of SEC Regulation S-K.
On March 4, 2016, we agreed to purchase, under our stock repurchase program, 45,000 shares of our common stock from a charitable foundation of which the Company’s former Chairman of the Board, Jack Farber, who retired as a director and officer of the Company on July 28, 2015, is a founder, director and officer.  The purchase price of $28.32 per share was $0.43 per share lower than the closing market price on the preceding trading day.  The transaction was approved by the Company’s Board of Directors on March 4, 2016 and completed on March 8, 2016.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We refer to these executive officers as our “named executive officers” or “named executives.”
Compensation Objectives
We have designed our executive compensation program to address principally the four objectives identified in the following table. This table also identifies the type(s) of compensation we utilize to address each objective:
Compensation Objectives and Corresponding Types of Compensation Utilized

Objective	Type
Competitiveness — providing compensation that is appropriately competitive to attract and retain executive talent, taking into account the size and business of CSS and its subsidiaries	Salary Incentive Compensation Equity Compensation
Performance Incentives — incentivizing and rewarding the achievement of performance goals	Incentive Compensation Equity Compensation
Ownership Incentives — encouraging the aggregation and maintenance of equity ownership to align executive and stockholder interests	Equity Compensation
Retention Incentives — incentivizing long-term continued employment with us	Equity Compensation
Say-on-Pay Consideration
At our Annual Meeting of Stockholders held on July 28, 2015, our stockholders voted to approve, on an advisory basis, the compensation paid to our named executive officers for our fiscal year ended March 31, 2015, with approximately 99% of the votes cast on the matter being for approval of our “say-on-pay” proposal. The Human Resources Committee believes that these results reflect that the holders of a substantial majority of our common stock concurred with the Company’s compensation objectives and its fiscal 2015 compensatory practices. Taking the results of the say-on-pay vote into consideration, the Human Resources Committee determined not to make significant changes to the Company’s compensatory practices.
Fiscal 2016 Compensation
Pay for Performance
To incentivize results that benefit our stockholders, we designed our compensation program to make a meaningful portion of target total direct compensation (salary, plus target annual incentive compensation, plus long-term incentives) dependent on management performance. For fiscal 2016, the weight attributed to the performance component of our bonus program was 80% of each executive’s target bonus amount, and the weight attributed to the discretionary component was 20%. Payouts under the performance component were determined based on the extent to which management attained specified performance goals. Payouts under the discretionary component were determined at the discretion of the Human Resources Committee.
Similarly, we structured our long term incentives for fiscal 2016 to encourage and reward the achievement of stock price appreciation, which in turn directly benefits our stockholders. These incentives are comprised of non-qualified stock options and restricted stock units (“RSUs”). The stock options have a seven-year term and vest in equal installments on each of the first four anniversaries of the grant date. Because the exercise price is equal to the closing market price on the trading day immediately preceding the grant date, the value that our executives may realize from these awards is entirely dependent on stock price appreciation. The RSUs will not become earned and will not vest unless a total stockholder return (“TSR”)

performance goal is met, except that such RSUs will become earned and vested upon occurrence of a change of control. This structure creates meaningful incentives for management to achieve performance that benefits our stockholders, and it closely aligns the interests of our executives with those of our stockholders.
As shown in the table below, approximately 65% of Mr. Munyan’s target total direct compensation (“TTDC”) for fiscal 2016 was subject to performance incentives or, in the case of the discretionary component of the bonus program, Human Resources Committee discretion. The percentages for our other named executives ranged from approximately 52% to 58%. Mr. Farber, who retired as our Chairman in July 2015, does not appear in the table because he did not participate in our bonus program or our equity compensation program.
Fiscal 2016 — Portion of TTDC Subject to Performance Incentives or Committee Discretion

Executive	Salary ($)	Target bonus amount ($)	Stock awards ($)	Option awards ($)	TTDC ($)	TTDC subject to performance incentives or committee discretion ($)	TTDC subject to performance incentives or committee discretion (%)
C.J. Munyan	626,008	626,008	177,216	356,475	1,785,707	1,159,699	65%
V.A. Paccapaniccia	376,388	301,110	73,840	147,000	898,338	521,950	58%
W.G. Kiesling	364,022	291,218	46,150	94,080	795,470	431,448	54%
C. Edwards	364,803	253,752	59,072	117,600	795,227	430,424	54%
C.A. Sorensen	281,465	168,879	46,150	94,080	590,574	309,109	52%
In the tables that follow, we compare the TTDC components that were available to be awarded to our chief executive officer in each of the last three fiscal years (Table 1) to the corresponding amounts that were paid out or which may be considered realized, based on the methodology described below, as of March 31, 2016 (Table 2).
Table 1 presents each component of our chief executive officer’s TTDC for each of the last three fiscal years. The stock award and option award amounts in Table 1 reflect the grant date fair value of each such award, the same value at which such awards are required, under applicable SEC regulations, to be reflected in the Summary Compensation Table included in this Proxy Statement.
Table 1 — TTDC — Chief Executive Officer

Fiscal Year	Salary ($)	Target bonus amount ($)	Stock awards ($)	Option awards ($)	TTDC ($)
2016	626,008	626,008	177,216	356,475	1,785,707
2015	607,775	607,775	178,200	360,360	1,754,110
2014	590,073	590,073	164,080	351,155	1,695,381
3-Year Total	1,823,856	1,823,856	519,496	1,067,990	5,235,198

Table 2 below shows how the Company’s performance and the Human Resources Committee’s discretion have affected bonus payouts, and how the design of our long-term incentives affect realization of the stock awards and option awards granted to our chief executive officer:

Table 2 — Total Direct Compensation that may be Considered Realized at 3/31/2016 as a Percentage of TTDC — Chief Executive Officer

Fiscal Year	Salary ($)	Bonus payout ($)	Value of stock awards at 3/31/2016 ($)	Intrinsic value of option awards at 3/31/2016 ($)	Total direct compensation at 3/31/2016 ($)	Total direct compensation as of 3/31/2016 as a percentage of TTDC (%)
2016	626,008	378,008	—	7,760	1,011,776	57%
2015	607,775	458,846	—	—	1,066,621	61%
2014	590,073	436,654	—	—	1,026,727	61%
3-Year Total	1,823,856	1,273,508	—	7,760	3,105,124
Comparison to Table 1 amount (%)	100%	70%	—%	1%	59%
Below, we further discuss the information presented in the preceding tables:
Bonus Payouts.    In Table 2, the “bonus payout” column shows the portion of the target bonus amount from Table 1 that we actually paid for each of the last three fiscal years. Payouts under the performance component were based on the level of earnings per share (“EPS”) achieved by CSS, after certain adjustments determined at the beginning of the performance period, as compared to threshold and target levels of EPS established by the Human Resources Committee at the beginning of the performance period. Based on the level of EPS achieved (as adjusted), payouts under the performance component represented approximately 59%, 79% and 80%, respectively, of the target for such component for fiscal 2016, 2015 and 2014. Payouts under the discretionary component were approximately 65%, 60% and 50%, respectively, of the target for such component for each such fiscal year.
Based on our use of performance goals and, in the case of the discretionary component of the bonus program, the exercise of discretion by the Human Resources Committee, payouts to our chief executive officer over the past three fiscal years have amounted to approximately 69% of the aggregate target bonus amount for such period. We believe that the design of our bonus program has resulted in payouts reflecting appropriate correlation between pay and performance. We also believe that our bonus program is designed to provide meaningful incentives and rewards for our chief executive officer to achieve performance goals designed to benefit our stockholders.
Option Award for Fiscal 2016.  The option award for fiscal 2016 consists of stock options subject to service-based vesting conditions that were not satisfied as of March 31, 2016. Currently, the service-based vesting conditions are partially satisfied, with 25% of the underlying options being vested and exercisable. In Table 2, this option award is valued at the difference between the closing market price per share of CSS common stock on March 31, 2016 of $27.93 and the exercise price of $27.77 per share. The value shown includes all stock options underlying the award, including those that were not vested or exercisable as of March 31, 2016.
We structured the foregoing option award to incentivize and reward performance intended to benefit our stockholders. The value that may be realized by our chief executive officer from this award will increase only if there is further stock price appreciation, which, in turn, directly benefits our stockholders. Further, given that this award becomes exercisable in installments over time as service-based vesting conditions become satisfied, this award is designed to address our objectives of providing both performance incentives and retention incentives.
Option Awards for Fiscal 2015 and 2014 and Stock Awards for Fiscal 2016, 2015 and 2014.    The option awards for fiscal 2015 and 2014 and the stock awards for fiscal 2016, 2015 and 2014, which consisted of RSUs, are valued at zero in Table 2 because these awards are subject to TSR performance goals that have not been attained. If the TSR performance goal applicable to an option award or a stock award is not attained on or prior to the fourth anniversary of the grant date, and in the absence of a change of control, the underlying stock options will not become earned or exercisable and the underlying RSUs will not become earned or vested and will not be settled for shares of CSS common stock.
We structured the aforementioned option and stock awards to incentivize and reward performance intended to benefit our stockholders. Our chief executive officer will realize value from these awards only if the applicable TSR performance goals are attained, and if such goals are met, the value realized by our chief executive officer will increase with the the achievement of further stock price appreciation. Given that stock price appreciation is fully aligned with the interests of our stockholders, these awards are structured to drive management performance that directly benefits our stockholders.

Use of Comparative Data
In this section, we describe the comparative data considered by us in making compensatory determinations for fiscal 2016 and how that data was obtained. In later sections, we discuss how we utilized such comparative data in making our compensatory determinations.
The Human Resources Committee uses comparative compensation data to address its “competitiveness” compensation objective. The Committee utilizes its independent executive compensation consultant, F.W. Cook, to obtain, analyze, and advise the Committee with respect to comparative compensation data from a peer group of public companies and from available executive compensation surveys.
In consultation with F.W. Cook, the Committee has determined that comparative data should be obtained, analyzed and considered by the Committee periodically, but not necessarily every year. In this regard, the Committee directly engaged F.W. Cook to perform an executive compensation review that was utilized and considered by the Committee in making compensatory determinations for the immediately preceding fiscal year, fiscal 2015 (the “prior year review”). The prior year review included an analysis of executive compensation data from the proxy statements of a peer group of public companies comparable to CSS, as well as an analysis of compensation information from a national general industry survey.
The peer group used for the prior year review consisted of the following 14 public companies: Blyth, Inc.; CDI Corp.; Checkpoint Systems, Inc.; Destination Maternity Corporation; Ennis, Inc.; Hooker Furniture Corporation; JAKKS Pacific, Inc.; Kid Brands, Inc.; Knoll, Inc.; Lannett Company, Inc.; Libbey Inc.; Lifetime Brands, Inc.; National Presto Industries, Inc.; and Neenah Paper, Inc. This group was developed by F.W. Cook and approved by the Human Resources Committee, taking into account F.W. Cook’s recommendations. Members of the peer group were selected based on similarity to CSS with regard to business type and scope of operations, measured principally by revenues, earnings, market capitalization and location.
In the prior year review, F.W. Cook compared the total compensation paid to our four most highly compensated executive officers for fiscal 2014 to that received by comparable executives at each of the peer companies. The elements of pay included in such analysis were base salary, annual incentives and long-term incentives. Comparisons were based on an executive’s position and on pay rank (i.e., highest paid vs. highest paid, 2nd highest paid vs. 2nd highest paid, etc.). The Human Resources Committee took this comparative data into account and used it as a point of reference in setting salaries for fiscal 2015 and in structuring annual and long term incentives for fiscal 2015.
In making compensatory determinations for fiscal 2016, the Human Resources Committee was cognizant that the comparative data from the prior year review had been taken into account by the Committee in designing the Company’s compensation program for fiscal 2015, and the Committee used the fiscal 2015 compensation program as a starting point of reference in making compensatory decisions for fiscal 2016. In addition, the Committee engaged F.W. Cook to advise the Human Resources Committee as to general trends and developments in executive compensation subsequent to the preparation of the prior year review and, with respect to long term incentives, to provide the Committee with an updated comparative analysis of share usage, dilution and fair value transfer for a peer group similar to the one used for the prior year review.1 While F.W. Cook’s trends and developments report did not, and was not intended to, update all of the comparative data in the prior year review, such report addressed marketplace trends and developments affecting levels of compensation, compensation structure and mix, and regulatory developments. In making its compensatory decisions for fiscal 2016, the Human Resources Committee considered the generalized “trends and developments” information and F.W. Cook’s updated comparative analysis of peer group share usage, dilution and fair value transfer data.
Base Salaries
In setting base salaries for our executive officers for fiscal 2016, the Human Resources Committee considered, among the other factors discussed below, the Company’s proposed budget, of approximately 3%, for fiscal 2016 salary increases. In considering the appropriateness of such budget, the Human Resources Committee consulted with F.W. Cook and considered information provided by F.W. Cook as part of its report on general trends and developments in executive compensation.
For fiscal 2016, the Human Resources Committee increased Mr. Munyan’s annual base salary by approximately 3% to $626,008. In so doing, the Human Resources Committee took into account, in addition to the salary increase budget mentioned above, CSS’ performance during fiscal 2015, Mr. Munyan’s individual performance during such period, his skill set and experience relative to the needs of CSS, his tenure in his current position, and his expected future contributions to CSS. In addition, the Human Resources Committee considered the advice of F.W. Cook, including the information provided as part of its general trends and developments report. The Human Resources Committee did not attribute any particular weight to the individual factors that it considered.
In approving annual base salary increases for Messrs. Paccapaniccia, Kiesling and Sorensen, which ranged from 2% to 4%, the Human Resources Committee considered the same factors as those discussed above with respect to Mr. Munyan. In approving a 10% increase for Mr. Edwards, the Human Resources Committee considered these same factors, as well as additional responsibilities assumed by Mr. Edwards in fiscal 2016. In addition, the Committee considered Mr. Munyan’s evaluation of each executive’s individual performance, and his recommendations as to their respective salary increases. The Human Resources Committee did not attribute any particular weight to individual factors.
Mr. Farber’s annual base salary for fiscal 2016 was determined by reference to his employment agreement with the Company, which provided for an annual base salary of $400,000.
Annual Incentive Compensation
Fiscal 2016 Bonus Program Design
We provide annual incentive compensation opportunities under our bonus program, which has two components: (i) a performance component under our MIP for which payouts are determined by the level of achievement of performance goals established by the Human Resources Committee at the beginning of the performance period; and (ii) a discretionary component which may be paid in whole or in part at the discretion of the Human Resources Committee. In practice, payouts under the discretionary component are determined taking into account the extent to which pre-established individual goals are achieved. The performance and discretionary components represent 80% and 20%, respectively, of each executive’s target award level.
Target award levels for our executives are based on a percentage of their respective annual base salaries. Maximum award levels are equal to 200% of each executive’s target award level. The threshold amount represents the minimum payout for a specified level of performance versus a goal. For the fiscal year ended March 31, 2016, the target award level percentages, and the threshold, target and maximum award amounts, were as follows (Mr. Farber does not appear in the table below because he did not participate in the bonus program):
1 The peer group used for the fiscal 2016 analysis included Helen of Troy Limited, did not include Kid Brands, Inc. and Checkpoint Systems, Inc., and was otherwise the same as the peer group used for the prior year review.

Fiscal 2016 Bonus Program Summary(1)

Executive	Target as a % of base salary	Threshold ($)	Target ($)	Maximum ($)
C.J. Munyan	100%	98,659	626,008	1,252,016
V.A. Paccapaniccia	80%	47,455	301,110	602,221
W.G. Kiesling	80%	45,896	291,218	582,435
C. Edwards	70%	39,991	253,752	507,504
C.A. Sorensen	60%	26,615	168,879	337,758
______________________

(1)
The threshold column assumes no payouts under the discretionary component. The target and maximum columns assume payouts under the discretionary component at the target and maximum levels, respectively.

The Human Resources Committee set target award levels for fiscal 2016 using the same percentages used in fiscal 2015 and prior periods, except that Mr. Edwards target award level was increased to reflect additional responsibilities assumed in fiscal 2016. These percentages are designed to make a meaningful portion of each executive’s target annual cash compensation (i.e., salary, plus target annual incentive compensation) dependent on the achievement of performance objectives, and, in the case of the discretionary component, subject to Human Resources Committee discretion. The Committee retained the same target percentages that were used in the past in part because, taking into consideration F.W. Cook’s prior year executive compensation review and its trends and developments report for fiscal 2016, the Committee believes that they result in target award levels that are competitive.
Payouts under the performance component are determined by the level of diluted EPS attained by CSS. No amounts are paid under this component unless CSS achieves EPS in excess of a minimum “threshold” level. If the threshold level is exceeded, payouts depend on the extent to which the attained level of EPS exceeds the minimum level. Likewise, specified “target” and “maximum” EPS levels must be reached for payouts to be made at the target and maximum levels, respectively. The threshold, target and maximum EPS levels were determined by the Human Resources Committee at the beginning of the performance period, at which time the Committee also determined that for purposes of determining payouts, actual EPS would be adjusted to account for the occurrence of certain specified events.
For fiscal 2016, the Human Resources Committee set the minimum level of EPS needed for payouts under the performance component at $1.69 per share, at which level payouts would be equal to approximately 19.7% of each executive’s target amount for such component. At higher EPS levels, each executive’s payout under such component would be higher, and the magnitude of the increase would be determined by the extent to which the achieved level of EPS exceeded the minimum level. If the target EPS level of $2.15 per share was attained, then payouts would be equal to 100% of each executive’s target amount for the EPS component. If the achieved level of EPS exceeded the target level, payouts would be increased further (based on the extent to which the target level was exceeded), subject to a maximum payout equal to 200% of each executive’s target for the EPS component, which amount would be payable if EPS was equal to or in excess of $2.59 per share.
The Human Resources Committee retains discretion to reduce or eliminate any payout under the EPS component based on individual performance or any other factors that the Human Resources Committee deems appropriate.
The Human Resources Committee selected EPS as a principal measure of performance because the Committee believes it is the fundamental “bottom line” indicator of the ability of our executives to enhance return for our stockholders. At the time that the Human Resources Committee set the threshold, minimum and target levels for EPS, the Committee believed that results above the minimum levels were reasonably attainable with a strong performance, and that results near or at the target levels would be challenging to achieve. The Human Resources Committee also believed that actual achievement of the minimum and target levels was substantially uncertain.

Payouts, if any, under the discretionary component are determined in the sole discretion of the Human Resources Committee, taking into account the extent to which pre-established individual goals are achieved. The discretionary component provides the Human Resources Committee with flexibility to incentivize and reward individual management performance as deemed appropriate by the Human Resources Committee.
Payouts under the Bonus Program for Fiscal 2016
The table below summarizes all payouts under our bonus program for fiscal 2016, including the components thereof:
Payouts Under Bonus Program–Fiscal 2016

Executive	Performance(1) ($)	Discretionary(2)($)	Total Payout ($)
C.J. Munyan	296,628	81,380	378,008
V.A. Paccapaniccia	142,678	31,315	173,993
W.G. Kiesling	137,990	30,287	168,277
C. Edwards	120,238	22,838	143,076
C.A. Sorensen	80,022	16,045	96,066
________________________

(1)	The amounts in the Performance column appear in the Summary Compensation Table under Non-equity incentive plan compensation.

(2)	The amounts in the Discretionary column appear in the Summary Compensation Table under Bonus.
To determine payouts under the performance component, the Human Resources Committee adjusted EPS primarily to account for acquisitions in accordance with criteria approved by the Committee at the beginning of the performance period, and awarded payouts approximately equal to 59% of each executive’s target amount for the performance component.
In approving payouts under the discretionary component with regard to executives other than Mr. Munyan, the Human Resources Committee considered the recommendations of Mr. Munyan, including his evaluation of each executive’s individual performance during fiscal 2016. Mr. Munyan did not provide a recommendation as to his own payout under the discretionary component. In approving a payout of $81,380 to Mr. Munyan under the discretionary component, equating to approximately 65% of Mr. Munyan’s target amount for the discretionary component, the Human Resources Committee considered the Company’s overall performance in fiscal 2016, as well as Mr. Munyan’s performance with respect to his individual goals for fiscal 2016, which addressed, among other things, certain financial metrics, acquisition integration, as well as acquisition and other growth initiatives.
Long-Term Incentives—Equity Compensation
We utilize equity compensation as our principal method for providing long-term incentives. For fiscal 2016, we granted equity compensation awards to our named executives (other than Mr. Farber) in the form of performance-based RSUs and service-based stock options. We grant RSUs and stock options as part of our long-term incentives to address our compensation objectives of providing performance, retention and ownership incentives. Our fiscal 2016 long term incentive awards are further described below. In structuring and implementing these awards, the Human Resources Committee considered the advice and recommendations of F.W. Cook.
The stock options granted to our named executives for fiscal 2016 have a seven-year term and are subject to service-based vesting conditions requiring the executive to remain employed with us on the relevant vesting date. They vest in equal installments on each of the first four anniversaries of May 22, 2015, the grant date, become exercisable from and after the vesting date until they expire or are terminated in connection with a termination of the executive’s employment with us. Because the exercise price of $27.77 is equal to the closing price on May 21, 2015, the last trading day prior to the grant date, the value that our executives may realize from these awards is entirely dependent on stock price appreciation.

We granted service-based stock options in fiscal 2016 in part because we believe that they provide inherent performance incentives, given that value realization is entirely dependent upon the achievement of stock price appreciation, which, in turn, directly benefits our stockholders. As such, our fiscal 2016 service-based stock options are designed to bolster the alignment of interests between management and our stockholders.
The RSUs granted to our named executives in fiscal 2016 are subject to a performance goal requiring attainment of TSR of at least 30% within a four-year performance period which commenced on the grant date, May 22, 2015. TSR is measured by stock price performance and dividend accumulation and reinvestment. Attainment of the performance goal is determined by comparing: (a) the average closing price for a share of CSS common stock (as adjusted to reflect reinvestment of dividends paid) over a period of 60 consecutive trading days during the performance period, to (b) $27.77 per share, the closing price per share on May 21, 2015, the last trading day prior to the grant date.
If the TSR performance goal is not satisfied by the fourth anniversary of the grant date, then the RSUs will not become earned and will expire on such anniversary date, except that the RSUs will become earned and vested upon a change of control. Otherwise, the RSUs will become earned upon satisfaction of the performance goal, and the the date on which RSUs become vested will depend on the period in which the performance goal becomes satisfied, as reflected in the table below:

Period in which performance goal is satisfied	Vesting schedule for RSUs
During the 1st year following the grant date	50% on the 3rd anniversary of the grant date, and 50% on the 4th anniversary of the grant date
During the 2nd year following the grant date
During the 3rd year following the grant date
During the 4th year following the grant date	100% on the 4th anniversary of the grant date
The foregoing RSUs are also subject to service-based vesting conditions requiring the executive to remain employed with us on the relevant vesting date. If and to the extent that RSUs become vested, they will be redeemed automatically for shares of CSS common stock on the fourth anniversary of the grant date.
We established a performance goal for our fiscal 2016 RSU grants to further the alignment of interests between management and our stockholders by requiring stockholder value to be enhanced to a certain minimum extent as a prerequisite to management’s ability to realize value from such grants. We chose TSR as the performance metric because we believe it is a reliable indicator of management’s effectiveness at enhancing stockholder value over time. At the time that we set the performance goal requiring TSR of not less than 30%, we believed that achievement of such goal was substantially uncertain.
To determine the number of stock options and RSUs granted to each of our named executives for fiscal 2016, the Human Resources Committee developed an aggregate grant date fair value “pool” and then made allocations to individual grantees based on the estimated grant date fair value for stock options and RSUs, respectively. In determining the size of the pool, the Human Resources Committee considered the results of F.W. Cook’s analysis of our grant practices over the preceding three fiscal years as compared to our peer group’s grant practices over the same period with respect to share usage, overhang and aggregate grant date fair value. Based on its consideration of these factors, the Human Resources Committee determined not to make any material changes with respect to the size of the pool for fiscal 2016.
The Human Resources Committee approved the fiscal 2016 annual equity grants on May 22, 2015. The RSUs had a grant date fair value of $18.46 per share, and the stock options had a grant date fair value of $7.35 per share. The Human Resources Committee determined to allocate approximately 67% of each named executive’s individual award to stock options and the remaining part of approximately 33% to RSUs, based on the estimated grant date fair value for each award type. Pursuant to applicable provisions of our 2013 Stock Plan, the exercise price for the stock options is equal to the closing market price on the last trading day prior to the grant date of $27.77 per share.
In determining our named executives’ individual grant levels for fiscal 2016, the Human Resources Committee considered their grant levels in the preceding year; their performance; their expected future contributions; the Committee’s compensation objectives to provide appropriate performance, ownership and retention incentives; and the advice and recommendations of F.W. Cook. In the case of Mr. Munyan, the Human Resources Committee also considered the performance of CSS in fiscal 2015. Furthermore, in the case of executives other than Mr. Munyan, the Human Resources Committee considered Mr. Munyan’s recommendations. Mr. Munyan did not recommend a grant level with regard to himself. The Human Resources Committee did not attribute any particular weight to the individual factors considered.
Fiscal 2017 Equity Compensation Grants
On May 31, 2016, the Human Resources Committee granted service-based stock options and performance-based RSUs to certain of our named executive officers as follows:

Executive	Shares underlying stock option grants (#)	Shares underlying RSU grants (#)
C.J. Munyan	50,000	10,700
V.A. Paccapaniccia	21,000	4,250
W.G. Kiesling	13,500	2,500
C. Edwards	21,000	4,250
C.A. Sorensen	13,500	2,500
The foregoing grants were made under our 2013 Stock Plan. The stock options have an exercise price of $27.48 per share, which was the closing price per share on May 27, 2016, the last trading day prior to the grant date, and a seven-year term, are subject to service-based vesting, and become exercisable in increments to the extent of 25% of the underlying shares on each of the first four anniversaries of the grant date.
The RSUs are subject to a performance goal requiring attainment of TSR of at least 25% within a four-year performance period which commenced on the grant date. TSR is measured by stock price performance and dividend accumulation and reinvestment. Attainment of the performance goal is determined by comparing: (a) the average closing price for a share of CSS common stock (as adjusted to reflect reinvestment of dividends paid) over a period of 60 consecutive trading days during the performance period, to (b) $27.48 per share, the closing price per share on May 27, 2016, the last trading day prior to the grant date.
Personal Benefits
We provide to our named executive officers limited personal benefits that we believe are appropriate as part of a competitive compensation package. These benefits include personal use of a company-leased automobile and, for certain executives, parking fees. In addition, each named executive officer participates in our medical expense reimbursement program, which provides reimbursement of up to $5,000 per year for out-of-pocket medical expenses and prescription drug costs not covered by insurance. Additionally, each named executive officer employed is eligible to receive reimbursement of health club membership costs. The amount of reimbursement varies with monthly usage and was capped at $100 per month in fiscal 2016. During fiscal 2016, we also paid the premiums for supplemental life insurance policies for Messrs. Munyan, Kiesling and Sorensen. These policies provide a death benefit of $500,000 for each of Messrs. Munyan and Kiesling and $150,000 for Mr. Sorensen. The incremental cost to us of these benefits is reflected in the “All other compensation” column of the Summary Compensation Table.

Role of Executive Officers in Determining Executive
Compensation for Named Executive Officers
With respect to our fiscal year ended March 31, 2016, Messrs. Munyan and Kiesling, aided by our human resources staff and F.W. Cook, provided information and recommendations to the Human Resources Committee to assist it in determining compensation levels. Mr. Munyan did not make recommendations as to his own compensation. While the Human Resources Committee utilized this information, and valued Mr. Munyan’s recommendations with regard to equity compensation grant levels for named executives and with regard to the other elements of compensation of the Company’s named executives, the ultimate decisions regarding executive compensation were made by the Human Resources Committee.

Stock Option Grant Practices
The Human Resources Committee considers stock option grant recommendations for annual long-term incentive awards once per year, so that grants become effective on the third trading day after the public release of our financial results for the preceding fiscal year. Additionally, the Human Resources Committee considers stock option grant recommendations for new hires and promotions on a quarterly basis, so that grants become effective on the third trading day after the public release of our financial results for the preceding fiscal quarter. We selected this timing to correspond to the quarterly termination of trading restrictions under our Personal Securities Transactions Guidelines. Under these guidelines, we impose a quarterly “blackout,” during which our named executive officers and other specified persons may not trade in our securities. The blackout period begins two weeks prior to the end of each quarter and continues for two trading days after we publicly release financial results for the quarter.
Equity Ownership Policy
We have an equity ownership policy that is applicable to our named executives. This policy provides that if an executive acquires shares of our common stock through the exercise of a stock option or through the vesting of other forms of equity compensation, the executive officer must not sell or transfer such shares unless the value of the executive’s remaining holdings of CSS common stock after giving effect to such sale or transfer is at least equal to a specified multiple of the executive’s salary, as provided below:

Executive(1)	Multiple
C.J. Munyan	2.0x
V.A. Paccapaniccia	1.5x
W.G. Kiesling	1.5x
C. Edwards	1.5x
C.A. Sorensen	1.5x
____________________________
(1) Mr. Farber is not listed because he did not participate in our equity compensation program.
For purposes of determining a named executive’s required level of ownership under the policy, such executive’s salary is deemed to be his or her annual base salary on a specified measurement date. The measurement date, which is automatically updated once every three years, is currently April 1, 2014. Effective on the third anniversary of such date, the measurement date will automatically become April 1, 2017. In determining an executive’s level of ownership for purposes of the policy, shares of CSS common stock owned by the executive are valued at the greater of: (i) the then-current fair market value of such shares, or (ii) the consideration paid by the executive to acquire such shares.
Exceptions under the policy allow an executive to sell or transfer shares of CSS common stock as follows:

•
as part of the exercise of a stock option, a portion of the shares of CSS common stock acquired (or otherwise already owned by the executive) may be sold or transferred provided that the amount of shares so sold or transferred does not exceed the amount required to satisfy the exercise price; and

•
as part of the exercise of a stock option or when other forms of equity compensation are settled for shares, a portion of the shares of CSS common stock acquired (or otherwise already owned by the executive) may be sold for the purpose of paying federal and/or state income taxes resulting from such exercise or settlement in an amount not exceeding the amount of such taxes, and additional shares of CSS common stock may be sold in an amount equal to no more than 50% (25% in the case of the chief executive officer) of the after-tax net profits resulting from such exercise or vesting.

Additionally, the Human Resources Committee has discretionary authority to permit a sale of CSS common stock that otherwise would not be permissible under the policy following the Human Resources

Committee’s consideration of a request for hardship relief. No such requests have been made by any of our named executive officers.
Under the policy, if an executive sells shares of CSS common stock in violation of the policy, the executive will not be eligible to receive grants of equity compensation for a period of two years after the date of the violation or the date that the Human Resources Committee becomes aware of the violation, whichever is later. Each of our named executives has maintained compliance with our ownership policy.
Ongoing And Post-Employment Compensation
As discussed below, we have plans and agreements that address compensation for our named executive officers that accrue value as the named executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements are designed to be part of a competitive compensation package.

Severance Pay Plan for Senior Management and Other Severance Arrangements
We have a Severance Pay Plan for Senior Management (the “SPP”), the purpose of which is to alleviate some of the financial hardship that eligible participants may experience when their employment is terminated. In addition, the SPP is designed to provide consistent, uniform severance practices to be used for eligible participants throughout our organization. The SPP applies to all of our named executives other than those who are subject to individual severance arrangements that provide benefits in excess of benefits provided under the SPP. The SPP contains default provisions (described below) that are applicable unless the Human Resources Committee exercises discretionary authority to override these provisions of the SPP, including provisions regarding eligibility to receive payments and medical benefits under the SPP and the amount of those payments and benefits.
The SPP generally provides for benefits and other payments if an executive’s employment is terminated for any reason other than cause, death, disability, voluntary resignation, retirement, or the executive’s refusal to accept our offer of a “comparable job,” as defined in the SPP. The SPP provides for payment of an amount equal to the executive’s salary, and provision of medical insurance coverage (less normal employee premium contributions) for a specified period of time, payable over that period of time, based on years of service. The maximum benefit under the SPP is a payment of one year’s salary and a provision of medical insurance coverage (less normal employee premium contributions) for one year. The SPP also provides a tax reimbursement payment equal to the income and payroll taxes the executive incurs solely with respect to Company-paid or reimbursed medical insurance premiums. Because the SPP is designed, in essence, to provide supplemental employment benefits, it does not provide additional benefits upon a change of control.
As noted above, the SPP does not apply to executives who have individual severance arrangements in excess of benefits provided under the SPP. This exclusion applies to Mr. Munyan because he has an individual severance arrangement that provides benefits in excess of those available under the SPP. Upon termination without cause, Mr. Munyan would receive salary continuation benefits for 24 months under this individual severance arrangement. Any payments due to Mr. Munyan more than one year after termination would be reduced by any compensation he receives for his services following the one-year anniversary of such termination. Under Mr. Munyan’s individual severance arrangement, we would also provide him with certain medical benefits for up to 18 months and limited outplacement services.
All of the termination payments described above are contingent upon our receipt of a release of claims from the executive. For further information, see the discussion of the SPP and of our individual severance arrangements with Mr. Munyan under Potential Payments Upon Termination or Change of Control.
Change of Control Severance Pay Plan for Executive Management
We have a Change of Control Severance Pay Plan for Executive Management (the “COC Plan”) under which all named executive officers other than Mr. Farber are eligible to receive severance payments if (1) a “change of control” occurs, and (2) during the two-year period beginning on the date of such change of control, a covered executive’s employment is terminated for any reason other than for “cause” or a covered executive terminates his or her employment for “good reason.” The purpose of the COC Plan is to alleviate some of the financial hardship that covered executives may experience when their employment is terminated for a reason covered by the COC Plan following a change of control.
An executive qualifying for severance payments under the COC Plan will receive: (i) a payment equal to his or her “adjusted compensation” multiplied by 1.5 (2 in the case of Mr. Munyan); (ii) a payment equal to his or her target bonus opportunity for the fiscal year in which his or her employment terminates, pro-rated to reflect his or her period of service during that fiscal year; and (iii) reimbursement for up to 18 months of medical insurance premiums (less normal employee premium contributions) paid by the executive for post-employment participation in company-sponsored medical insurance programs. The COC Plan also provides a tax reimbursement payment equal to the income and payroll taxes the executive incurs solely with respect to such medical insurance premium reimbursements.
Under the COC Plan, an executive’s adjusted compensation is equal to his or her (i) annual base salary at termination, plus (ii) average annual bonus during the three fiscal years prior to the fiscal year in which his or her employment terminates. Payments under the COC Plan (other than those related to medical insurance premiums) will be paid in a cash lump sum payment within sixty days after an executive’s employment terminates, unless delay is required to avoid adverse consequences under Section 409A of the Internal Revenue Code of 1986 (the “Code”). Reimbursements related to medical insurance premiums and the tax reimbursement payments thereon will be paid on a monthly basis under the COC Plan.
An executive is not eligible to receive benefits under the COC Plan if: (i) he or she has an employment contract providing for severance payments in excess of those he or she would be eligible to receive under the COC Plan, or (ii) he or she elects to receive severance benefits under another severance pay plan, such as the SPP. To be eligible for severance payments under the COC Plan, an executive must satisfy certain other criteria, including execution and delivery of a release of claims which includes certain non-competition and non-solicitation covenants.
401(k) Plan
The CSS Industries, Inc. 401(k) Plan (“CSS 401(k) Plan”) is a tax-qualified defined contribution plan available to salaried employees of CSS and its subsidiaries that participate in the plan. All of our named executives qualify to participate in the CSS 401(k) Plan. Under the plan, an employee may contribute, subject to plan limitations and limitations under the Code, up to a maximum of 100% of his or her cash compensation on a pre-tax basis. The Code generally limits employee pre-tax contributions to $18,000 per year for 2016 and 2015. In fiscal 2016, we provided a matching contribution equal to 50% of the first 4% of the cash compensation that an employee contributed during the fiscal year.
In addition, the plan provides a profit-sharing feature under which each employer participating in the CSS 401(k) Plan may make a discretionary annual contribution for allocation among the accounts of eligible participants in accordance with applicable provisions of the plan. Annual compensation in excess of a limit imposed under Section 401(a)(17)(A) of the Code (the “Contribution Limit”) must be disregarded for purposes of such discretionary contributions. The Contribution Limit is $265,000 for 2016 and was also $265,000 for 2015.
The timing and amount of any profit-sharing contributions under the CSS 401(k) Plan are determined by the committee having responsibility for day to day administration of the plan (“Plan Committee”). The Plan Committee is comprised of certain members of CSS senior management, including Messrs. Kiesling and Paccapaniccia. As a matter of practice, the Plan Committee will not approve profit-sharing contributions except with the prior approval of the Human Resources Committee. We did not make any profit-sharing contributions under the CSS 401(k) Plan during our fiscal year ended March 31, 2016.
Under the CSS 401(k) Plan, matching and profit-sharing contributions for the account of a participant vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Amounts credited to an employee’s account in the plan may be invested among a number of funds. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments.

Nonqualified Supplemental Executive Retirement Plan
CSS maintains a nonqualified supplemental executive retirement plan (“SERP”) for qualified employees of CSS and certain of its subsidiaries. The SERP is a defined contribution plan designed to provide profit sharing benefits to executives with respect to compensation that cannot be taken into account under tax qualified plans, including the CSS 401(k) Plan, because it exceeds the Contribution Limit imposed under the Code.
Under the SERP, if we make a profit sharing contribution under our CSS 401(k) Plan, we will also credit an executive’s account under the SERP if the executive’s compensation for the applicable plan year exceeds the then-applicable Contribution Limit. The amount of the credit is a specified percentage (determined by formula) of the amount by which the executive’s compensation exceeds the Contribution Limit. In addition, the Human Resources Committee has discretion to credit an amount to a participant’s account under the SERP based on such percentage of the participant’s excess compensation as the Human Resource Committee determines.
Participants become vested in such “discretionary” contributions immediately at the time that such contributions are made. Participants become vested in all other SERP account balances in the same manner as participants in the CSS 401(k) Plan become vested in our matching and profit sharing contributions, as described above. A participant can choose to have our contributions allocated to one or more notional investments. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, in the notional investments.
No contributions were provided under the SERP in fiscal 2016. For additional information, see the discussion under Nonqualified Deferred Compensation — Fiscal 2016.
Tax Considerations
Section 162(m) of the Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a public company to its chief executive officer or certain other officers, unless certain conditions are met. Generally, compensation qualifying as “qualified performance-based compensation” under Section 162(m) of the Code is exempt from the $1 million deductibility limit otherwise imposed by Section 162(m).
Our 2004 Stock Plan and our 2013 Stock Plan are designed to exempt income realized on the exercise of stock options from the deductibility limit imposed by Section 162(m) of the Code. Additionally, these plans provide the Human Resources Committee with the flexibility to grant restricted stock awards and stock bonus awards that qualify for the “qualified performance-based compensation” exemption under Section 162(m) of the Code. Likewise, our MIP contains provisions providing the Human Resources Committee with the flexibility to grant incentive awards that qualify for exemption from the $1 million deductibility limit under Section 162(m) of the Code.
While we consider the potential impact of Section 162(m) of the Code in making our compensatory decisions, we retain the ability to authorize compensation that may not be deductible if we believe it is in the best interests of CSS to do so. For our fiscal year ended March 31, 2016, we believe that substantially all of the compensation paid to our executives was deductible.
HUMAN RESOURCES COMMITTEE REPORT
The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based upon its review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis that precedes this report be included in this Proxy Statement.
HUMAN RESOURCES COMMITTEE,
Elam M. Hitchner, III, Chairman
Scott A. Beaumont
Rebecca C. Matthias

EXECUTIVE COMPENSATION
Summary Compensation Table — Fiscal 2016
The following table provides information about the fiscal 2016 compensation of our chief executive officer, our chief financial officer, and our three other most highly compensated employees serving as executive officers as of the end of fiscal 2016. This table also includes compensation information for the two immediately preceding fiscal years, except with respect to Mr. Edwards, who became an executive officer during fiscal 2016.

Name and principal position	Year(1)	Salary ($)	Bonus(2) ($)	Stock awards(3) ($)	Option awards(4) ($)	Non- equity incentive plan compen-sation(5) ($)	Change in pension value and nonqualified deferred compensation earnings(6) ($)	All other compen-sation(7) ($)	Total ($)
Christopher J. Munyan	2016	626,008	81,380	177,216	356,475	296,628	—	26,344	1,564,051
President and Chief Executive Officer	2015	607,775	72,933	178,200	360,360	385,913	20,546	34,967	1,660,694
	2014	590,073	59,007	164,080	351,155	377,647	33,559	31,906	1,607,427
Vincent A. Paccapaniccia	2016	376,388	31,315	73,840	147,000	142,678	—	26,900	798,121
Executive Vice President–Finance and Chief Financial Officer	2015	365,424	36,835	72,617	150,150	185,624	—	27,342	837,991
	2014	354,781	29,713	82,040	147,651	181,648	—	25,724	821,557
William G. Kiesling	2016	364,022	30,287	46,150	94,080	137,990	—	39,887	712,416
Vice President–Legal and Licensing and General Counsel	2015	356,884	35,974	72,617	150,150	181,286	2,119	31,728	830,758
	2014	346,489	29,205	82,040	147,651	177,402	3,206	30,451	816,444
Carey Edwards	2016	364,803	22,838	59,072	117,600	120,238	—	10,965	695,516
Executive Vice President–Sales
Christian A. Sorensen	2016	281,465	16,045	46,150	94,080	80,022	—	8,255	526,017
Executive Vice President–Operations	2015	270,639	24,358	45,441	93,324	103,107	—	7,581	544,450
	2014	260,230	18,945	32,816	68,572	99,928	—	11,548	492,039
Jack Farber	2016	130,513	—	—	—	—	—	587,390	717,903
Former Chairman	2015	400,000	—	—	—	—	39,939	25,225	465,164
	2014	400,000	—	—	—	—	68,576	23,189	491,765
___________________________

(1)	Reflects data for our fiscal year ended March 31 of the indicated year.

(2)	Reflects payouts under the discretionary component of our bonus program. For further information, see Annual Incentive Compensation.

(3)
Reflects the aggregate grant date fair value of RSUs computed in accordance with FASB ASC Topic 718. Assumptions used to determine the aggregate grant date fair value for grants made in fiscal 2016, 2015 and 2014, respectively, are set forth in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2016. The awards for fiscal 2016, 2015 and 2014 are subject to performance conditions which have not yet been satisfied. For information on the number of shares underlying fiscal 2016 grants, see the table and discussion under Grants of Plan-Based Awards — Fiscal 2016.

(4)
Reflects the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. Assumptions used to determine the aggregate grant date fair value for fiscal 2016, 2015 and 2014, respectively, are set forth in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2016. The awards for fiscal 2015 and 2014 are subject to performance conditions which have not yet been satisfied. For information regarding the number of shares underlying fiscal 2016 stock option grants and exercise prices, see the table and discussion under Grants of Plan-Based Awards — Fiscal 2016.

(5)
Reflects payouts under the performance component of our bonus program for the relevant fiscal year based on the achievement of applicable performance criteria. For further information, see Annual Incentive Compensation.

(6)	Reflects all aggregate earnings on the executive’s supplemental executive retirement plan (“SERP”) account. See Nonqualified Deferred Compensation — Fiscal 2016 for further information.

(7)
Amounts included under “All other compensation” are identified by type in the table that follows. A symbol under an executive’s name indicates that the executive received the item of compensation or benefit identified to the left thereof.

Type	C.J. Munyan	V.A. Paccapaniccia	W.G. Kiesling	C. Edwards	C.A. Sorensen	J. Farber
Matching contributions under tax qualified 401(k) and profit sharing plans	●	●	●	●	●	●
Personal use of company car	▲	▲	▲	●	●	●
Reimbursement of medical and prescription costs not covered by insurance	●	●	▲	●	●	●
Company-paid parking fees	●	●	●
Supplemental life insurance policy premiums	●		●		●
Health club fees	●	●	●
Severance payments(A)						400,000
Post-employment medical benefits(B)						138,907
Tax reimbursements on post-employment medical benefits(C)						34,727
______________________

●	Denotes an item provided at an aggregate incremental cost to us of less than $10,000.
▲	Denotes an item provided at an aggregate incremental cost to us of less than $25,000.
(A)	Denotes amounts paid or to be paid to Mr. Farber as severance pay under his employment agreement. Mr. Farber retired as an employee of the Company on July 28, 2015.
(B)	Denotes amounts accrued to provide certain post-employment medical benefits to Mr. Farber and his spouse for their respective lifetimes, as provided in his employment agreement.
(C)	Denotes amounts accrued to provide tax reimbursement payments to Mr. Farber and his spouse with respect to the post-employment medical benefits described in Note (B) above.
Employment Agreements
We have (or, in the case of Mr. Farber, had) employment agreements with Messrs. Munyan, Edwards and Farber. Each such agreement contains post-termination non-competition obligations on the part of the executive extending until one year after his or her last day of employment. Below is a description of other terms contained in such employment agreements:
Christopher J. Munyan.    The agreement with Mr. Munyan provides for: (i) an employment term as president and chief executive officer of CSS that presently extends until June 30, 2016, unless earlier terminated by either party, and (ii) automatic renewal of such employment term for a two-year term effective July 1 of each year, unless either party elects to prevent such renewal by providing written notice of non-renewal to the other party by at least ninety (90) days prior to July 1 of each year. The Human Resources Committee determines Mr. Munyan’s annual base salary, target incentive compensation opportunity amount, and the form and amount of his long term incentives.
Carey Edwards. The agreement with Mr. Edwards provides for: (i) an employment term that extends until March 31, 2018, unless earlier terminated by either party, (ii) participation in our annual bonus program with a target bonus opportunity amount equal to 80% of Mr. Edward’s then-current annual base salary commencing in our 2017 fiscal, and (iii) an annual base salary of $425,000 effective beginning December 14, 2015 and for our 2017 fiscal year.

Jack Farber.    Mr. Farber retired from his employment with us as Chairman of the Board on July 28, 2015. The agreement with Mr. Farber provided for: (i) an employment term as Chairman of our Board that extended until the aforementioned date, unless earlier terminated by either party; and (ii) the payment to Mr. Farber of an annual base salary of $400,000.
Under the aforementioned agreements, severance payments and/or medical benefits may be provided to such executives if a specified triggering event occurs. For further information, see the discussion under Severance Agreements.

Grants of Plan-Based Awards — Fiscal 2016
The following table provides information regarding plan-based awards granted in fiscal 2016 to the executives named in the Summary Compensation Table. Mr. Farber is not listed because he does not participate in our equity compensation plans or our incentive compensation program.

Name	Grant date	Estimated possible payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)	Exercise or base price of option awards(3) ($/Sh)	Grant date fair value of stock and option awards(4) ($)
		Threshold ($)	Target ($)	Max. ($)	Target (#)
C.J. Munyan	—	98,659	500,806	1,001,613	—	—	—
	5/22/2015	—	—	—	9,600	—	177,216
	5/22/2015	—	—	—	48,500	27.77	356,475
V.A. Paccapaniccia	—	47,455	240,888	481,776	—	—	—
	5/22/2015	—	—	—	4,000	—	73,840
	5/22/2015	—	—	—	20,000	27.77	147,000
W.G. Kiesling	—	45,896	232,974	465,949	—	—	—
	5/22/2015	—	—	—	2,500	—	46,150
	5/22/2015	—	—	—	12,800	27.77	94,080
C. Edwards	—	39,991	203,002	406,003	—	—	—
	5/22/2015	—	—	—	3,200	—	59,072
	5/22/2015	—	—	—	16,000	27.77	117,600
C.A. Sorensen	—	45,896	135,103	270,206	—	—	—
	5/22/2015	—	—	—	2,500	—	46,150
	5/22/2015	—	—	—	12,800	27.77	94,080
_______________________

(1)
These columns reflect possible payouts under the performance component of our bonus program for fiscal 2016. Actual payouts for the performance component appear in the non-equity incentive plan compensation column of the Summary Compensation Table. Our bonus program also includes a discretionary component. Given that the Human Resources Committee has full discretion with regard to payouts, if any, under the discretionary component, the amounts shown in the table above do not include possible payouts under the discretionary component. Actual payouts under the discretionary component appear in the bonus column of the Summary Compensation Table.

(2)
Reflects performance-based RSUs and service-based stock options granted in fiscal 2016. Each RSU constitutes a phantom right that will be settled for one share of CSS common stock on the fourth anniversary of the grant date, contingent upon the satisfaction of applicable performance- and service-based objectives. For the stock options, vesting and exercisability are contingent upon the satisfaction of service-based objectives. The stock options have a seven-year term. Applicable conditions are described under Long-Term Incentives–Equity Compensation.

(3)
Reflects the exercise price for service-based stock options granted under our 2013 Stock Plan. The exercise price is equal to the closing market price on the trading day immediately preceding the grant date, as provided in our 2013 Stock Plan.

(4)
Reflects the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

Equity Awards for Fiscal 2017
On May 31, 2016, the Human Resources Committee granted service-based stock options and performance-based RSUs to our named executive officers, as described under Fiscal 2017 Equity Compensation Grants.
Outstanding Equity Awards at Fiscal Year End — March 31, 2016
The table below provides information regarding unexercised options and stock awards that have not vested held as of March 31, 2016 by the executive officers named in the Summary Compensation Table. Mr. Farber is not listed because he does not hold any such awards.

Name	Option awards					Stock awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Equity incentive plan awards: number of securities underlying unexercised unearned options(2) (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(3) (#)	Market value of shares or units of stock that have not vested(4) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(5) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(6) ($)
C.J. Munyan	6,500	—	—	18.25	5/27/2018	—	—	—	—
	19,100	9,550	—	18.48	5/21/2019	—	—	—	—
	—	—	31,750	29.55	5/24/2020	—	—	—	—
	—	—	39,000	24.52	5/23/2021	—	—	—	—
	—	48,500	—	27.77	5/22/2022	—	—	—	—
	—	—	—	—	—	8,050	224,837	27,600	770,868

V.A. Paccapaniccia	12,937	4,313	—	18.48	5/21/2019	—	—	—	—
	—	—	13,350	29.55	5/24/2020	—	—	—	—
	—	—	16,250	24.52	5/23/2021	—	—	—	—
	—	20,000	—	27.77	5/22/2022	—	—	—	—
	—	—	—	—	—	3,550	99,152	12,075	337,255

W.G. Kiesling	3,750	—	—	18.25	5/27/2018	—	—	—	—
	4,312	4,313	—	18.48	5/21/2019	—	—	—	—
	—	—	13,350	29.55	5/24/2020	—	—	—	—
	—	—	16,250	24.52	5/23/2021	—	—	—	—
	—	12,800	—	27.77	5/22/2022	—	—	—	—
	—	—	—	—	—	3,550	99,152	10,575	295,360

C. Edwards	2,125	2,125	—	18.48	5/21/2019	—	—	—	—
	—	—	6,750	29.55	5/24/2020	—	—	—	—
	—	—	10,100	24.52	5/23/2021	—	—	—	—
	—	16,000	—	27.77	5/22/2022	—	—	—	—
	—	—	—	—	0	1,750	99,152	7,050	337,255

C.A. Sorensen	725	—	—	18.25	5/27/2018	—	—	—	—
	4,700	2,350	—	18.48	5/21/2019	—	—	—	—
	—	—	6,200	29.55	5/24/2020	—	—	—	—
	—	—	10,100	24.52	5/23/2021	—	—	—	—
	—	12,800	—	27.77	5/22/2022	—	—	—	—
	—	—	—	—	—	2,000	55,860	6,650	185,735
(1) Options unexercisable as of March 31, 2016 vest and become exercisable as follows, assuming no termination of employment occurs prior to the vesting dates indicated:

Name	Options Unexercisable at March 31, 2016	Vesting Schedule
C.J. Munyan	9,550	9,550 on May 21, 2016
	48,500	12,125 on each of May 22, 2016, 2017, 2018 and 2019

V.A. Paccapaniccia	4,313	4,313 on May 21, 2016
	20,000	5,000 on each of May 22, 2016, 2017, 2018 and 2019

W.G. Kiesling	4,313	4,313 on May 21, 2016
	12,800	3,200 on each of May 22, 2016, 2017, 2018 and 2019

C. Edwards	2,125	2,125 on May 21, 2016
	16,000	4,000 on each of May 22, 2016, 2017, 2018 and 2019

C.A. Sorensen	2,350	2,350 on May 21, 2016
	12,800	3,200 on each of May 22, 2016, 2017, 2018 and 2019

(2)
Options unearned and unexercisable at March 31, 2016 will not vest or become exercisable unless and until the applicable performance conditions have been satisfied, except that vesting and exercisability are accelerated upon a change of control. As shown in the table below, the vesting dates will be determined by the date on which the performance condition becomes satisfied, if at all. Vesting is also conditioned upon satisfaction of service-based vesting conditions.

Tranche	Date on which performance condition becomes satisfied	Vesting Schedule
Stock options with a May 24, 2020 option expiration date	May 25, 2015 to May 24, 2016	75% on May 24, 2016 and 25% on May 24, 2017
	May 25, 2016 to May 24, 2017	100% on May 24, 2017
	If not satisfied by May 24, 2017	All options will expire without vesting or becoming exercisable, except that vesting and exercisability are accelerated upon a change of control.
Stock options with a May 23, 2021 option expiration date	May 24, 2015 to May 23, 2016	50% on May 23, 2016 and 25% on each of May 23, 2017 and 2018
	May 24, 2016 to May 23, 2017	75% on May 23, 2017 and 25% on May 23, 2018
	May 24, 2017 to May 23, 2018	100% on May 23, 2018
	If not satisfied by May 23, 2018	All options will expire without vesting or becoming exercisable, except that vesting and exercisability are accelerated upon a change of control.

(3)
Reflects shares underlying earned RSUs outstanding under our 2004 Stock Plan. The vesting and redemption dates are shown in the table below. Vesting is subject to the satisfaction of service-based vesting conditions. Vested RSUs will automatically be settled for an equivalent number of shares of CSS common stock on the indicated settlement dates.

Vesting Date	Settlement Date	Number of Shares
		C.J. Munyan	V.A. Paccapaniccia	W.G. Kiesling	C. Edwards	C.A. Sorensen
May 21, 2016	May 21, 2016	8,050	3,550	3,550	1,750	2,000
Total		8,050	3,550	3,550	1,750	2,000

(4)
Market value determined by multiplying the number of shares underlying earned RSUs outstanding and not vested as of March 31, 2016 by $27.93, the closing market price per share of CSS common stock on March 31, 2016.

(5)
This column reflects shares underlying performance-based RSUs that were unearned as of March 31, 2016. Such RSUs will not vest or be settled for shares unless and until the applicable performance condition has been satisfied, except that vesting and redemption are accelerated upon a change of control. As shown in the table below, the vesting dates will be determined by the date on which the performance condition becomes satisfied, if at all. RSUs that become vested will be automatically settled for an equivalent number of shares of CSS common stock on the fourth anniversary of the grant date.

Tranche	Date on which performance condition becomes satisfied	Vesting Date	Number of Shares Underlying RSUs
			C.J. Munyan	V.A. Paccapaniccia	W.G. Kiesling	C. Edwards	C.A. Sorensen
RSUs granted on May 24, 2013	On or before May 24, 2016	May 24, 2016	4,000	2,000	2,000	650	800
		May 24, 2017	4,000	2,000	2,000	650	800
	May 25, 2016 to May 24, 2017	May 24, 2017	8,000	4,000	4,000	1,300	1,600
	If not satisfied by May 27, 2017	n/a
All RSUs will expire without becoming vested or redeemed if the performance condition is not satisfied on or before May 24, 2017, except that vesting and redemption are accelerated upon a change of control.

RSUs granted on May 23, 2014	On or before May 23, 2017	May 23, 2017	5,000	2,037	2,037	1,275	1,275
		May 23, 2018	5,000	2,038	2,038	1,275	1,275
	May 24, 2017 to May 23, 2018	May 23, 2018	10,000	4,075	4,075	2,550	2,550
	If not satisfied by May 23, 2018	n/a
All RSUs will expire without becoming vested or redeemed if the performance condition is not satisfied on or before May 23, 2018, except that vesting and redemption are accelerated upon a change of control.

RSUs granted on May 22, 2015	On or before May 22, 2018	May 23, 2017	4,800	2,000	1,250	1,600	1,250
		May 23, 2018	4,800	2,000	1,250	1,600	1,250
	May 23, 2018 to May 22, 2019	May 23, 2018	9,600	4,000	2,500	3,200	2,500
	If not satisfied by May 22, 2019	n/a
All RSUs will expire without becoming vested or redeemed if the performance condition is not satisfied on or before May 22, 2019, except that vesting and redemption are accelerated upon a change of control.

(6)	Market value determined by multiplying the number of shares underlying unearned RSUs outstanding by the closing market price of CSS common stock of $27.93 per share on March 31, 2016.
Option Exercises and Stock Vested — Fiscal 2016
The following table provides information regarding stock options exercised by our named executives during fiscal 2016 and shares of CSS common stock acquired by our named executives during fiscal 2016 upon the vesting of RSUs.

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise(1) ($)	Number of shares acquired on vesting(2) (#)	Value realized on vesting(3) ($)
C.J. Munyan	2,500	15,550	17,050	478,678
V.A. Paccapaniccia	25,000	145,200	12,800	357,066
W.G. Kiesling	—	—	7,800	218,866
C. Edwards	—	—	2,650	74,848
C.A. Sorensen	7,775	47,593	4,250	119,313
_____________________

(1)
Value determined by multiplying the number of shares acquired upon exercise by the difference between the closing market price for a share of CSS common stock on the last trading day prior to the exercise date and the exercise price per share.

(2)
This column reflects the number of shares underlying all RSUs that vested during fiscal 2016, including RSUs that vested during fiscal 2016 but which were not settled for shares during fiscal 2016 because the underlying grant provides for partial vesting on the 3rd anniversary of the grant date and settlement on the 4th anniversary of the grant date. See Note (3) below for quantification.

(3)
Value determined by multiplying the number of shares underlying RSUs that vested during fiscal 2015 by the closing market price for a share of CSS common stock on the last trading day prior to the vesting date. The table above includes the following amounts for RSUs that vested during fiscal 2015 but which were not settled for shares until fiscal 2016:

Name	Number of shares (#)	Value ($)
C.J. Munyan	8,050	229,828
V.A. Paccapaniccia	3,550	101,353
W.G. Kiesling	3,550	101,353
C. Edwards	1,750	49,963
C.A. Sorensen	2,000	57,100
Nonqualified Deferred Compensation — Fiscal 2016
We maintain a SERP that provides benefits for executives to the extent that their compensation cannot be taken into account when we make profit sharing contributions under our tax-qualified 401(k) and profit sharing plans. Annual compensation in excess of a limit imposed under Section 401(a)(17)(A) of the Code (the “Contribution Limit”) must be disregarded for purposes of such profit sharing contributions. The Contribution Limit is $265,000 for 2016 and was the same for 2015.
Under the SERP, if we make a profit sharing contribution under our tax qualified plans, we will also credit an executive’s account under the SERP if the executive’s compensation for the applicable plan year exceeds the then-applicable Contribution Limit. The amount of the credit is equal to a defined percentage (the “SERP Contribution Percentage Amount”) of the amount by which the executive’s compensation exceeds the Contribution Limit. Determined by formula, the SERP Contribution Percentage Amount is equal to or less than two times the percentage amount used to determine the corresponding profit sharing contribution under our tax qualified plans.
Additionally, irrespective of whether a profit sharing contribution is made under a tax-qualified plan for a particular plan year, the Human Resources Committee has discretionary authority under the SERP to credit an executive’s account under the SERP for such plan year (“Discretionary Contributions”). Discretionary Contributions, if made, are equal to a percentage amount determined by the Human Resources Committee multiplied by the amount by which the executive’s compensation exceeds the Contribution Limit for the applicable plan year.
Participant accounts under the SERP are adjusted by the investment performance of investment benchmarks selected by the participant. Participants may select from one of four notional investments. SERP participants may change their selected investment benchmarks with whatever frequency may be determined by the Human Resources Committee. Listed below are the four available alternatives on which the notional investments are based and the rate of return for each investment alternative for the 12 months ended March 31, 2016:

Investment benchmark	Rate of return
Vanguard Prime Money Market Investor Shares	0.14%
Vanguard Total Stock Market Index Investor Shares	(0.56)%
Vanguard Life Strategy Growth Fund	(2.32)%
Vanguard Life Strategy Moderate Growth Fund	(1.06)%
Amounts credited to participant accounts under the SERP represent an unsecured debt of CSS or of a subsidiary of CSS participating in the SERP. Discretionary Contributions become fully vested upon the making of such contributions. All other amounts credited to the account of a participant and the earnings thereon vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Generally, vested balances under the SERP become payable in a lump sum within 60 days following termination of a participant’s employment with CSS and its affiliates. If the participant is a “specified employee” under Section 409A of the Code, vested balances will be distributed within 60 days after the beginning of the seventh month following such participant’s termination of employment.
The table that follows provides information with respect to the accounts that we maintain under the SERP for executive officers shown in the Summary Compensation Table. Messrs. Paccapaniccia, Edwards and Sorensen do not participate in the SERP because the Company has not made contributions to the SERP at a time when they were eligible for such contributions. During fiscal 2016, there were no executive or Company contributions to accounts maintained under the SERP, and there were no earnings on executive account balances. Other than the SERP, we do not maintain any plans that provide for the deferral of compensation on a non-tax-qualified basis.

Name	Aggregate withdrawals/distributions ($)	Aggregate balance at last FYE(1) ($)
C.J. Munyan	—	240,909
W.G. Kiesling	—	19,443
J. Farber	534,607	—

(1)
All amounts in this column were fully vested as of March 31, 2016. The amounts in this column are inclusive of the following amounts disclosed as compensation in our Summary Compensation Tables for previous years: Mr. Munyan – $213,958 and Mr. Kiesling – $23,502. For Mr. Kiesling, the aggregate amount disclosed as compensation for previous years exceeds his aggregate account balance as of March 31, 2016 due to negative investment performance in certain years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination or upon a change of control, assuming that the relevant event occurred on March 31, 2016. The information in this section does not include:

•	benefits generally provided to all salaried employees;

•
provisions under our 2013 Stock Plan and 2004 Stock Plan allowing an option holder to exercise within 90 or 180 days after his or her last day of employment those stock options that were exercisable as of his or her last day of employment, other than in the case of termination for cause or voluntary resignation; and

•	benefits that would be provided upon death under supplemental life insurance policies paid for by CSS for the benefit of our named executive officers.
With respect to supplemental life insurance policies purchased for the benefit of our named executive officers, premiums paid by CSS for such policies are included in the amounts shown in the “All other compensation” column of the Summary Compensation Table.
Severance Agreements
Under our employment agreement with Mr. Munyan, we will provide severance payments and medical benefits to him if we terminate his employment (other than for cause) on or before: (a) the then-current expiration date of the employment agreement, or (b) following the expiration thereof, but only if the agreement expires due to the sending by us of a non-renewal notice to Mr. Munyan. Under our employment agreement with Mr. Edwards, we will provide severance payments to him if we terminate his employment other than for cause prior to March 31, 2018.
Severance payments under the foregoing employment agreements would consist of a continuation of salary payments, at the executive’s then-current annual base salary for a period of two years in the case of Mr. Munyan, and one year in the case of Mr. Edwards. Such payments would be made in equal installments in accordance with our normal payroll cycle for active employees, and commencement of such payments will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. All severance payments will be reduced by any applicable tax withholdings and payroll deductions. In the case of Mr. Munyan, amounts payable following the one-year anniversary of his termination date will be reduced by and to the extent of any earnings and other compensation received by him or accrued for his benefit for his services during the period following such one-year anniversary date.
Under our agreement with Mr. Munyan, we would also provide certain medical benefits if he becomes entitled to severance payments. Specifically, we would pay a portion of the premiums for his participation in the CSS-sponsored medical insurance program (on the same basis that we then pay a portion of the premiums for our active employees) for any period of time that he continues to participate in such program pursuant to his rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The maximum continuation period under COBRA is 18 months.
Under our employment agreement with Mr. Farber, we provide severance payments and medical benefits in connection with his retirement as Chairman of our Board on July 28, 2015. These severance payments consist of a continuation of salary payments, at Mr. Farber’s annual base salary at the time of his retirement of $400,000, for a period of one year. Such payments are made in equal installments in accordance with our normal payroll cycle for active employees and are reduced by any applicable tax withholdings and payroll deductions. The commencement of such payments was subject to delay as necessary to avoid adverse consequences under Section 409A of the Code.
Under our agreement with Mr. Farber, we also provide Mr. Farber and his spouse with certain medical benefits. Specifically, we reimburse Mr. Farber and his spouse, during their respective lifetimes, for the amount paid by them for their medical insurance coverage following Mr. Farber’s retirement, with each such reimbursement payment being reduced by the amount that Mr. Farber would have had to pay for such coverage if he was still employed by us at the time. Additionally, we reimburse Mr. Farber and his spouse for the taxes they incur on the medical insurance reimbursement payments that we provide.

Under each the aforementioned agreements, our obligation to provide severance payments and medical benefits is conditioned upon the executive’s execution and delivery of a release of claims in favor of CSS and its affiliates. In the case of Mr. Farber, the required release of claims was provided following his retirement.
Severance Pay Plan for Senior Management (“SPP”)
Our named executive officers may be eligible to receive severance payments and medical benefits under the SPP. Under the SPP, an eligible executive may receive severance payments and medical benefits if his or her employment is terminated by CSS or a CSS subsidiary that participates in the SPP (CSS and such participating subsidiaries are each referred to in this discussion as an “Employer”) unless such termination is “for cause” or due to the death or disability of the executive.
Under the SPP, any of the following may be a basis for termination “for cause”: violation of the Employer’s policies; insubordination; abuse of other employees; theft; dishonesty; criminal acts; willful neglect of job responsibilities; significantly deficient job performance that reflects a willful failure to follow the Employer’s communications regarding a required performance improvement; committing acts detrimental to the Employer, its affiliates, its employees or its customers; or engaging in a business or activity which is the same as, similar to, or competitive with that engaged in or developed for later implementation by the Employer.
Additionally, the SPP provides that unless otherwise determined by the Human Resources Committee, an executive would not be eligible to receive severance payments or medical benefits if: the executive voluntarily resigns or retires; the Employer discovers following the executive’s last date of employment that the executive engaged in conduct during or after the executive’s period of employment that would support termination for cause; the executive’s employment is terminated after the executive was offered and refused to accept a comparable job (as defined in the SPP); or the executive qualifies for severance pay under an individual employment contract that exceeds the severance pay available to the executive under the SPP.
Under the SPP, if an eligible executive’s employment is terminated other than for cause or due to his or her death or disability, in the absence of any contrary determination by the Human Resources Committee, the executive will be eligible to receive severance payments based on his or her years of continuous service with CSS or any other Employer, in accordance with the following formula:

Years of continuous service	Number of weeks of severance pay
0 up to 2 years	26
Over 2 years up to 5 years	39
Over 5 years	52 (the maximum allowance)
All severance payments under the SPP are paid in installments over the period of time reflected in the table above and according to the Employer’s normal payroll schedule. In order to receive severance payments under the SPP, an executive must execute and deliver a release of claims in favor of CSS and its affiliates. Severance payments under the SPP are determined based on the executive’s weekly rate of salary in effect on his or her last date of employment. Severance payments under the SPP are reduced by all applicable federal, state and local tax withholding requirements.
Medical benefits under the SPP are available to an executive who both qualifies for severance payments under the SPP and elects health care continuation coverage under COBRA. Medical benefits under the SPP consist of reimbursement for up to 12 months of medical insurance premiums (less normal employee premium contributions) paid by the executive for post-employment participation in company-sponsored medical insurance programs. The SPP also provides a tax reimbursement payment equal to the income and payroll taxes the executive incurs solely with respect to such medical insurance premium reimbursements.
Except as otherwise noted below, the following table shows the amount of severance payments and medical benefits that would have been provided to each named executive officer if: that executive’s employment had been terminated (other than for cause or due to death or disability) on March 31, 2016, the executive otherwise satisfied all conditions precedent to the receipt of severance payments and medical benefits and, in the case of benefits provided under the SPP, the Human Resources Committee did not make a determination to increase or reduce the benefits otherwise provided for in the SPP. Mr. Farber does not appear in the table below because his employment with us terminated upon his retirement on July 28, 2015, and he therefore was not an employee on March 31, 2016. As discussed under Severance Agreements, we provide certain severance benefits and post-employment medical benefits to Mr. Farber under his employment agreement with us.

Name	Severance payments ($)	Estimated medical benefits ($)	Estimated tax reimbursements on medical benefits ($)
C.J. Munyan(1)	1,252,016	31,230	—
V.A. Paccapaniccia(2)	376,388	16,356	8,445
W.G. Kiesling(2)	364,022	21,036	8,521
C. Edwards(2)	425,000	16,356	7,868
C.A. Sorensen(2)	281,465	16,116	6,724
________________________

(1)
Reflects aggregate severance payments and estimated medical benefits that would have been provided to Mr. Munyan in installments over the course of 24 months (18 months with respect to medical benefits) under his employment agreement, assuming that Mr. Munyan would not receive, or have accrued for his benefit, any earnings or compensation for his services as an employee or independent contractor during the period from April 1, 2017 to March 31, 2018. (Tax reimbursements are not provided under such agreement.) The severance payments otherwise payable during such period would be reduced by and to the extent of any such earnings or compensation. The conditions applicable to such severance payments and the timing for such payments are described under Severance Agreements. Because his employment agreement provides for severance pay in excess of that which would otherwise be provided under the SPP, Mr. Munyan would not have received severance payments or medical benefits under the SPP.

(2)
Reflects aggregate severance payments, which equal each executive’s annual base salary as of March 31, 2016, and estimated medical benefits and tax reimbursements that would have been provided to the executive in installments over the course of 12 months under the SPP. In the case of Mr. Edwards, the severance payments would be provided under the severance provisions of his employment agreement with us (which provides for severance payments equal in amount to those that would otherwise be provided under the SPP), and the medical benefits would be provided under the SPP.

Change of Control
Change of Control Severance Pay Plan for Executive Management
Our named executive officers, other than Mr. Farber, may be eligible to receive benefits under our COC Plan. Under the COC Plan, eligible executives may receive severance pay and medical benefits if: (a) a change of control occurs, and (b) upon or within two years after the change of control event, (i) the executive’s employment is terminated for any reason other than “for cause,” or (ii) the executive terminates his or her employment for “good reason.” Under the COC Plan:

•
A “change of control” occurs upon: the sale or other disposition of all or substantially all of the assets of CSS; a merger or consolidation of CSS with another corporation where the stockholders of CSS, immediately prior to such transaction, do not beneficially own, immediately after such transaction, shares having more than 50% of the voting power for the election of directors; or the possession by any person of more than 50% of the voting power of CSS’ outstanding securities, other than as a result of: (i) the death of a stockholder, or (ii) a transaction in which CSS becomes a subsidiary of another corporation in which the stockholders of CSS immediately prior to the transaction, hold, immediately after the transaction, more than 50% of the voting power to elect the directors of such other corporation.

•
The following constitute grounds for termination “for cause”: (i) conviction of a felony; (ii) willful and gross neglect of job responsibilities; (iii) willful misconduct in connection with performing job responsibilities resulting in material damage to CSS; or (iv) willful failure to substantially perform duties (not due to physical or mental illness).

•
An executive may terminate his or her employment for “good reason” based upon the occurrence of any of the following upon, or within two years after, a change of control event: (i) material diminution of authority, duties, responsibilities or base compensation of the executive or the supervisor to whom the executive is required to report; or (ii) material change in the geographic location at which the executive must provide services.

An executive may receive benefits under the COC Plan only if the conditions described above are satisfied, and the executive signs and delivers a release of claims that includes non-competition and non-solicitation covenants. An executive is not eligible to receive benefits under the COC Plan if: (i) he or she has an employment contract providing for severance payments in excess of those that he or she would be eligible to receive under the COC Plan, or (ii) he or she elects to receive severance benefits under another severance pay plan.
Severance pay available under the COC Plan is equal to: (a) a multiple of the executive’s “adjusted compensation” plus (b) a pro-rata portion (based on the executive’s period of employment during the fiscal year in which his or her employment terminates) of the incentive compensation that the executive would have earned at the “target” opportunity level under our bonus program for the fiscal year in which the executive’s employment terminates. An executive’s adjusted compensation is equal to the executive’s annual base salary as of his or her last date of employment, plus his or her average annual bonus during the three fiscal years prior to the fiscal year in which the executive’s employment terminates. Severance payments available under the COC Plan are equal to two times adjusted compensation for our chief executive officer and 1.5 times adjusted compensation for all other executives eligible to receive benefits under the COC Plan. Under the COC Plan, severance pay will be paid in a cash lump sum payment within sixty days after an executive’s qualifying termination event, except that severance pay will be delayed as necessary to avoid adverse consequences under Section 409A of the Code.
Medical benefits are available under the COC Plan if an executive entitled to receive severance pay under the COC Plan elects health care continuation coverage under COBRA. Available medical benefits consist of reimbursement for a period of up to 18 months of a portion of the monthly COBRA premiums paid by him or her, and a tax reimbursement payment equal to the income and payroll taxes he or she incurs solely with respect to such COBRA premium reimbursements. Monthly COBRA premiums are reimbursed on the same basis that we then pay a portion of the insurance premiums for active employees participating in our medical insurance programs. Reimbursements related to COBRA premiums and the tax reimbursement payments thereon will be paid on a monthly basis under the COC Plan.
Change of Control Provisions under the 2013 Stock Plan and the 2004 Stock Plan
All of the stock options and RSUs held by our named executives as of March 31, 2015 were granted under the 2013 Stock Plan or the 2004 Stock Plan. These awards are summarized under Outstanding Equity Awards at Fiscal Year End — March 31, 2015.
Upon the occurrence of a change of control event specified in the 2013 Stock Plan or the 2004 Stock Plan, as applicable, all performance-based stock options that were unearned or otherwise unexercisable at the time of such event would become earned and exercisable automatically, and all outstanding RSUs that were unearned or otherwise unvested at the time of such event would become earned and vested automatically. Service-based stock options that were unexercisable at the time of such event would become exercisable automatically upon the occurrence such event unless the Human Resources Committee determines otherwise.
Events constituting a change of control under the aforementioned stock plans are generally as follows: the sale or other disposition of all or substantially all of the assets of CSS; the dissolution or liquidation of CSS; a merger or consolidation of CSS with another corporation where the stockholders of CSS, immediately prior to such transaction, will not beneficially own, immediately after such transaction, shares having more than 50% of the voting power for the election of directors; or the possession by a person that was not a CSS stockholder on the effective date of the relevant stock plan, of more than 50% of the voting power of CSS’ outstanding securities, other than as a result of: (i) the death of a stockholder, or (ii) a transaction in which CSS becomes a subsidiary of another corporation in which the stockholders of CSS immediately prior to the transaction, hold, immediately after the transaction, more than 50% of the voting power to elect the directors of such other corporation.
Summary of Payments and Benefits in Connection with a Change of Control
The table that follows shows the following with regard to each of our named executives as of March 31, 2016: (a) the severance pay, medical benefits and tax reimbursement payments that the executive would receive if the executive’s employment was terminated on such date under circumstances qualifying the executive to receive benefits under the COC Plan; (b) the value associated with the executive’s stock options that were unearned and/or unexercisable on such date becoming earned and exercisable based on the occurrence on such date of a change of control; and (c) the value associated with the executive’s RSUs that were unearned and/or unvested on such date becoming earned and vested based on the occurrence on such date of a change of control. Mr. Farber does not appear in the table because he was not a participant in the COC Plan, and he did not hold equity awards under the Company’s equity compensation plans.

	COC Plan			COC Provisions of 2013 Stock Plan and 2004 Stock Plan
Name	Severance pay ($)	Medical benefits ($)	Estimated tax reimbursements on medical benefits ($)	Value of stock options that would become earned and exercisable on a COC(1) ($)	Value of RSUs that would become earned and vested on a COC(2) ($)
C.J. Munyan	2,732,885	31,230	15,064	230,998	995,705
V.A. Paccapaniccia	1,176,972	24,534	12,667	99,370	436,406
W.G. Kiesling	1,140,691	31,554	12,782	96,170	394,511
C. Edwards	1,086,996	24,534	11,802	57,082	245,784
C.A. Sorensen	765,418	24,174	10,086	56,649	171,770
_________________________

(1)
Reflects the number of shares of CSS common stock underlying options that would become earned and exercisable (assuming in the case of service-based stock options that the Human Resources Committee does not determine to prevent automatic acceleration) multiplied by the difference between the closing market price of CSS common stock on March 31, 2016 of $27.93 per share and the stock option exercise price.

(2)	Reflects the number of shares underlying RSUs that would become earned and vested multiplied by the closing market price of CSS common stock on March 31, 2016 of $27.93 per share.
Nonqualified Supplemental Executive Retirement Plan
Vested account balances under the SERP generally are payable within 60 days following a participant’s last date of employment with CSS and its subsidiaries, except that payment will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. If any such executive’s employment with CSS and its subsidiaries had terminated on March 31, 2016 for any reason, that executive’s vested balance under the SERP would become payable to the executive within 60 days after the executive’s last day of employment, except that payment would be delayed as necessary to avoid adverse consequences under Section 409A of the Code. Each named executive’s vested account balance under the SERP as of March 31, 2016 appears under Nonqualified Deferred Compensation — Fiscal 2016. In accordance with the foregoing, following Mr. Farber’s retirement on July 28, 2015, his vested account balance under the SERP was paid to him.

PROPOSAL 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on a non-binding, advisory basis, the compensation paid to our named executive officers for our fiscal year ended March 31, 2016, as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission.
At our 2011 Annual Meeting of Stockholders held on June 23, 2011, a majority of our outstanding shares of common stock that voted on the matter were voted in favor of conducting such non-binding, advisory votes on named executive officer compensation once every year. Since that time, we have conducted these votes once every year and intend to do so in the future, at least until the next vote by our stockholders on the frequency of such votes, which will occur at our 2017 Annual Meeting of Stockholders.
Pertinent information on the compensation paid to our named executive officers for fiscal 2016 can be found in the compensation tables, the narrative information accompanying those tables and in the Compensation Discussion and Analysis included in this proxy statement. Below is the resolution that will be presented to our stockholders for a vote at the Meeting:
“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation paid to the Company’s named executive officers for the fiscal year ended March 31, 2016, as disclosed in this proxy statement pursuant to the requirements of Item 402 of Regulation S-K, including the compensation tables, the narrative information accompanying those tables and the Compensation Discussion and Analysis.”
Although this vote is advisory, the Human Resources Committee values the input of our stockholders on our executive compensation program and intends to consider the results of the vote on this proposal in making future executive compensation determinations.
As discussed in the Compensation Discussion and Analysis, the Human Resources Committee of our Board has designed our executive compensation program to address multiple objectives: providing compensation that is appropriately competitive to attract and retain executive talent; incentivizing the achievement of performance goals; encouraging the aggregation and maintenance of equity ownership; and aligning executive and stockholder interests. Our Board and the Human Resources Committee of our Board believe that the Company’s executive compensation program for fiscal 2016 was appropriately designed to address these objectives.
Our Board recommends a vote “for” approval, on an advisory basis, of the compensation paid to our named executive officers in fiscal 2016, as disclosed in this proxy statement.
DIRECTOR COMPENSATION — FISCAL 2016
Currently, our non-employee directors receive cash fees for service on our Board and Committees thereof as shown in the table below:

	Annual Fees Provided for Service on the Board and its Committees ($)
	Board	Audit Committee	Human Resources Committee	Nominating and Governance Committee	Executive Committee
Board Chair	207,500	—	—	—	—
Board member(1)	57,500	—	—	—	—
Committee Chair(2)	—	22,500	15,000	12,000	6,000
Committee member(3)	—	7,500	5,000	4,000	3,000

(1)	This fee does not apply to the Board Chair.

(2)	These fees do not apply if the Board Chair serves as Committee Chair.

(3)	These fees also apply if the Board Chair serves as Committee Chair. Otherwise, these fees do not apply to the Committee Chair.
Attendance fees are paid to our non-employee directors at the rate of $1,500 per meeting ($750 for telephonic meetings less than one hour in duration) only if and to the extent that the number of meetings attended in a fiscal year exceeds an applicable threshold number of meetings, as shown below:

Board/Committee	Threshold
Board	12 meetings
Audit Committee	7 meetings
Human Resources Committee	7 meetings
Nominating and Governance Committee	5 meetings
Executive Committee	2 meetings
The fees described above became effective on July 28, 2015. Prior to that, each of our non-employee directors received cash fees of $37,500 per year, as well as attendance fees of $1,500 per meeting ($750 for telephonic meetings less than one hour in duration) for attendance at Board and Committee meetings (with attendance fees being paid for each meeting attended, not only for meetings attended above a threshold number of meetings in a given fiscal year). In addition, the Committee Chairs of the Human Resources Committee and the Nominating and Governance Committee each received an additional cash fee of $8,000 per year, and the Committee Chair of the Audit Committee received an additional cash fee of $15,000 per year.
Further, each non-employee director is a participant in the 2011 Stock Plan. The 2011 Stock Plan, which expired on December 31, 2015, provided for the automatic grant to each non-employee director, on the last day on which our common stock is traded in each November from 2011 through 2015, of nonqualified stock options to purchase 4,000 shares of CSS common stock at an exercise price per share equal to the closing price per share of CSS common stock on the relevant grant date. Accordingly, on November 30, 2015 (the last trading day of November 2015), each non-employee director received an automatic grant of stock options to purchase 4,000 shares of CSS common stock at an exercise price of $29.01 per share. Options become exercisable in installments, each as to 25% of the shares underlying the grant, on each of the first four anniversaries of the grant date. These installments are cumulative and exercisable during the remainder of the term of the option, which expires five years after the grant date. Our proposed amendment of the 2013 Stock Plan would make non-employee directors eligible to receive equity awards under such plan, thus replacing the now-expired 2011 Stock Plan.
The table below provides information regarding the compensation paid to each member of our Board, other than members who are also executive officers of CSS, for the fiscal year ended March 31, 2016.

Name	Fees earned or paid in cash ($)	Stock awards(1)($)	Option awards(2) ($)	Total ($)
Scott A. Beaumont	73,227	—	25,520	98,747
James H. Bromley(3)	22,250	—	25,520	47,770
Robert E. Chappell	86,227	—	25,520	111,747
Elam M. Hitchner, III	68,324	—	25,520	93,844
Rebecca C. Matthias	177,683	272,700	25,520	475,903
William Rulon-Miller(4)	1,607	—	—	1,607
__________________________

(1)
Reflects the grant date fair value, computed in accordance with FASB ASC Topic 718, of 10,000 RSUs granted to Ms. Matthias on August 11, 2015 in connection with her election as non-executive Chair of the Board. Assumptions used to determine the grant date fair value are set forth in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016. Subject to the satisfaction of service-based vesting conditions, these RSUs will vest on August 15, 2017. Vesting will be accelerated automatically if certain specified events occur prior to August 15, 2017. Upon vesting, the RSUs will be settled automatically for a cash payment equal to the then fair market value of 10,000 shares of CSS common stock. Prior to vesting, dividend equivalents are paid in cash on this award. These dividend equivalents are factored into the grant date fair value shown in the table above.

(2)
Reflects the grant date fair value, computed in accordance with FASB ASC Topic 718, for stock options granted to our non-employee directors under the 2011 Stock Plan on November 30, 2015. On that date, each director was granted an option to purchase 4,000 shares of CSS common stock at an exercise price of $29.01 per share. The grant date fair value of these awards was $6.38 per underlying share. Assumptions used to determine the grant date fair value are set forth in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

(3)	Mr. Bromley did not stand for re-election as a director at our 2015 Annual Meeting of Stockholders, and, therefore, ceased serving as a director on the date of such meeting, July 28, 2015.

(4)	Mr. Rulon-Miller became a member of our Board on March 23, 2016.

The aggregate number of shares of CSS common stock underlying outstanding stock options held as of March 31, 2016 by the directors listed in the table above was as follows:

Director	Shares underlying outstanding options (#)
Scott A. Beaumont	20,000
James H. Bromley	—
Robert E. Chappell	16,000
Elam M. Hitchner, III	12,000
Rebecca C. Matthias	20,000
William Rulon-Miller	—
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors and beneficial owners of more than ten percent of our common stock to file reports of ownership of our securities and changes in ownership with the SEC. Based on our review of Section 16(a) filings, we believe that all filings required to be made during the fiscal year ended March 31, 2016 were made on a timely basis.

STOCKHOLDER PROPOSALS
In order for a stockholder proposal to be eligible for inclusion in the proxy materials for our 2017 Annual Meeting of Stockholders, such proposal must be received by our Corporate Secretary on or before the close of business on February 22, 2017.
If a stockholder does not seek to have a proposal included in such proxy materials, but nevertheless wishes to present a proper proposal at the 2017 Annual Meeting of Stockholders, prior written notice of such proposal, together with the additional information required by our bylaws, must be received by our Corporate Secretary during the period beginning on April 4, 2017 and ending at the close of business on May 4, 2017.
If a stockholder desires to nominate an individual for election to our Board at the 2017 Annual Meeting of Stockholders, prior written notice of such nomination, together with the additional information required by our bylaws, must be received by our Corporate Secretary during the period beginning on April 4, 2017 and ending at the close of business on May 4, 2017.
Any such proposal or notice should be addressed to CSS Industries, Inc., Attn: Corporate Secretary, 450 Plymouth Road, Suite 300, Plymouth Meeting, PA 19462. A stockholder can obtain a copy of our bylaws by submitting a written request to the attention of our Corporate Secretary at the same address.
BY ORDER OF THE BOARD OF DIRECTORS
CSS INDUSTRIES, INC.

By: Michael A. Santivasci,
Secretary
Plymouth Meeting, Pennsylvania
June 22, 2016

CSS will provide to each person solicited, without charge except for exhibits, upon written request, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the SEC for the fiscal year ended March 31, 2016. Requests should be directed to CSS Industries, Inc., Attention: Corporate Secretary, 450 Plymouth Road, Suite 300, Plymouth Meeting, PA 19462.

ALL STOCKHOLDERS ARE URGED TO PROMPTLY SUBMIT THEIR WHITE PROXY OR VOTING INSTRUCTION FORMS AS SOON AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS ON THE WHITE PROXY CARD, WHICH WAS OR WILL BE MAILED TO YOU ON OR ABOUT JUNE 22, 2016.

IMPORTANT
Your vote at this year’s Meeting is especially important, no matter how many or how few shares you own. Please sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope promptly.
THE BOARD STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION FORMS THAT YOU MAY RECEIVE FROM ROBERT LONGNECKER OR ANY PERSON OTHER THAN CSS, EVEN AS A PROTEST VOTE AGAINST MR. LONGNECKER OR HIS NOMINEES. Any proxy you sign from Mr. Longnecker for any reason, even to withhold with respect to his nominees, could invalidate previous WHITE proxy cards you voted to support CSS’s Board of Directors.
Only your latest dated, signed proxy card or voting instruction form will be counted. Any proxy may be revoked at any time prior to its exercise at the Meeting as described in this proxy statement.
If you have questions, require assistance with voting your WHITE proxy card or need additional copies of the proxy materials, please contact:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
TOLL-FREE (800) 322-2885
or
proxy@mackenziepartners.com

Annex A
INFORMATION CONCERNING PERSONS WHO ARE PARTICIPANTS IN
CSS’ SOLICITATION OF PROXIES FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Unless otherwise noted, capitalized terms used but not defined in this Annex A shall have the meanings ascribed to them in the proxy statement to which this Annex A is attached. Under applicable SEC rules and regulations, members of our Board, our Board’s director nominees, and executive officers of CSS are deemed to be “participants” with respect to CSS’s solicitation of proxies from stockholders in connection with the 2016 Annual Meeting.
Directors and Nominees
The following table sets forth the names and business addresses of our current directors who are all deemed to be “participants” in our solicitation under applicable SEC rules and regulations. The principal occupation or employment of each director or nominee who may be deemed to be a participant is set forth in the section of the proxy statement entitled “Proposal 1- Election of Directors.”

Name	Business Address
Scott A. Beaumont	CSS Industries, Inc. 450 Plymouth Road, Suite 300 Plymouth Meeting, Pennsylvania 19462
Robert E. Chappell	CSS Industries, Inc. 450 Plymouth Road, Suite 300 Plymouth Meeting, Pennsylvania 19462
Elam M. Hitchner, III	CSS Industries, Inc. 450 Plymouth Road, Suite 300 Plymouth Meeting, Pennsylvania 19462
Rebecca C. Matthias	CSS Industries, Inc. 450 Plymouth Road, Suite 300 Plymouth Meeting, Pennsylvania 19462
Christopher J. Munyan	CSS Industries, Inc. 450 Plymouth Road, Suite 300 Plymouth Meeting, Pennsylvania 19462
William Rulon-Miller	CSS Industries, Inc. 450 Plymouth Road, Suite 300 Plymouth Meeting, Pennsylvania 19462
Officers and Employees
The following table sets forth the names of our executive officers (other than Mr. Munyan who is listed above) who are deemed to be “participants” in our solicitation under applicable SEC rules and regulations. The principal occupation of each person listed below refers to such person’s position with CSS, and the business address of CSS is 450 Plymouth Road, Suite 300, Plymouth Meeting, Pennsylvania 19462.

Name	Principal Occupation
Carey Edwards	Executive Vice President - Sales
Cara Farley	Senior Vice President - Marketing and Product Development
William G. Kiesling	Vice President - Legal and Licensing and General Counsel
Vincent A. Paccapaniccia	Executive Vice President - Finance and Chief Financial Officer
Christian A. Sorensen	Executive Vice President - Operations

Information Regarding Ownership of CSS’s Securities by Participants
Except as described in this Annex A or otherwise in this proxy statement, none of the persons listed above in “Directors and Nominees” and “Officers and Employees” owns any debt or equity security issued by CSS of record that he or she does not also own beneficially. The number of shares of CSS’s common stock beneficially owned by certain of the persons listed above in “Directors and Nominees” and “Officers and Employees,” as of June 6, 2016, is set forth in the section of the proxy statement entitled “Ownership of CSS Common Stock.”
Information Regarding Transactions Involving CSS’s Securities by Participants
The following table reflects all transactions since April 1, 2014.

Name	Date	Transaction Description	Number of Shares Acquired (Disposed of)
Scott A. Beaumont	11/10/2014	Exercised options to purchase shares	4,000
Scott A. Beaumont	11/28/2014	Received options as compensation for Board service	4,000
Scott A. Beaumont	10/28/2015	Exercised options to purchase shares	4,000
Scott A. Beaumont	11/30/2015	Received options as compensation for Board service	4,000
Robert E. Chappell	11/28/2014	Received options as compensation for Board service	4,000
Robert E. Chappell	11/30/2015	Received options as compensation for Board service	4,000
Elam M. Hitchner, III	11/28/2014	Received options as compensation for Board service	4,000
Elam M. Hitchner, III	11/30/2015	Received options as compensation for Board service	4,000
Elam M. Hitchner, III	6/1/2016	Purchased shares in market	1,000
Rebecca C. Matthias	11/3/2014	Exercised options to purchase shares	4,000
Rebecca C. Matthias	11/28/2014	Received options as compensation for Board service	4,000
Rebecca C. Matthias	8/3/2015	Purchased shares in market	10,000
Rebecca C. Matthias	8/11/2015	Received RSUs as compensation for Board service	10,000
Rebecca C. Matthias	9/14/2015	Purchased shares in market	9,519
Rebecca C. Matthias	9/15/2015	Purchased shares in market	481
Rebecca C. Matthias	11/16/2015	Exercised options to purchase shares	4,000
Rebecca C. Matthias	11/30/2015	Received options as compensation for Board service	4,000
Rebecca C. Matthias	2/29/2016	Purchased shares in market	5,000
Rebecca C. Matthias	6/1/2016	Purchased shares in market	8,721
Christopher J. Munyan	5/25/2014	Received shares on vesting of RSUs	9,000
Christopher J. Munyan	5/25/2014	Shares withheld to satisfy tax liability on vesting of RSUs	(3,059)
Christopher J. Munyan	10/21/2014	Exercised options to purchase shares	14,000
Christopher J. Munyan	10/21/2014	Delivered shares to Company to pay exercise price for options	(13,423)
Christopher J. Munyan	11/13/2014	Exercised options to purchase shares	10,000
Christopher J. Munyan	11/13/2014	Delivered shares to Company to pay exercise price for options	(7,571)
Christopher J. Munyan	12/8/2014	Exercised options to purchase shares	9,000
Christopher J. Munyan	12/8/2014	Delivered shares to Company to pay exercise price for options	(6,274)
Christopher J. Munyan	1/29/2015	Sold shares in market	(1,000)
Christopher J. Munyan	1/30/2015	Sold shares in market	(1,000)
Christopher J. Munyan	2/3/2015	Sold shares in market	(2,000)
Christopher J. Munyan	2/9/2015	Sold shares in market	(1,000)
Christopher J. Munyan	2/27/2015	Sold shares in market	(1,000)
Christopher J. Munyan	5/22/2015	Received options as employment compensation	48,500
Christopher J. Munyan	5/27/2015	Received shares on vesting of RSUs	18,000
Christopher J. Munyan	5/27/2015	Shares withheld to satisfy tax liability on vesting of RSUs	(6,118)
Christopher J. Munyan	1/19/2016	Exercised options to purchase shares	2,500
Christopher J. Munyan	5/21/2016	Received shares on vesting of RSUs	16,100
Christopher J. Munyan	5/21/2016	Shares withheld to satisfy tax liability on vesting of RSUs	(5,070)

Name	Date	Transaction Description	Number of Shares Acquired (Disposed of)
Christopher J. Munyan	5/31/2016	Received options as employment compensation	50,000
Christopher J. Munyan	6/10/2016	Exercised options to purchase shares	1,000
William Rulon-Miller	6/1/2016	Purchased shares in market	1,000
Carey Edwards	5/25/2014	Received shares on vesting of RSUs	900
Carey Edwards	5/25/2014	Shares withheld to satisfy tax liability on vesting of RSUs	(296)
Carey Edwards	5/27/2014	Received shares on vesting of RSUs	900
Carey Edwards	5/27/2014	Shares withheld to satisfy tax liability on vesting of RSUs	(296)
Carey Edwards	2/20/2015	Exercised options to purchase shares	2,125
Carey Edwards	2/20/2015	Delivered shares to Company to pay exercise price for options	(1,641)
Carey Edwards	5/27/2015	Received shares on vesting of RSUs	900
Carey Edwards	5/27/2015	Shares withheld to satisfy tax liability on vesting of RSUs	(296)
Carey Edwards	5/21/2016	Received shares on vesting of RSUs	3,500
Carey Edwards	5/21/2016	Shares withheld to satisfy tax liability on vesting of RSUs	(1,151)
Carey Edwards	5/31/2016	Received options as employment compensation	21,000
Cara Farley	10/30/2015	Received options as employment compensation	8,000
Cara Farley	10/30/2015	Received RSUs as employment compensation	4,000
Cara Farley	5/31/2016	Received options as employment compensation	13,500
William G. Kiesling	5/25/2014	Received shares on vesting of RSUs	4,250
William G. Kiesling	5/25/2014	Shares withheld to satisfy tax liability on vesting of RSUs	(1,445)
William G. Kiesling	10/21/2014	Exercised options to purchase shares	7,000
William G. Kiesling	10/21/2014	Delivered shares to Company to pay exercise price for options	(6,712)
William G. Kiesling	12/8/2014	Exercised options to purchase shares	12,563
William G. Kiesling	12/8/2014	Delivered shares to Company to pay exercise price for options	(8,878)
William G. Kiesling	5/22/2015	Received options as employment compensation	12,800
William G. Kiesling	5/27/2015	Received shares on vesting of RSUs	8,500
William G. Kiesling	5/27/2015	Shares withheld to satisfy tax liability on vesting of RSUs	(2,889)
William G. Kiesling	5/21/2016	Received shares on vesting of RSUs	7,100
William G. Kiesling	5/21/2016	Shares withheld to satisfy tax liability on vesting of RSUs	(2,254)
William G. Kiesling	5/31/2016	Received options as employment compensation	13,500
Vincent A. Paccapaniccia	5/25/2014	Received shares on vesting of RSUs	2,500
Vincent A. Paccapaniccia	5/25/2014	Shares withheld to satisfy tax liability on vesting of RSUs	(850)
Vincent A. Paccapaniccia	5/22/2015	Received options as employment compensation	20,000
Vincent A. Paccapaniccia	5/25/2015	Received shares on vesting of RSUs	5,000
Vincent A. Paccapaniccia	5/25/2015	Shares withheld to satisfy tax liability on vesting of RSUs	(1,700)
Vincent A. Paccapaniccia	5/27/2015	Received shares on vesting of RSUs	8,500
Vincent A. Paccapaniccia	5/27/2015	Shares withheld to satisfy tax liability on vesting of RSUs	(2,889)
Vincent A. Paccapaniccia	1/19/2016	Exercised options to purchase shares	25,000
Vincent A. Paccapaniccia	5/21/2016	Received shares on vesting of RSUs	7,100
Vincent A. Paccapaniccia	5/21/2016	Shares withheld to satisfy tax liability on vesting of RSUs	2,236
Vincent A. Paccapaniccia	5/31/2016	Received options as employment compensation	21,000
Christian A. Sorensen	5/25/2014	Received shares on vesting of RSUs	1,250
Christian A. Sorensen	5/25/2014	Shares withheld to satisfy tax liability on vesting of RSUs	(425)
Christian A. Sorensen	5/22/2015	Received options as employment compensation	12,800
Christian A. Sorensen	5/27/2015	Received shares on vesting of RSUs	4,500
Christian A. Sorensen	5/27/2015	Shares withheld to satisfy tax liability on vesting of RSUs	(1,530)
Christian A. Sorensen	1/20/2016	Exercised options to purchase shares	7,775

Name	Date	Transaction Description	Number of Shares Acquired (Disposed of)
Christian A. Sorensen	5/21/2016	Received shares on vesting of RSUs	4,000
Christian A. Sorensen	5/21/2016	Shares withheld to satisfy tax liability on vesting of RSUs	(1,260)
Christian A. Sorensen	5/31/2016	Received options as employment compensation	13,500

Miscellaneous Information Regarding Participants
Except as described in this Annex A or this proxy statement, neither any participant nor any of their respective associates or immediate family members was a party to any transaction or series of transactions since April 1, 2014, or is to be a party to any currently proposed transaction or series of proposed transactions, in which (i) CSS was or is to be a participant, (ii) the amount involved exceeds $120,000, and (iii) any participant, associate or immediate family member had or will have a direct or indirect material interest. Furthermore, except as described in this Annex A or elsewhere in this proxy statement, (a) no participant or any of their respective associates directly or indirectly beneficially owns any securities of CSS or any securities of any parent or subsidiary of CSS and (b) no participant owns any securities of CSS of record that such participant does not own beneficially.
Except as described in this Annex A or this proxy statement:

•
No participant or any of their respective associates has any arrangements or understandings with any person with respect to any future employment by CSS or any of its affiliates or any future transaction to which CSS or any of its affiliates will or may be a party;

•
No participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of CSS, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;

•
No participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Meeting other than, with respect to each of the Board’s nominees, such nominee’s interest in election to the Board; and

•
There are no material proceedings in which any director or executive officer of CSS is a party adverse to CSS or any of its subsidiaries, or has a material interest adverse to CSS or any of its subsidiaries.

Except as described in this Annex A or this proxy statement, and excluding any director or executive officer of CSS acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Meeting.

Annex B
CSS INDUSTRIES, INC.
2013 EQUITY COMPENSATION PLAN
(As Amended and Restated Effective as of August 2, 2016)
The purpose of the CSS Industries, Inc. 2013 Equity Compensation Plan (the “Plan”) is to provide designated employees and officers of CSS Industries, Inc. (the “Company”) and its subsidiaries and non-employee members of the Board of Directors of the Company with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock units, restricted stock grants, stock appreciation rights, stock bonus awards and dividend equivalents. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.
1.Committee.
(a)Administration. The Plan shall be administered and interpreted by the Human Resources Committee (or such other committee appointed by the Board to administer the Plan) (“Committee”). The Committee shall consist of not less than three members of the Board of Directors of the Company (the “Board”), all of whom shall be “outside directors” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and related Treasury regulations, “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “independent directors” in accordance with the governance rules of the New York Stock Exchange (“NYSE”). However, the Board shall approve and administer all grants to non-employee members of the Board. To the extent the Board administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board.
(b)Authority. The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise, vesting or restriction period, including the criteria for exercisability, vesting and lapse of any restriction period and the acceleration of exercisability, vesting and lapse of a restriction period, (iv) amend the terms of any previously issued grant, subject to the provisions of Section 18 below, and (v) deal with any other matters arising under the Plan.
(c)Determinations. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.
2.Grants.
Awards under the Plan may consist of grants of Incentive Stock Options and Nonqualified Stock Options (as described in Section 5 and collectively referred to as “Options”), stock units (as described in Section 6 and referred to as “Stock Units”), restricted stock grants (as described in Section 7 and referred to as “Restricted Stock Grants”), stock appreciation rights (as described in Section 8 and referred to as “SARs”), stock bonus awards (as described in Section 9 and referred to as “Stock Bonus Awards”) and dividend equivalents (as described in Section 10 and referred to as “Dividend Equivalents”) (Options, Stock Units, Restricted Stock Grants, SARs, Stock Bonus Awards and Dividend Equivalents are hereinafter collectively referred to as “Grants”). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this

Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument (the “Grant Instrument”). All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries, and any other person having or claiming an interest under such Grant. The Committee shall approve the form and provisions of each Grant Instrument or, other than with respect to grants to non-employee members of the Board, may delegate such authority to the executive officers of the Company or to any of them acting singly. Grants under a particular Section of the Plan need not be uniform as among the Grantees.
3.Shares Subject to the Plan.
(a)Shares Authorized. Subject to adjustment as described in Section 3(d) below, the aggregate number of shares of common stock, par value $0.10 per share, of the Company (“Company Stock”) that may be granted or transferred under the Plan is the sum of (i) 1,100,000 shares, (ii) the number of shares subject to outstanding options granted under the Company’s 2004 Equity Compensation Plan (the “2004 Plan”) and outstanding on May 31, 2013, to the extent that such options terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, and (iii) the number of shares subject to stock bonus awards granted under the 2004 Plan and outstanding on May 31, 2013, to the extent that such stock bonus awards are forfeited, terminated, or otherwise not paid in full (the “Plan Limit”); provided, that, the Plan Limit shall not include (x) for purposes of clause (ii), shares subject to such outstanding options to the extent that (A) such shares are withheld or surrendered for payment of taxes or the exercise price of any such outstanding option and (B) shares of Company Stock are surrendered in payment of the exercise price of any such outstanding option; and (y) for purposes of clause (iii), shares subject to such outstanding stock bonus awards to the extent that such shares are withheld or surrendered for payment of taxes. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan.
(b)Share Counting. If, and to the extent, Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised or if any Stock Unit, Restricted Stock Grants, Stock Bonus Awards, or Dividend Equivalents (to the extent that such Dividend Equivalents are payable in shares of Company Stock) granted under the Plan are forfeited, terminated, or otherwise not paid in full, the shares subject to such Grants shall again be available for purposes of the Plan, provided, however, that (i) shares of Company Stock surrendered in payment of the Exercise Price of an Option and shares withheld or surrendered for payment of taxes with respect to all Grants, shall not be available for re-issuance under the Plan, (ii) if SARs are exercised, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon settlement of the SARs and without regard to any cash settlement of the SARs, and (iii) to the extent that other Grants are to be paid in cash, and not in shares of Company Stock, such Grants shall not count against the share limits in subsection (a).
(c)Individual Limits. The maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 300,000 shares, subject to adjustment as described below. The maximum aggregate number of shares of Company Stock to which Options or SARs may be granted under the Plan to any individual during any calendar year is 300,000 shares, subject to adjustment as described below. The maximum aggregate number of shares of Company Stock with respect to which Stock Units, Restricted Stock Grants or Stock Bonus Awards may be granted under the Plan to any individual during any calendar year as Performance Awards under Section 11 is 300,000 shares, subject to adjustment as described below. The maximum aggregate number of shares of Company Stock that may be granted to each Non-Employee Director during any calendar year, taken together with any cash fees earned by such Non-Employee Director during the calendar year, will not exceed $500,000 in total value (calculating the value of any such Grants based on the grant date fair value of such Grants for financial reporting purposes) to such Non-Employee Director; provided that this limit does not apply for Grants made to the non-executive chair of the Board so long as such non-executive chair does not participate in the decision to make his or her Grants. The foregoing individual share limits shall apply without regard to whether such Grants are to be paid in shares of Company Stock or cash.

(d)Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares; (ii) a merger, reorganization or consolidation; (iii) a reclassification or change in par value; or (iv) any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year as set forth in subsection (c) above, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of outstanding Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 16 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.
4.Eligibility for Participation.
(a)Eligible Persons. Employees of the Company and its subsidiaries (“Employees”), including Employees who are officers or members of the Board, and directors of the Company who are not employees of the Company or any subsidiary of the Company (“Non-Employee Directors,” and with Employees are hereinafter referred to individually as an “Eligible Participant” and collectively as “Eligible Participants”) shall be eligible to participate in the Plan.
(b)Selection of Grantees. The Committee shall select the Eligible Participants to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Eligible Participants who receive Grants under this Plan shall be referred to herein as “Grantees.”
5.Granting of Options.
The Committee may grant Options to an Eligible Participant, upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:
(a)Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Eligible Participants.
(b)Type of Option and Price.
(i)The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code (“Incentive Stock Options”) or nonqualified stock options that are not intended so to qualify (“Nonqualified Stock Options”) or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or its subsidiaries, as defined in section 422 of the Code. Nonqualified Stock Options may be granted to any Eligible Participant.
(ii)The purchase price (the “Exercise Price”) of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value (as defined below) of a share of Company Stock on the date the Option is granted; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Company Stock on the date of grant.

(iii)The “Fair Market Value” per share of Company Stock shall mean (A) if the principal trading market for the shares of Company Stock is a national securities exchange, the last reported sale price of the shares of Company Stock on the trading day immediately prior to the relevant date (or if there were no trades on that date the immediately preceding date upon which a sale was reported), (B) if the shares of Company Stock are not principally traded on a national securities exchange, the mean between the last reported “bid” and “asked” prices of shares of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (C) if the shares of Company Stock are not publicly traded or, if publicly traded, are not so reported, the Fair Market Value shall be as determined by the Committee.
(c)Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.
(d)Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and reflected in the Grant Instrument; provided that Options shall be subject to time-based vesting over a period of not less than one year from the date of grant, unless the Committee determines in the Grant Instrument or otherwise to provide for accelerated vesting in the event of the Grantee’s death or disability or on account of the occurrence of a Change of Control. Notwithstanding the immediately preceding sentence, up to five percent (5%) of the shares of Company Stock subject to the Plan Limit may be granted pursuant to Options with no minimum vesting schedule.
(e)Termination of Employment or Service, Death or Retirement. Except as provided below or in a Grant Instrument, an Option may only be exercised while the Grantee is employed by, or providing services to, the Employer (as defined below).
(i)In the event that a Grantee ceases to be employed by, or providing services to, the Employer as a result of a termination by the Employer for any reason other than a termination for Cause or the Grantee’s death, any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by, or providing services to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or providing services to, the Employer shall terminate as of such date.
(ii)In the event the Grantee ceases to be employed by, or providing services to, the Employer on account of a termination for Cause by the Employer or the Grantee’s voluntary termination (other than by reason of retirement approved by the Committee), any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or providing services to, the Employer, except as otherwise determined by the Committee. In addition, notwithstanding any other provisions of this Section 5, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing services to, the Employer or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately terminate, and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares. Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.
(iii)If the Grantee dies while employed by, or providing services to, the Employer or retires from such employment or service with the consent of the Committee, any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within 180 days after the date on which the Grantee ceases to be employed by, or providing services to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or providing services to, the Employer shall terminate as of such date.
(iv)For purposes of the Plan:
(A)“Employer” shall mean the Company and its subsidiary corporations or other entities, as determined by the Committee.
(B)“Employed by, or providing services to, the Employer” shall mean, except to the extent specified otherwise by the Committee, employment or service as an Employee or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Stock Units, Restricted Stock Grants, Stock Bonus Awards and Dividend Equivalents, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Eligible Participant and a member of the Board). Notwithstanding the foregoing, with respect to any Grant subject to section 409A of the Code, “employed by, or providing service to, the Employer” shall be interpreted within the meaning of section 409A of the Code and the related Treasury Regulations.
(C)“Cause” shall mean, except to the extent specified otherwise by the Committee, a finding by the Committee that the Grantee (I) has breached his or her employment or service agreement with the Employer; (II) has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony, or proven dishonesty; (III) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information; (IV) has breached any written noncompetition or nonsolicitation agreement between the Grantee and the Employer; or (V) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.
(f)Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) in cash; (ii) by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option), subject to such restrictions as the Committee deems appropriate and having a Fair Market Value on the date of exercise at least equal to the Exercise Price, or by attestation (on a form prescribed by the Committee) to ownership of Shares having a Fair Market Value on the date of exercise at least equal to the Exercise Price; (iii) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board; (iv) by “net exercise,” which is the surrender of shares for which the Option is exercisable to the Company in exchange for a distribution of shares of Company Stock equal to the amount by which the then Fair Market Value of the shares subject to the exercised Option exceeds the applicable Exercise Price; (v) any combination of clauses (i), (ii), (iii) or (iv); or (v) by such other method as the Committee may approve, to the extent permitted by applicable law. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 13) as specified by the Committee. Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to, or simultaneously with, the issuance or transfer of such shares.
(g)Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. The aggregate number of shares of Company Stock that may be issued under the Plan as Incentive Stock Options is 1,100,000 shares, and all shares issued under the Plan as Incentive Stock Options shall count against the Plan Limit.

6.Stock Unit.
(a)General Requirements. The Committee may grant Stock Units to an Eligible Participant upon such terms and conditions as the Committee deems appropriate under this Section 6. Each Stock Unit shall represent the right of the Grantee to receive a share of Company Stock or an amount based on the value of a share of Company Stock. All Stock Units shall be credited to accounts on the Company’s records for purposes of the Plan.
(b)Vesting of Stock Units. The Committee shall establish the vesting conditions for Stock Units in the Grant Instrument. The Committee may accelerate the vesting of any or all outstanding Stock Units at any time for any reason.
(c)Terms of Stock Units. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units. The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee. Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Committee consistent with section 409A of the Code.
(d)Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Company Stock or in a combination of the two, as determined by the Committee in the Grant Instrument. The Grant Instrument shall specify the maximum number of shares of Company Stock that can be issued under the Stock Units.
(e)Requirement of Employment or Service. The Committee shall determine in the Grant Instrument under what circumstances a Grantee may retain Stock Units after termination of the Grantee’s employment or service, and the circumstances under which Stock Units may be forfeited.
7.Restricted Stock Grants.
The Committee may issue or transfer shares of Company Stock to an Eligible Participant under a Restricted Stock Grant, upon such terms as the Committee deems appropriate. The following provisions are applicable to Restricted Stock Grants:
(a)General Requirements. Shares of Company Stock issued or transferred pursuant to a Restricted Stock Grant may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Restricted Stock Grants shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Restricted Stock Grant shall remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”
(b)Number of Shares. The Committee, in its sole discretion, shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Restricted Stock Grant and the restrictions applicable to such shares.
(c)Requirement of Employment or Service. If the Grantee ceases to be employed by, or provide services to, the Employer or if other specified conditions are not met, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must immediately be returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.
(d)Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of the Restricted Stock Grant except to a successor under Section 14. Each certificate for Restricted Stock Grants shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions and to delivery of such stock certificate when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Restricted Stock Grants until all restrictions on such shares have lapsed. If certificates are issued, the Company will retain possession of such certificates for Restricted Stock Grants until all restrictions on such shares have lapsed.

(e)Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Grantee shall have the right to vote shares subject to Restricted Stock Grants and to receive any dividends or other distributions paid on such shares during the Restriction Period, provided that dividends with respect to Restricted Stock Grants that are subject to performance conditions shall vest and be paid only if and to the extent the underlying Restricted Stock Grant vests and is paid, as determined by the Committee.
(f)Lapse of Restrictions. All restrictions imposed upon Restricted Stock Grants shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may determine, as to any or all Restricted Stock Grants, that the restrictions shall lapse without regard to any Restriction Period.
8.Stock Appreciation Rights.
The Committee may grant SARs to an Eligible Participant separately or in tandem with any Option. The following provisions are applicable to SARs:
(a)General Requirements. The Committee may grant SARs to an Eligible Participant separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to, or greater than, the Fair Market Value of a share of Company Stock as of the date of Grant of the SAR.
(b)Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.
(c)Exercisability of SARs. A SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument; provided that SARs shall be subject to time-based vesting over a period of not less than one year from the date of grant, unless the Committee determines in the Grant Instrument or otherwise to provide for accelerated vesting in the event of the Grantee’s death or disability or on account of the occurrence of a Change of Control. Notwithstanding the immediately preceding sentence, up to five percent (5%) of the shares of Company Stock subject to the Plan Limit may be granted pursuant to SARs with no minimum vesting schedule. SARs may only be exercised while the Grantee is employed by, or providing services to, the Employer or during the applicable period after termination of employment or service as described in Section 5(e). A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.
(d)Value of SARs. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Company Stock, or a combination thereof. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of a SAR exceeds the base amount of the SAR as described in subsection (a).
(e)Form of Payment. The Committee shall determine whether the appreciation in a SAR shall be paid in the form of cash, shares of Company Stock, or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

9.Stock Bonus Awards.
The Committee may grant shares of Company Stock as a bonus, or may grant other awards in lieu of obligations of the Company or any of its subsidiaries to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.
10.Dividend Equivalents.
The Committee may grant Dividend Equivalents with respect to Stock Units and Stock Bonus Awards under such terms and conditions as the Committee deems appropriate, provided that Dividend Equivalents with respect to Stock Units and Stock Bonus Awards that are subject to performance conditions shall vest and be paid only if and to the extent the underlying Stock Units and Stock Bonus Awards vest and are paid, as determined by the Committee. Dividend Equivalents may be paid to Grantees currently or may be deferred, consistent with section 409A of the Code, as determined by the Committee. All Dividend Equivalents that are not paid currently shall be credited to accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to Stock Units for the Grantee, as determined by the Committee. Unless otherwise specified in the Grant Instrument, deferred Dividend Equivalents will not accrue interest. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee in the Grant Instrument. For the avoidance of doubt, Dividend Equivalents may not be granted with respect to Options, SARs or Restricted Stock Grants.
11.Qualified Performance-Based Compensation.
The Committee may determine that Stock Units, Restricted Stock Grants or Stock Bonus Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code (“Performance Awards”). The following provisions shall apply to any such Performance Awards:
(a)Performance Goals.
(i)When Performance Awards are granted, the Committee shall establish in writing (A) the objective performance goals that must be met, (B) the performance period during which the performance will be measured, (C) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (D) any other conditions that the Committee deems appropriate and consistent with the Plan and section 162(m) of the Code.
(ii)The business criteria may relate to the Grantee’s business unit or the performance of the Company and its parents and subsidiaries as a whole, or any combination of the foregoing, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: the price of the Company’s stock, earnings per share, income before taxes and extraordinary items, net income, operating income, revenues, earnings before income tax, EBITDA (earnings before interest, taxes, depreciation and amortization), after-tax or pre-tax profits, operational cash flow, return on capital employed or return on invested capital, after-tax or pre-tax return on stockholders’ equity, decreasing or increasing the level of all, or a portion of, the Company’s assets and/or liabilities, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The Committee may provide, at the time the performance goals are established, that adjustments will be made to the applicable performance goals to take into account, in any objective manner specified by the Committee, the impact of one or more of the following: (i) gain or loss from all or certain claims and/or litigation and insurance recoveries, (ii) the impairment of tangible or intangible assets, (iii) stock-based compensation expense, (iv) extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, (v) restructuring activities reported in the Company’s public filings, (vi) investments, dispositions or acquisitions, (vii) gain or loss from the disposal of certain assets, (viii) gain or loss from the early extinguishment, redemption, or repurchase of debt, or (ix) changes in accounting principles that become effective during the performance period.
(b)Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but may reduce the amount of compensation that is payable, pursuant to Performance Awards.
(c)Certification of Results. The Committee shall certify in writing that the performance goals were satisfied prior to the payment of any Performance Award, as required by section 162(m) of the Code and the regulations promulgated thereunder. The Committee shall determine the amount, if any, to be paid pursuant to each Performance Award based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Instrument. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of Performance Awards for the performance period shall be forfeited or shall not be made, as applicable.
(d)Death or Other Circumstances. The Committee may provide that Performance Awards shall be payable or restrictions on such Performance Awards shall lapse, in whole or in part, in the event of the Grantee’s death during the performance period, or under other circumstances consistent with the Department of Treasury regulations and rulings under section 162(m) of the Code.
12.Deferrals.
The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Grant. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of section 409A of the Code.
13.Withholding of Taxes.
(a)Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state, and local tax withholding requirements. The Employer may require that the Grantee or other person receiving or exercising Grants pay to the Employer the amount of any federal, state, or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Grants. The Company may require the payment of any taxes before issuing any shares of Company Stock pursuant to the Grant.
(b)Withholding of Shares. The Committee may determine that the Employer’s tax withholding obligation with respect to a Grant paid in Company Stock shall be satisfied by having shares of Company Stock withheld in an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities or such other amount as the Committee may approve, or the Committee may allow Grantees to elect to have such share withholding applied to particular Grants.
(c)Stock Delivery. The Committee may provide any Grantee with the right to use previously acquired shares of Company Stock in satisfaction of all or part of the Employer’s tax withholding obligation with respect to a Grant paid in Company Stock.

14.Transferability of Grants.
(a)Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order or otherwise as permitted by the Committee and, with respect to Nonqualified Stock Options or SARS, only to the extent permitted by subsection (b). When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.
(b)Transfer of Nonqualified Stock Options or SARs. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options or SARs to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option or SAR and the transferred Option or SAR shall continue to be subject to the same terms and conditions as were applicable to the Option or SAR immediately before the transfer.
15.Change of Control of the Company.
As used herein, a “Change of Control” shall be deemed to have occurred if:
(a)Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) (other than persons who are stockholders on the Original Effective Date of the Plan) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a stockholder, and a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or
(b)The consummation of (i) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (ii) a sale or other disposition of all or substantially all of the assets of the Company; or (iii) a liquidation or dissolution of the Company.
16.Consequences of a Change of Control.
(a)Assumption of Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options and rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Grants shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).
(b)Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Grants: the Committee may (i) with respect to Options and SARs granted on or after the Restatement Date, determine that outstanding Options and SARs will accelerate and become fully exercisable, in whole or in part; (ii) with respect to Stock Units, Restricted Stock Grants, Stock Bonus Awards and Dividend Equivalents granted on or after the Restatement Date, determine that the restrictions and conditions on outstanding Stock Units, Restricted Stock Grants, Stock Bonus Awards and Dividend Equivalents will lapse, in whole or in part; (iii) require that the Grantees surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable; (iv) after giving the Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate; or (v) determine that Grantees shall receive a payment in settlement of outstanding Stock Units, Restricted Stock Grants, Stock Bonus Awards or Dividend Equivalents, if permitted under section 409A of the Code. Such surrender, termination or payment shall take place as of the date of the Change of Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Company Stock equals or is less than the per share Exercise Price or base amount, as applicable, the Company shall not be required to make any payment to the Grantee upon surrender of the Option or SAR.
(c)Notice and Acceleration with Respect to Grants Made Prior to the Restatement Date. Notwithstanding the foregoing, with respect to Grants made prior to the Restatement Date, upon a Change of Control, unless the Committee determines otherwise, (i) the Company shall provide each Grantee with outstanding Grants not less than ten days’ advance written notice of such Change of Control; (ii) all outstanding Options and SARs shall automatically accelerate and become fully exercisable; and (iii) the restrictions and conditions on all outstanding Stock Units, Restricted Stock Grants, Stock Bonus Awards and Dividend Equivalents shall immediately lapse.
17.Requirements for Issuance or Transfer of Shares.
No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on the Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Grantee shall have any right as a stockholder with respect to Company Stock covered by a Grant until shares have been issued to the Grantee.
18.Amendment and Termination of the Plan.
(a)Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable laws, or to comply with applicable stock exchange requirements.
(b)Prohibition on Repricing Programs. Other than in connection with an adjustment described above in Section 3(d), the Committee shall not (i) implement any cancellation/regrant program pursuant to which outstanding Options or SARs under the Plan are cancelled and new Options or SARs are granted in replacement with a lower exercise price per share, (ii) cancel outstanding Options or SARs under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per share of Company Stock for consideration payable in cash, equity securities of the Company or in the form of any other award under the Plan, except in connection with a Change of Control transaction or (iii) otherwise directly reduce the exercise price in effect for outstanding Options or SARs under the Plan, without in each such instance obtaining stockholder approval.
(c)Stockholder Re-Approval Requirement. If Stock Units, Restricted Stock Grants or Stock Bonus Awards are to be granted as “qualified performance-based compensation” under Section 11 above, Section 11 must be reapproved by the stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 11, if required by section 162(m) of the Code or the regulations thereunder.

(d)Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of the Original Effective Date (as defined below), unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.
(e)Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 24(c). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 24(c) or may be amended by agreement of the Company and the Grantee consistent with the Plan.
(f)Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials, or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.
19.Funding of the Plan.
This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.
20.Rights of Grantees.
Nothing in this Plan shall entitle any Eligible Participant or other person to any claim or right to be granted a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ or service of the Employer or any other employment or service rights.
21.No Fractional Shares.
No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
22.Headings.
Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.
23.Effective Date of the Plan.
The Plan initially became effective as of July 30, 2013 (the “Original Effective Date”). This amendment and restatement of the Plan is effective as of August 2, 2016, subject to the approval by the Company’s stockholders (the “Restatement Date”). If the Company’s stockholders do not approve this amendment and restatement of the Plan, the Plan, as in effect immediately prior to this amendment and restatement, shall remain in effect in accordance with its terms.
24.Miscellaneous.
(a)Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation, or otherwise, of the business or assets of any corporation, firm, or association, including Grants to employees thereof who become Eligible Participants, or for other proper corporate purposes; or (ii) limit the right of the Committee to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Eligible Participant by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Grants as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Grantee the same economic value as the prior options or rights, as determined by the Committee. Such substitute awards shall not reduce the Plan’s available shares of Company Stock as described above in Section 3(a), consistent with applicable stock exchange requirements, and shall not be limited by the individual limits in Section 3(c).
(b)Company Policies. All Grants under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and any other policies implemented by the Board, as in effect from time to time.
(c)Compliance with Law. The Plan, the exercise of Options, and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, that Grants of “qualified performance-based compensation” comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code. To the extent that any provision that is designed to comply with section 16 of the Exchange Act or the legal requirements of section 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be necessary under section 16 of the Exchange Act or required under section 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation.
(d)Section 409A. The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. All Grants shall be construed and administered such that the Grant either (i) qualifies for an exemption from the requirements of section 409A of the Code or (ii) satisfies the requirements of section 409A of the Code. If a Grant is subject to section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (iii) payments to be made upon a Change of Control shall only be made upon a “change of control event” under section 409A of the Code, (iv) unless the Grant specifies otherwise, each payment shall be treated as a separate payment for purposes of section 409A of the Code, and (v) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code. Any Grant granted under the Plan that is subject to section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Grantee’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within thirty (30) days after the end of the six-month period. If the Grantee dies during such six-month period, any postponed amounts shall be paid within sixty (60) days of the Grantee’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code.
(e)Eligible Participants Subject to Taxation Outside the United States. With respect to Grantees who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.
(f)Governing Law. The validity, construction, interpretation, and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

ANNUAL MEETING OF STOCKHOLDERS OF CSS INDUSTRIES, INC.
AUGUST 2, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CSS INDUSTRIES, INC.

The undersigned hereby appoints Scott A. Beaumont, Robert E. Chappell and Rebecca C. Matthias, and each of them acting singly, proxies of the undersigned stockholder with full power of substitution to each of them, to vote all shares of Common Stock of CSS Industries, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Valley Forge Hotel, 480 North Gulph Road, King of Prussia, Pennsylvania 19406 on Tuesday, August 2, 2016, at 9:30 a.m. (local time) and any adjournments thereof.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder with respect to the Election of Directors and with respect to each of the other Proposals. This Proxy will be voted in the discretion of the holders of this Proxy upon such other matters as may properly come before the annual meeting or any adjournments thereof. If directions are not provided by the undersigned stockholder, this Proxy will be voted as recommended by the Board of Directors with respect to each Proposal.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

Ù PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.Ù

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held August 2, 2016:
The notice, proxy statement and annual report are available at:
http://www.viewproxy.com/CSSIndustries/2016

Please mark votes as in this example ☒

The Board of Directors recommends a vote “FOR” each of the nominees in Proposal 1 and “FOR” each of Proposals 2, 3 and 4.

1. Election of Directors:		2. Approval of the amendment to our 2013 Equity Compensation Plan.
	Nominees:	☐ FOR ☐ AGAINST ☐ ABSTAIN
☐ FOR ALL NOMINEES	01 Scott A. Beaumont	3. Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2017.
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	02 Robert E. Chappell
	03 Elam M. Hitchner, III	☐ FOR ☐ AGAINST ☐ ABSTAIN
☐ FOR ALL EXCEPT (see instructions below)	04 Rebecca C. Matthias	4. Approval, on an advisory basis, of the compensation paid to the Company’s named executive officers for the fiscal year ended March 31, 2016.
05 Christopher J. Munyan
	06 William Rulon-Miller	☐ FOR ☐ AGAINST ☐ ABSTAIN
Instructions: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and circle the name of each nominee for which you wish to withhold authority.

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)	Date _______________________________________________

Signature ___________________________________________

Signature ___________________________________________
(Joint Owners)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐	Please indicate if you plan to attend this meeting ☐		CONTROL NUMBER
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Ù PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.Ù

CONTROL NUMBER
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PROXY VOTING INSTRUCTIONS
Please have your 11-digit control number ready when voting by Internet or Telephone

(
INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet: Go to www.cesvote.com	Vote Your Proxy by Phone Call 1 (888) 693-8683	Vote Your Proxy by Mail:
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.